As filed with the U.S. Securities and Exchange Commission on April 9, 2019

Registration No. 333-210880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

POST-EFFECTIVE AMENDMENT NO. 4

TO THE

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

CIM COMMERCIAL TRUST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Thompson
Chief Executive Officer
CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
(310) 712—6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information set forth in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 9, 2019.

CIM Commercial Trust Corporation

Minimum of 10,000 Units consisting of 10,000 Shares of Series A Preferred Stock and Warrants to Purchase 2,500 Shares of Common Stock

Maximum of 36,000,000 Units consisting of 36,000,000 Shares of Series A Preferred Stock and Warrants to Purchase 9,000,000 Shares of Common Stock

(Liquidation Preference $25 per share of Series A Preferred Stock (subject to adjustment))

We are a publicly traded real estate investment trust, or REIT, primarily focused on acquiring, owning, and operating Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. We are operated by affiliates of CIM Group, L.P., which we refer to as CIM Group. Our wholly-owned subsidiary, CIM Urban Partners, L.P., which we refer to as CIM Urban, is party to an Investment Management Agreement with CIM Capital, LLC (formerly CIM Investment Advisors, LLC), an affiliate of CIM Group, which assigned its duties to its four wholly-owned subsidiaries (CIM Capital Securities Management, LLC, a securities manager, CIM Capital RE Debt Management, LLC, a debt manager, CIM Capital Controlled Company Management, LLC, a controlled company manager, and CIM Capital Real Property Management, LLC, a real property manager), which entities we collectively refer to as the Operator, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, which we refer to as the Administrator, an affiliate of CIM Group, pursuant to which the Administrator agrees to provide or arrange for other service providers to provide administrative services to us and all of our direct and indirect subsidiaries. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities.

This prospectus relates to our offering of up to an aggregate of 36,000,000 shares of our Series A Preferred Stock, $0.001 par value per share, which we refer to as our Series A Preferred Stock, and warrants, which we refer to as the Warrants, to purchase up to 9,000,000 shares of our common stock, $0.001 par value per share, which we refer to as our Common Stock. The Series A Preferred Stock and the Warrants are offered in the form of units, or Units, with each Unit consisting of (i) one share of Series A Preferred Stock with an initial stated value of $25 per share and (ii) one Warrant to purchase 0.25 of a share of Common Stock. Each Warrant is exercisable by the holder at an exercise price equal to a 15% premium to the Applicable NAV (as defined herein). Each Unit is sold at a public offering price of $25 per Unit. As of April 5, 2019, we have issued 3,159,029 Units and received net proceeds of approximately $72,321,000 after commissions, fees and allocated costs.

Units are not issued or certificated. The shares of Series A Preferred Stock and the Warrants are immediately detachable and are issued separately. The Warrants are not exercisable until the first anniversary of the date of issuance and expire on the fifth anniversary of the date of issuance. The Series A Preferred Stock ranks senior to our Series L Preferred Stock, par value $0.001 per share, which we refer to as our Series L Preferred Stock (and, together with the Series A Preferred Stock, our Preferred Stock), and our Common Stock with respect to payment of dividends.  The Series A Preferred Stock ranks on parity with our Series L Preferred Stock, to the extent of the Series L Stated Value (as described herein), and otherwise ranks senior to our Series L Preferred Stock and our Common Stock with respect to distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock have no voting rights.

Our Common Stock is traded on the Nasdaq Global Market, which we refer to as Nasdaq, under the ticker symbol “CMCT,” and the Tel Aviv Stock Exchange, which we refer to as the TASE, under the ticker symbol “CMCT–L.” The last reported sales prices of our Common Stock were $19.28 U.S. dollars, or USD, per share on Nasdaq on April 5, 2019 and 78.80 Israeli new shekels, or ILS, per share on the TASE on April 7, 2019. There is no established trading market for our Series A Preferred Stock or any of the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Preferred Stock or any of the Warrants on any national securities exchange.

We have elected to qualify to be taxed as a REIT for U.S. federal income tax purposes. We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 9 of the prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Maximum Offering
Public offering price	$25.0000	$900,000,000	(1)
Selling commissions(2)(3)	$1.2500	$45,000,000
Dealer manager fee(2)(3)	$0.6875	$24,750,000
Proceeds, before expenses, to us	$23.0625	$830,250,000

(1)       Initial gross proceeds from the sale of the Units. Additional gross proceeds will be received assuming exercise of the Warrants, but that amount is not estimable at this time.

(2)       The maximum selling commissions and the dealer manager fee are equal to 5.0% and 2.75% of aggregate gross proceeds, respectively. Each is payable to our dealer manager. The sales commissions and the dealer manager fee may be reduced or eliminated with regard to Units sold to or for the account of certain categories of purchasers. See “Plan of Distribution.” We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and other expenses as described in the “Plan of Distribution” section of this prospectus and such non-cash compensation for this offering will not exceed 10% of the aggregate gross proceeds of this offering.

(3)       We expect our dealer manager to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, which we refer to as participating broker-dealers, to sell our Units. Our dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, our dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

The dealer manager of this offering is International Assets Advisory, LLC, or IAA. The dealer manager is not required to sell any specific number or dollar amount of Units, but will use its “reasonable best efforts” to sell the Units offered. The minimum permitted purchase is generally $10,000, but purchases of less than $10,000 may be made in the discretion of the dealer manager. We may sell a maximum of 36,000,000 Units in this offering prior to June 28, 2019 pursuant to this registration statement, or we may terminate this offering at any time or may offer Units pursuant to a new registration statement.

We sell Units primarily through Depository Trust Company, or DTC, settlement, or DTC settlement; or under special circumstances and at the Company’s sole discretion, through Direct Registration System settlement, or DRS Settlement. See the section entitled “Plan of Distribution” in this prospectus for a description of these settlement methods.

INTERNATIONAL ASSETS ADVISORY, LLC

as Dealer Manager

The date of this prospectus is           , 2019

ABOUT THIS PROSPECTUS

This prospectus, filed with the Securities and Exchange Commission, or the SEC, as part of Post-Effective Amendment No. 4 on Form S-11, updates and supersedes in its entirety the prospectus filed with the SEC on March 20, 2018, as part of Post-Effective Amendment No. 3 on Form S-11 and all supplements thereto.

You should rely only on the information contained in or incorporated by reference into this prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any supplement hereto. If anyone provides you with different or inconsistent language, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire document carefully, as well as the “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2018.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.  To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern.  Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, “CIM Commercial,” the “Company,” “our company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, which we refer to as the SEC, allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 18, 2019;

•                  the Company’s Current Reports on Form 8-K filed on January 22, 2019, March 7, 2019, March 18, 2019 and March 29, 2019; and

•                  the Company’s Information Statement on Schedule 14C, filed on January 9, 2019.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to CIM Commercial, Attn: Stockholder Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

CIM Commercial Trust Corporation

Company Overview

CIM Commercial is a Maryland corporation and REIT that was originally incorporated in 1993 as PMC Commercial Trust. Our charter and bylaws were amended to their current forms on November 15, 2017 and April 28, 2014, respectively.

Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our wholly-owned subsidiary, CIM Urban, is party to an investment management agreement, dated as of December 10, 2015, which we refer to as the Investment Management Agreement, with the Operator, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a Master Services Agreement, dated as of March 11, 2014, which we refer to as the Master Services Agreement, with the Administrator, pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administration services to us.

As of December 31, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of December 31, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 93.2% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had revenue per available room, or RevPAR, of $129.73 for the year ended December 31, 2018.

We have elected to be taxed as a REIT under the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.  To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders.  We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and will not be able to qualify as a REIT for four subsequent taxable years.  In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” Our Series L Preferred Stock is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Overview and History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has owned and operated approximately $30.6 billion of Assets Owned and Operated(1) across its vehicles as of December 31, 2018.  CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona. CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

(1)         Assets Owned and Operated, or AOO, represents the aggregate assets owned and operated by CIM Group on behalf of partners (including where CIM Group contributes alongside for its own account) and co-investors, whether or not CIM Group has discretion, in each case without duplication. AOO includes total gross assets at fair value, with real assets presented on the basis described in “Book Value” below and operating companies presented at gross assets less debt, as of the Report Date (as defined below) (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments. AOO also includes the $0.3 billion of AOO attributable to CIM Compass Latin America, or CCLA, which is 50% owned and jointly operated by CIM Group. AOO for CMMT Partners, L.P., or CMMT, (which represents assets under management), a perpetual-life real estate debt fund, is $0.7 billion as of the Report Date. “Report Date” is defined to mean as of December 31, 2018. Book Value, for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of the Report Date prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset’s third-party appraised value as of the Report Date, but in the case of CIM Group’s Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Equity Owned and Operated, or EOO, representing the NAV (as defined below) before incentive fee allocation, plus binding unfunded commitments, is $17.8 billion as of the Report Date, inclusive of $0.3 billion of EOO attributable to CCLA (as described above) and $0.7 billion of EOO for CMMT (which represents equity under management). For calculating the Book Value for CIM REIT, the underlying assets of CMCT are assumed to be liquidated based upon the third-party appraised value. CIM does not view the price of CMCT’s publicly-traded shares to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 10% of the outstanding shares of CMCT and are thinly-traded. Net Asset Value, or NAV, represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance.

Principles

As described in “Business Objectives and Growth Strategies” and “Competitive Advantages” in the “Our Business and Properties” section of this prospectus, the community qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on metropolitan communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•                  Product Non-Specific:  CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its strategy effectively. Successful acquisitions require selecting the right markets coupled with providing the right product. CIM Group’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in metropolitan markets which requires a diversified platform to successfully execute.

•                  Community-Based Tenanting:  CIM Group’s strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM Group believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•                  Local Market Leadership with North American Footprint:  CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 122 qualified communities, which we refer to as Qualified Communities. Thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards. CIM Group does not need to acquire assets in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

•                  Deploying Capital Across the Capital Stack:  CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock

Asset Sale. In December 2018, the Company obtained the approval of our principal stockholder, which as of the relevant record date owned 95.1% of the issued and outstanding shares of Common Stock, for the sale of properties specified in the Information Statement on Schedule 14C, filed by the Company with the SEC on January 9, 2019, so long as the aggregate net proceeds from the sale(s) (excluding any property-level cash or restricted cash but after giving effect to any adjustments to the sale price of each property as any authorized officer of the Company determines customary or appropriate in these circumstances, including the settlement of any related property-level assets and liabilities, repayment, assumption, or defeasance of any related mortgage and the costs associated with such repayment, assumption or defeasance, and the costs and expenses incurred in connection with the sale(s)) are not less than 90% of the aggregate net asset value of the properties (determined as of September 30, 2018 on a fair value basis) that are sold, which sales we refer to as, collectively, the Asset Sale.

The aggregate net proceeds from the sales of six properties sold to date as part of the Asset Sale exceeds 90% of the aggregate net asset value of such properties (determined as of September 30, 2018 on a fair value basis). The Company has entered into a purchase and sale agreement with an unrelated third party for the sale of a property; the Company expects the closing of the sale transaction to occur during the second quarter of 2019. Further, the Company has been marketing additional properties for sale as part of the Asset Sale, though there can be no assurance that such properties will be sold or that the Company will continue to market such properties for sale as part of the Asset Sale.

The Asset Sale represents the first part of a broader plan of the Company with the purpose of, among other things, unlocking embedded value in its portfolio, enhancing growth prospects and improving the trading liquidity of its Common Stock, which we refer to as the “Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock.” Other than the Asset Sale, the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock is expected to involve the Debt Repayment (as defined below), the Return of Capital Event (as defined below) and the CIM REIT Liquidation (as defined below). Other than the Asset Sale, there can be no guarantee that any of the transactions involved in the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock will occur or, if any or all of them occur, that they will occur in the form currently contemplated. Please refer to “Special Note Regarding Forward-Looking Statements” in this prospectus.

Repayment of Certain Indebtedness. We have used and may use a portion of our unrestricted cash and net proceeds from the Asset Sale to repay balances on certain of the Company’s indebtedness, which we refer to as the Debt Repayment.

Return of Capital to Holders of Common Stock.  The Company intends to use the net proceeds from the Asset Sale (other than to the extent used for the Debt Repayment) and a portion of our unrestricted cash balances and or funds from our revolving credit facility, to return capital to holders of our Common Stock for consideration approximating our net asset value, which we refer to as NAV, per share of Common Stock, after certain adjustments, in one or more transactions, which may take the form of a special dividend, private repurchase or tender offer, which we refer to collectively as the Return of Capital Event.

CIM REIT Liquidation.  As of April 5, 2019, CIM Urban REIT, LLC, a fund operated by affiliates of CIM Group, which we refer to as CIM REIT, beneficially owned 89.7% of our outstanding Common Stock.  CIM Group has announced that, if the Return of Capital Event occurs, CIM Group intends to liquidate CIM REIT by distributing to its members, consisting of 26 institutional investors, all shares of our Common Stock then held by CIM REIT, which we refer to as the CIM REIT Liquidation.  We expect that such distribution, if it occurs, will increase our public float significantly (from approximately 9% as of April 5, 2019), which is expected to improve trading volume over time and make our Common Stock eligible for inclusion in several indices.

Preferred Stock. The Company believes that there will be more clarity to the makeup of the Company’s portfolio, the aggregate sale price in any asset sales and the trading price of the Company’s common stock relative to its NAV following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, if it is consummated. The Company has met and consulted with certain holders of our preferred stock, $0.001 par value per share, which we refer to as our Preferred Stock, as it considers such engagement to be important and expects to continue to provide updates at significant milestones during the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock. Following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, the Company intends to finalize any alternatives for its preferred stockholders with terms that the Company believes such holders will then find satisfactory.

The Offering

Issuer	CIM Commercial Trust Corporation.

Preferred Stock Offered by Us	Up to 36,000,000 shares of Series A Preferred Stock is offered as part of the Units through our dealer manager in this offering on a reasonable best efforts basis. As of

April 5, 2019, we have issued 3,159,029 shares of Series A Preferred Stock in this offering.

Ranking. The Series A Preferred Stock ranks senior to our Series L Preferred Stock and our Common Stock with respect to payment of dividends. The Series A Preferred Stock ranks on parity with our Series L Preferred Stock, to the extent of the stated value of the Series L Preferred Stock, which is presently $28.37 (subject to adjustment) and which we refer to as the Series L Stated Value, and otherwise ranks senior to our Series L Preferred Stock and our Common Stock with respect to distribution of amounts upon liquidation, dissolution or winding up.

Stated Value. Each share of Series A Preferred Stock has an initial “Series A Stated Value” of $25, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock, which we refer to as the Series A Articles Supplementary.

Dividends. Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our board of directors, which we refer to as our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Series A Stated Value. Dividends are payable on the 15th day of the month following the quarter for which the dividend was declared, or, if such date is not a business day, on the first business day thereafter. We expect to pay dividends quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.

Dividends accrue and are paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock accrue and are cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid with respect to a given share, from the date of issuance. Dividends on the Series A Preferred Stock accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series A Preferred Stock do not bear interest.

Redemption at the Option of a Holder. Beginning on the date of original issuance of any given shares of Series A Preferred Stock until but excluding the second anniversary of the date of original issuance of such shares, the holder has the right to require the Company to redeem such shares at a redemption price equal to the Series A Stated Value, initially $25 per share, less a 13% redemption fee, plus any accrued but unpaid dividends.

Beginning on the second anniversary of the date of original issuance of any given shares of Series A Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder has the right to require the Company to redeem such shares at a redemption price equal to the Series A Stated Value, initially $25 per share, less a 10% redemption fee, plus any accrued but unpaid dividends.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares has the right to require the Company to redeem such shares at a redemption price equal to 100% of the Series A Stated Value, initially $25 per share, plus any accrued and unpaid dividends.

In addition, subject to restrictions, beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will redeem such shares of a holder who is a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Series A Stated Value, initially $25 per share, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption.

If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

If the Company elects to pay the redemption price in shares of Common Stock, the Company shall cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

Limitation on Obligation to Redeem. Our obligation to redeem any of the shares of Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Optional Redemption by the Company. From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we have the right (but not the obligation) to redeem such shares at 100% of the Series A Stated Value, initially $25 per share, plus any accrued but unpaid dividends. If we choose to redeem any shares of Series A Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to our shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series A Stated Value per share, plus accrued but unpaid dividends.

Voting Rights. The Series A Preferred Stock has no voting rights.

Warrants Offered by Us

Warrants to purchase up to an aggregate of 9,000,000 shares of Common Stock are offered as a part of the Units through our dealer manager in this offering on a reasonable best efforts basis. As of April 5, 2019, we have issued 3,159,029 Warrants to purchase up to 789,757 shares of Common Stock in this offering.

Warrants are exercisable beginning on the first anniversary of the date of original issuance until and including the fifth anniversary of the date of such issuance.

The initial exercise price of a Warrant is equal to a 15% premium to the Applicable NAV. As used herein, the “Applicable NAV” means the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant. The Applicable NAV, as most recently published by the Company, is currently $23.96 per share of Common Stock as of December 31, 2017, as set forth in “Estimated Net Asset Value” in this prospectus.

The Company will determine the Applicable NAV on an annual basis or more frequently if, in the Company’s discretion, significant developments warrant. The Company’s determination of the Applicable NAV is final and binding.

If upon any exercise of any Warrant a registration statement covering the sale of the Common Stock issuable upon exercise of a Warrant is not effective and an exemption from such registration is not available, the holder of such Warrant may only satisfy its obligation to pay the exercise price through a “cashless exercise.”

Estimated Use of Proceeds

Assuming the maximum offering, we estimate that we will receive net proceeds from the sale of the Units in this offering of approximately $823,869,370 after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us of approximately $76,130,630. As of April 5, 2019, we have issued 3,159,029 Units and received net proceeds of approximately $72,321,000 after commissions, fees and allocated costs.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions and additional investments consistent with our investment strategies. See the section entitled “Estimated Use of Proceeds” in this prospectus.

Listing

Our Common Stock is listed on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the symbol “CMCT–L.” There is no established public trading market for the offered shares of Series A Preferred Stock or the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Preferred Stock or the Warrants on any national securities exchange.

Risk Factors	An investment in our securities involves risks. Please read “Risk Factors” beginning on page 9 of this prospectus.

Capital Structure

The Series A Preferred Stock ranks senior to our Series L Preferred Stock and our Common Stock with respect to payment of dividends.  Our Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except with respect to and only to the extent of the Initial Dividend.  The “Initial Dividend” for a given fiscal year is a minimum annual amount, in USD, that is announced by us at the end of the prior fiscal year; provided that we are under no obligation to pay any portion of the Initial Dividend unless and until our Board of Directors authorizes and we declare any such distribution on our Common Stock.  On December 21, 2018, our Board of Directors announced an Initial Dividend for fiscal year 2019 in the amount of $21,897,536, of which, as of April 5, 2019, $5,474,000 has been declared by us and paid to holders of Common Stock.

With respect to distribution of amounts upon liquidation, dissolution or winding up, the Series A Preferred Stock ranks on parity with our Series L Preferred Stock, to the extent of the Series L Stated Value, and otherwise ranks senior to our Series L Preferred Stock and our Common Stock with respect to distribution of amounts upon liquidation, dissolution or winding up.  Our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, senior to our Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to our Common Stock with respect to any accrued and unpaid Series L Preferred Distributions, which reflect the cumulative cash distributions on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Stated Value, which rate is subject to temporary increase by 1.0% per year, up to a maximum rate of 8.5%, if the Company fails to timely declare or pay such Series L Preferred Distributions.

Covered Security

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended, or the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange, such as Nasdaq. Our Series A Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration.

Although the Warrants are not “covered securities,” most states include an exemption from the securities registration requirement for warrants that are exercisable for a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered under the securities regulations of such states in order to sell the Warrants in these states.

There are several advantages to both issuers and investors of a security being deemed a covered security. These include:

•                  More Investors — Covered securities can be purchased by a broader range of investors than non-covered securities can. Non-covered securities are subject to suitability requirements that vary from state to state. These so-called “Blue Sky” regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved in other states.

•                  Issuance Costs — Covered securities may have lower issuance costs since they avoid the expense of compliance with the various regulations of each of the 50 states and Washington, D.C. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. All investors of the issuer would benefit from any lower issuance costs that may be achieved.

There are several disadvantages to investors of a security being deemed a covered security. These include:

•                  Lack of Suitability Standards — As there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors that may not be suitable to purchase the securities.

•                  No State Review — Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully read and consider the following risk factors and all other information contained in this prospectus or in the documents incorporated by reference before making a decision to purchase our securities. These factors could have a material impact on our asset valuations, results of operations or financial condition and could also impair our ability to maintain dividend distributions at current or anticipated levels. The risk factors summarized below are categorized as follows: (i) Risks Related to this Offering, (ii) Risks Related to Our Business, (iii) Risks Related to Real Estate Assets, (iv) Risks Related to Our Lending Operations, (v) U.S. Federal Income and Other Tax Risks, (vi) Risks Related to Our Corporate Structure, (vii) Risks Related to Conflicts of Interest and (viii) Risks Related to Debt Financing. However, these categories do overlap and should not be considered exclusive.

Risks Related to This Offering

There is no public market for our Series A Preferred Stock or Warrants and we do not expect one to develop.

There is no public market for our Series A Preferred Stock or Warrants offered in this offering, and we currently have no plan to list these securities on a securities exchange or to include these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Series A Preferred Stock or Warrants promptly or at all. Furthermore, the Warrants will expire on the fifth anniversary of the date of issuance. If you are able to sell the Series A Preferred Stock or Warrants, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Units only as a long-term investment.

The Series A Preferred Stock has not been rated.

We will not obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price and or liquidity of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series A Preferred Stock, which could adversely impact the market price and or liquidity of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price and or liquidity of the Series A Preferred Stock. It is also likely that the Series A Preferred Stock will never be rated.

Holders of our Series A Preferred Stock have no voting rights with respect to such shares.

The terms of our Series A Preferred Stock and Warrants do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights. Unless and until a holder of our Series A Preferred Stock or Warrants acquires shares of our Common Stock upon the redemption of such shares, such holder will have no rights with respect to the shares of our Common Stock issuable upon redemption of our Series A Preferred Stock or exercise of our Warrants. If, at our discretion, a holder of our Series A Preferred Stock is issued shares of our Common Stock upon redemption, such holder will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the effective date of redemption.

The terms of our Series A Preferred Stock do not contain any financial covenants.

The terms of our Series A Preferred Stock do not contain any financial covenants such as limitations on indebtedness and distributions. The Series A Preferred Stock is subordinate to all of our existing and future debt and liabilities. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders or make redemptions in the event of a default under such debt agreements or other circumstances. In addition, (i) while the Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions upon liquidation, dissolution or winding up, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of dividends on shares of our Series A Preferred Stock and (ii) while the Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except to the extent of the Initial Dividend, and amounts payable upon our liquidation, dissolution or winding up, to the extent of the Series L Stated Value, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of the Series L Preferred Distribution and dividends on shares of our Series A Preferred Stock. Further, the terms of our Series A Preferred Stock do not restrict our ability to repurchase shares of our Common Stock. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Series A Preferred Stock in cash (if we so choose).

We will be required to terminate this offering if our Common Stock is no longer listed on Nasdaq or another national securities exchange.

The Series A Preferred Stock is a “covered security” and therefore is not subject to registration under the state securities, or Blue Sky, regulations in the various states in which it may be sold due to its seniority to our Common Stock, which is listed on Nasdaq. If our Common Stock is no longer listed on Nasdaq or another appropriate exchange, we will be required to register this offering in any state in which we subsequently offer the Units. This would require the termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold.

Although the Warrants are not “covered securities,” most states include an exemption from securities registration for warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered under the securities regulations of such states in order to sell the Warrants in these states.

Shares of Series A Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock in all respects and ranks junior to the Series L Preferred Stock with respect to distributions, except to the extent of the Initial Dividend, and upon liquidation, to the extent of the Series L Stated Value.

A holder of shares of Series A Preferred Stock may require us to redeem such shares in exchange for a redemption price payable, in our sole discretion, in cash or, from and after the first anniversary of the date of original issuance of such shares, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

The rights of the holders of shares of our Common Stock as to distributions rank junior to the rights of the holders of shares of our Series A Preferred Stock and, except to the extent of the Initial Dividend, our Series L Preferred Stock.  Unless full cumulative dividends on shares of our Series A Preferred Stock and Series L Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

The rights of the holders of shares of our Common Stock upon any voluntary or involuntary liquidation, dissolution or winding up of our Company also rank junior to the rights of the holders of Series A Preferred Stock and, to the extent of the Series L Stated Value, holders of Series L Preferred Stock.  However, holders of our Common Stock are entitled to receive an amount equal to the amount of any unpaid Initial Dividend prior to our payment to holders of our Series L Preferred Stock of any accrued and unpaid Series L Preferred Distribution.

We have the option to redeem your shares of Series A Preferred Stock under certain circumstances without your consent.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right (but not the obligation) to redeem such shares at 100% of the Series A Stated Value, initially $25 per share, plus any accrued but unpaid dividends. We have the right, at our option and in our sole discretion, to pay the redemption price of our Series A Preferred Stock in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. See “Shares of Series A Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock with respect to dividends and upon liquidation” above.

Our NAV is an estimate of the fair value of our properties and real estate-related assets and may not necessarily reflect realizable value.

The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. Neither the Financial Industry Regulatory Authority, which we refer to as FINRA, nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that is significantly different from our estimated NAV.

Our estimated NAV, as determined by us from time to time, is calculated by relying in part on appraisals of our real estate assets and the assets of our lending segment. However, valuations of these assets do not necessarily represent the price at which a willing buyer would purchase such assets; therefore, there can be no assurance that we would realize the values underlying our estimated NAVs if we were to sell our assets and distribute the net proceeds to our stockholders. The values of our assets and liabilities, and therefore our NAV, are likely to fluctuate over time based on changes in value, investment activities, capital activities, indebtedness levels, and other various activities.

We may issue shares of our Common Stock at prices below the then-current NAV per share of our Common Stock, which could materially reduce our NAV per share of our Common Stock.

Any sale or other issuance of shares of our Common Stock by us at a price below the then-current NAV per share will result in an immediate reduction of our NAV per share. This reduction would occur as a result of a proportionately greater decrease in a stockholder’s interest in our earnings and assets than the increase in our assets resulting from such issuance. For example, if we issue a number of shares of Common Stock equal to 5% of our then-outstanding shares at a 2% discount from NAV, a holder of our Common Stock who does not participate in that offering to the extent of its proportionate interest in the Company will suffer NAV dilution of up to 0.1%, or $1 per $1,000 of NAV. Because the number of future shares of our Common Stock that may be issued below our NAV per share and the price and timing of such issuances are not currently known, we cannot predict the resulting reduction in our NAV per share of any such issuance.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our Board of Directors will determine the amount and timing of distributions on our Series A Preferred Stock and Common Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the Maryland General Corporation Law, which we refer to as the MGCL, and any applicable contractual restrictions. We cannot assure you that we will be able to consistently generate sufficient available cash flow to fund distributions on our Series A Preferred Stock and Common Stock, nor can we assure you that sufficient cash will be available to make distributions on our Series A Preferred Stock and Common Stock (in each case, even to the extent of the Initial Dividend). While holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Series A Stated Value, we cannot predict with certainty the timing of such distributions and we may be unable to pay or maintain such distributions over time.

In connection with the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, the Company is reevaluating its dividend policy. There can be no assurance that the timing or amounts of future dividends declared by our Board of Directors will not differ materially from historical levels.

We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions to our stockholders and the value of our securities.

We could suffer from delays in deploying capital, particularly if the capital we raise in this offering outpaces our Operator’s ability to identify acquisitions and or close on them. Such delays, which may be caused by a number of factors, including competition in the market for the same real estate opportunities, may adversely affect our ability to pay distributions to our stockholders and or the value of their overall returns on investment in our securities.

Your percentage of ownership may become diluted if we issue new shares of Common Stock or other securities, and issuances of additional Preferred Stock or other securities by us may further subordinate the rights of the holders of our Series A Preferred Stock and Common Stock (which you may become upon receipt of redemption payments in shares of our Common Stock or exercise of any of your Warrants into Common Stock).

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of our Common Stock or to raise capital through the issuance of shares of preferred stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

We may make redemption payments under the terms of our Series A Preferred Stock and Series L Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares of our Common Stock to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The existence of our Series A Preferred Stock and Series L Preferred Stock may encourage short selling by market participants because the possibility that redemption payments will be made in shares of our Common Stock could depress the market price of shares of our Common Stock. Further, any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to our Series A Preferred Stock and our Series L Preferred Stock and equity or debt securities convertible into preferred stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers, and rights senior to the rights of holders of our Common Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over our Common Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

No stockholders have rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our assets, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Common Stock, if any.

Our ability to redeem shares of Series A Preferred Stock or to pay distributions on our Series A Preferred Stock or Common Stock may be limited by Maryland law.

Under Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which the distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time when a redemption of our Series A Preferred Stock or distribution on our Common Stock or Series A Preferred Stock is required to be made, the Company may not be able to effect such redemption or distribution.

The transfer and ownership restrictions applicable to our securities may impair the ability of stockholders to receive shares of our Common Stock upon exercise of the Warrants and, if the Company elects to pay the redemption price in shares of Common Stock, upon redemption of the Series A Preferred Stock.

Our charter contains restrictions on ownership and transfer of the Preferred Stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.” Additionally, the Warrant Agreement provides that Warrants may not be exercised to the extent such exercise would result in the holder’s beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of our outstanding shares of capital stock. These restrictions may impair the ability of stockholders to receive shares of our Common Stock upon exercise of the Warrants and, if the Company elects to pay the redemption price in shares of Common Stock, upon redemption of the Series A Preferred Stock.

Holders of our securities are subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in our Common Stock and Preferred Stock, or the income from that investment, will be worth less in the future. As inflation occurs, the real value of our Common Stock and Preferred Stock and distributions payable on such shares may decline because the rate of distribution will remain the same.

If market interest rates go up, prospective purchasers of shares of our Common Stock or Preferred Stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions, and higher interest rates will not change the distribution rate on the Preferred Stock. Thus, higher market interest rates could cause the market price of our Common Stock and Preferred Stock to decline.

Holders of our securities may be required to recognize taxable income in excess of any cash or other distributions received from us, and non-U.S. stockholders could be subject to withholding tax on such amounts.

The Warrant Agreement provides that adjustments may be made to the exercise price or the number of shares of Common Stock issuable upon exercise of the Warrants. In certain cases, such an adjustment could result in the recognition of a taxable dividend to holders of Common Stock, Series A Preferred Stock or Warrants even if such holders do not receive any cash or other distribution from us.

Additionally, as discussed in “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Stockholders—Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant,” holders of Series A Preferred Stock may be required to accrue income in respect of a “redemption premium,” depending on the allocation of the purchase price for the Units as between the Series A Preferred Stock and the Warrants.

Non-U.S. Stockholders could also be subject to withholding tax in these cases, as described in “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—Non-U.S. Stockholders.”

Holders should consult their tax advisors with respect to the possibility of having to recognize income or the possibility of withholding when no actual distribution is made.

If a Warrant is exercised through a “cashless exercise,” the holder of the warrant may recognize gain or loss.

The Warrant Agreement provides that, in certain cases, a holder may be required to satisfy its obligation to pay the exercise price through a “cashless exercise.” Upon such a cashless exercise, the holder may recognize taxable gain or loss, as discussed in “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Stockholders—Exercise of the Warrants.”

The exercise price of our Series A Preferred Warrants is established based on the Applicable NAV (as defined below), and the Applicable NAV may not be indicative of the price at which the shares of Common Stock for which the Series A Preferred Warrants may be exercised would trade.

The exercise price of our Series A Preferred Warrants is based upon the Applicable NAV, or the fair market NAV of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Preferred Warrant. The Company determines the Applicable NAV on an annual basis or more frequently if, in the Company’s discretion, significant developments warrant. The Company’s determination of the Applicable NAV is final and binding. The valuation methodologies underlying our NAVs will involve subjective judgments. See “Estimated Net Asset Value” in this prospectus. Valuations of real properties do not necessarily represent the price at which a willing buyer would purchase our properties; therefore, there can be no assurance that we would realize the values underlying our estimated NAVs if we were to sell our assets and distribute the net proceeds to our stockholders. The values of our assets and liabilities are likely to fluctuate over time. The exercise price for Series A Preferred Warrants may not be indicative of the price at which the shares of Common Stock for which the Series A Preferred Warrants may be exercised would trade or of the proceeds that a stockholder would receive if we were liquidated or dissolved or of the value of our portfolio at the time holders would be able to dispose of their shares.

Shares of Common Stock issuable upon exercise of a Warrant have not been registered under the Securities Act.

If, upon any exercise of a Warrant, a registration statement covering the sale of the Common Stock issuable upon exercise of a Warrant is not effective and an exemption from such registration is not available, the holder of such Warrant may only satisfy its obligation to pay the exercise price through a “cashless exercise.” We have no obligation to file a registration statement to register the shares of Common Stock underlying any Warrants.

There are certain disadvantages to investors because the Units consisting of our Series A Preferred Stock and Warrants are deemed a covered security.

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended.  Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration.  A non-traded security also can be covered security if it has a seniority greater than or equal other securities from the same issuer that are listed on a national exchange, such as Nasdaq.  Our Series A Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration.  Although the Warrants are not “covered securities,” almost every state includes an exemption for warrants that are exercisable into a listed security.

There are several disadvantages to investors of a security being deemed a covered security.  These include:

•                  Lack of Suitability Standards — Since there are no specific economic investor eligibility requirements for the purchase of our Units, there is no prohibition on the sale of the securities to certain investors, based on net worth or income as imposed by NASAA guidelines or applicable state blue sky laws.

•                  No State Review — Investors will not receive an additional level of review and possible protection affordable by the various state regulators.

Future sales of our shares of Common Stock may cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Urban Partners II, LLC, an affiliate of CIM Group, which we refer to as Urban II, is entitled to registration rights, subject to certain limitations, with respect to our securities pursuant to the Registration Rights and Lockup Agreement dated March 11, 2014 between us and Urban II, which we refer to as the Registration Rights and Lockup Agreement.  Urban II is entitled to require us, on up to eight occasions, to register under the Securities Act, our shares of Common Stock it received in connection with the merger between PMC Commercial Trust and CIM REIT that was completed on March 11, 2014, which we refer to as the Merger. We have registered 19,500,000 shares of our Common Stock on behalf of Urban II under the Registration Rights and Lockup Agreement.

As described in “Our Business and Properties—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this prospectus, CIM Group has announced that, if the Return of Capital Event occurs, CIM Group intends to liquidate CIM REIT by distributing to members of CIM REIT all shares of our Common Stock then held by CIM REIT. Such members of CIM REIT may decide to sell the shares of our Common Stock received by them in the CIM REIT Liquidation. While the CIM REIT Liquidation would increase our public float, which we expect would improve trading volume over time and make our Common Stock eligible for inclusion in several indices, a large volume of sales of shares of our Common Stock could decrease the prevailing market price of shares of our Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of shares of our Common Stock do not occur, the mere perception of the possibility of these sales could depress the market price of shares of our Common Stock and have a negative effect on our ability to raise capital in the future.

Changes in market conditions could adversely affect the market price of our Common Stock.

The market value of our Common Stock, as with other publicly traded equity securities, will depend on various market conditions, which may change from time to time. In addition to the economic environment and future volatility in the securities and credit markets in general, the market conditions described in the risk factor “We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions” may affect the value of our Common Stock. In addition, increases in market interest rates may lead investors to demand a higher annual yield from our distributions in relation to the price of our securities.

The market value of our Common Stock is based, among other things, upon the market’s perception of our growth potential and our current and potential future earnings and cash dividends and our capital structure. Consequently, our Common Stock may trade at prices that are higher or lower than our NAV per share of Common Stock. If our future earnings or cash distributions are less than expected, the market prices of our Common Stock could decline.

The limited trading market for our Common Stock subjects our share price to greater volatility and, as a result, a holder of our Common Stock may not be able to resell his or her shares at or above the price at which such shares were acquired.

Although our Common Stock is listed for trading on Nasdaq and the TASE, the volume of trading in our Common Stock has been lower than many other companies listed on these exchanges because, as of April 5, 2019, approximately 90.9% of our Common Stock is owned by Urban II, other affiliates of CIM Group and our executive officers and directors. A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Limited trading volume may subject our Common Stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

The listing of our Common Stock on more than one stock exchange may result in price variations that could adversely affect liquidity of the market for our Common Stock.

Our Common Stock is listed on Nasdaq and the TASE. The dual-listing of our Common Stock may result in price variations of our Common Stock between the two exchanges due to a number of factors. First, trading in our securities on these markets takes place in different currencies (USD on Nasdaq and ILS on the TASE). In addition, the exchanges are open for trade at different times of the day and on different days. For example, Nasdaq opens generally during U.S. business hours, Monday through Friday, while the TASE opens generally during Israeli business hours, Sunday through Thursday. The two exchanges also observe different public holidays. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result in different trading prices for our Common Stock on the two exchanges. Any decrease in the trading price of our Common Stock in one market could cause a decrease in the trading price of such security on the other market.

The dual-listing may adversely affect liquidity and trading prices for our Common Stock on one or both of the exchanges as a result of circumstances that may be outside of our control. For example, transfers by holders of our Common Stock from trading on one exchange to the other could result in increases or decreases in liquidity and or trading prices on either or both of the exchanges. In addition, holders could seek to sell or buy our Common Stock to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the prices of and volumes of our Common Stock available for trading on either exchange.

The existing mechanism for the dual listing of securities on Nasdaq and the TASE may be eliminated or otherwise altered such that we may be subject to additional regulatory burden and additional costs.

The existing Israeli regulatory regime provides a mechanism for the dual listing of securities traded on Nasdaq and the TASE that does not impose any significant regulatory burden or significant costs on us.  If this dual listing regime is eliminated or otherwise altered such that we are unable or unwilling to comply with the regulatory requirements, we may incur additional costs and we may consider delisting of our Common Stock from the TASE.

Risks Related to Our Business

We may be unable to pay or maintain cash distributions or increase distributions to stockholders over time.

Several factors may affect the availability and timing of cash distributions to our stockholders. Distributions are based primarily on anticipated cash flow from operations over time. The amount of cash available for distributions is affected by many factors, including the performance of our existing assets, including the selection of tenants and the amount of rental income, our operating expense levels, opportunities for acquisition identified by our Operator, the availability of financing arrangements as well as many other variables. We may not always be in a position to pay distributions to our stockholders and the amount of any distributions we do make may not increase over time. In addition, our actual results may differ significantly from the assumptions used by our Board of Directors in establishing our distribution policy. There also is a risk that we may not have sufficient cash flow from operations to fund distributions required to qualify as a REIT or maintain our REIT status.

We have paid, and may in the future pay, some or all of our distributions to stockholders from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our Common Stock.

To the extent that cash flow from operations has been or is insufficient to fully cover our distributions to our stockholders, we have paid, and may in the future pay, some or all of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for acquisitions and operations or cause us to incur additional interest expense as a result of borrowed funds. This may negatively impact the price of our Common Stock.

Distributions at any point in time may not reflect the current performance of our properties or our current operating cash flow.

We may make distributions from any source, including the sources described in the risk factor above. Because the amount we pay in distributions may exceed our earnings and our cash flow from operations, distributions may not reflect the current performance of our properties or our current operating cash flow.

Our future success depends on the performance of the Administrator and the Operator, their respective key personnel and their access to the investment professionals of CIM Group. We may not find suitable replacements if such key personnel or investment professionals leave the employment of the Administrator, the Operator or other applicable affiliates of CIM Group or if such key personnel or investment professionals otherwise become unavailable to us.

We rely on the Administrator to provide management and administration services to us, and CIM Urban relies completely on the Operator to provide CIM Urban with certain services.

Our executive officers also serve as officers or employees of the Administrator and or the Operator or other applicable affiliates of CIM Group. The Administrator and the Operator have significant discretion as to the implementation of acquisitions and operating policies and strategies on behalf of us and CIM Urban. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of the Administrator, the Operator and the other applicable affiliates of CIM Group. The departure of any of these officers or key personnel could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We also depend on access to, and the diligence, skill and network of, business contacts of the professionals within CIM Group and the information and deal flow generated by its investment professionals in the course of their acquisitions and onsite property management and leasing activities. The departure of any of these individuals, or of a significant number of the investment professionals or principals of CIM Group, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. We cannot guarantee that we will continue to have access to CIM Group’s investment professionals or its information and deal flow.

Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry commercial liability, special form/all risk and business interruption insurance on all of the properties in our portfolio. In addition, we carry directors’ and officers’ insurance. While we select policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage, and industry practice, there can be no assurance that we will not experience a loss that is uninsured or that exceeds policy limits.

Our business operations in California, Texas and the District of Columbia are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, wind, blizzards, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties, by aggregate net operating income and square feet, in California and the District of Columbia. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. We carry earthquake insurance on our properties in California in an amount and with deductibles and limitations that we deem to be appropriate.  However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes in California. Furthermore, we may not carry insurance for certain losses, such as those caused by war or certain environmental conditions, such as mold or asbestos.

As a result of the factors described above, we may not have sufficient coverage against all losses that we may experience for any reason.

If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital deployed in the damaged properties as well as the anticipated future cash flows from those properties.  Further, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable. In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements. Any of the factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and or damage to our business relationships, all of which could negatively impact our financial results.

We face cybersecurity risks and risks associated with security breaches or disruptions, such as cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, social engineering and phishing schemes or persons inside our organization, the Operator and or Administrator. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusions, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The occurrence of a cyber incident may result in disrupted operations, misstated or unreliable financial data, misappropriation of assets, compromise or corruption of confidential information collected in the course of conducting our business, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, regulatory enforcement, damage to our tenant and stockholder relationships, material harm to our financial condition, cash flows and the market price of our securities or other adverse effects. Our Operator’s and Administrator’s IT networks and related systems are essential to the operations of our business and our ability to perform day-to-day operations (including managing our building systems). Our Operator and Administrator have implemented processes, procedures and internal controls to help mitigate cyber incidents, but these measures do not guarantee that a cyber incident involving our Operator or Administrator will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cyber incident involving our Operator’s or Administrator’s IT networks and related systems could materially adversely impact our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our Operator, Administrator and their respective affiliates, in the course of providing onsite property management, leasing, accounting and or services to us, collect and retain certain personal information provided by our tenants and vendors.  Our Operator, Administrator and their respective affiliates rely on computer systems to process transactions and manage our business. We can provide no assurance that the data security measures designed to protect confidential information on such systems established by our Operator, Administrator and their respective affiliates will be able to prevent unauthorized access to such personal information. There can be no assurance that their efforts to maintain the security and integrity of the information collected and their computer systems will be effective or that attempted security breaches or disruptions will not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and, in some cases, are designed not be detected and, in fact, may not be detected. Accordingly, our Operator, Administrator and their respective affiliates may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.

Risks Related to Real Estate Assets

Our operating performance is subject to risks associated with the real estate industry.

Real estate assets are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•                  adverse changes in economic and socioeconomic conditions;

•                  vacancies or our inability to rent space on favorable terms;

•                  adverse changes in financial conditions of buyers, sellers and tenants of properties;

•                  inability to collect rent from tenants;

•                  competition from real estate investors with significant capital, including but not limited to real estate operating companies, publicly-traded REITs and institutional investment funds;

•                  reductions in the level of demand for office and hotel space and changes in the relative popularity of properties;

•                  increases in the supply of office and hotel space;

•                  fluctuations in interest rates and the availability of credit, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•                  dependence on third parties to provide leasing, brokerage, onsite property management and other services with respect to certain of our assets;

•                  increases in expenses, including insurance costs, labor costs, utility prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

•                  changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning, real estate tax, federal and state laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, or the ADA.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties so as to meet our financial expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be negatively impacted.

There can be no assurance that we will achieve our economic objectives.

A significant portion of our properties, by aggregate net operating income and square feet, are located in California and the District of Columbia. We are dependent on the California and the District of Columbia real estate markets and economies, and are therefore susceptible to risks of events in those markets that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations and natural disasters.

Because our properties in California and the District of Columbia represent a significant portion of our portfolio by aggregate net operating income and square feet, we are exposed to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the California and the District of Columbia economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods, fires and other events). In addition, the State of California is regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office and hotel space in California. Any adverse developments in the economy or real estate markets in California or the District of Columbia, or any decrease in demand for office and hotel space resulting from the California or the District of Columbia regulatory or business environments, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be adversely affected by any significant reductions in government spending, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Some of our properties are occupied by tenants that are government agencies. A significant reduction in government spending could decrease the likelihood that such government agencies will renew their leases with us. Further, economic conditions in the District of Columbia are significantly dependent upon the level of federal government spending in the region as a whole. In the event of a significant reduction in federal government spending, there could be negative economic changes in the District of Columbia which could adversely impact the ability of our tenants to perform their financial obligations under our leases or the likelihood of their lease renewals. As a result, a reduction in government spending could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Capital and credit market conditions may adversely affect demand for our properties and the overall availability and cost of credit.

In periods when the capital and credit markets experience significant volatility, demand for our properties and the overall availability and cost of credit may be adversely affected. No assurances can be given that the capital and credit market conditions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, we could be adversely affected by significant volatility in the capital and credit markets as follows:

•                  the tenants in our office properties may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants’ ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting our ability to maintain occupancy levels; and

•                  constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment and to fund business expenses, could impact our ability to procure new tenants for spaces currently vacant in existing office properties or properties under development.

Office buildings that have government tenants are subject to the risks associated with conducting business with governments.

Office buildings that have government tenants are subject to risks associated with conducting business with governments. Action to reduce budgetary spending by governments could limit or reduce the funding of government agencies or other organizations. Adverse developments and or conditions affecting government tenants could reduce demand for space or force such tenants to curtail operations, which could result in less rent to us and, accordingly, could have a material adverse effect on our results of operations. The risks of conducting business with governments also include the risk of civil and criminal fines and the risk of public scrutiny of our performance at high profile sites.

The U.S. Government’s “green lease” policies may adversely affect us.

In recent years the U.S. Government has instituted “green lease” policies which allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to give preference to buildings for lease that have received an “Energy Star” label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants, which could result in less rent to us, and, accordingly, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Changes in the United States’ and state governments’ requirements for leased space may adversely affect us.

Some of our current rents come from government tenants. Government agencies have been seeking to increase their space utilization under their leases, including reducing the amount of square footage per employee at leased properties, which has reduced the demand for government leased space. If a significant number of such events occur, they could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Tenant concentration increases the risk that cash flow could be interrupted.

We are, and expect that we will continue to be, subject to a degree of tenant concentration at certain of our properties and or across multiple properties. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness or file bankruptcy, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

If a major tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions to our stockholders.

The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (other than to the extent of any collateral securing the claim) will be treated as a general unsecured claim. Our claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes us under the lease. Even if a lease is assumed and brought current, we still run the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on us. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, the financial failure of, or other default by, one or more of the tenants to whom we have exposure could have an adverse effect on the results of our operations. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of our tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in our revenues and operating cash flows. In addition, if a tenant defaults, we may incur substantial costs in protecting our asset.

We have assumed, and in the future may assume, liabilities in connection with our property acquisitions, including unknown liabilities.

In connection with the acquisition of properties, we may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the acquisition of assets. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to our acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be adversely affected by trends in the office real estate industry.

Telecommuting, flexible work schedules, open workspaces and teleconferencing are becoming more common. These practices enable businesses to reduce their space requirements. There is also an increasing trend among some businesses to utilize shared office space and co-working spaces. A continuation of the movement towards these practices could over time erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations.

We may be unable to renew leases or lease vacant office space.

As of December 31, 2018, 6.3% of the rentable square footage of our office portfolio, excluding the five office properties sold in March 2019, was available for lease, and 16.4% of the occupied square footage in our office portfolio, excluding the five properties sold in March 2019, was scheduled to expire in 2019. Local economic environment may make the renewal of these leases more difficult, or renewal may occur at rental rates equal to or below existing rental rates. As a result, portions of our office properties may remain vacant for extended periods of time. In addition, we may have to offer substantial rent abatements, tenant improvements, concessions, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

A significant portion of our net operating income is expected to come from our hotel and, as a result, our operating performance is subject to the cyclical nature of the lodging industry.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. Fluctuations in lodging demand and, therefore, hotel operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. For instance, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel.

In addition to general economic conditions, lodging supply is an important factor that can affect the lodging industry’s performance. Industry overbuilding and the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO® have the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth.  Further, the success of our hotel property depends largely on the property operator’s ability to adapt to dominant trends, competitive pressures and consolidation, as well as disruptions such as consumer spending patterns, changing demographics and the availability of labor.

An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The seasonality of the lodging industry may cause quarterly fluctuations in our revenues.

The lodging industry is seasonal in nature, which may cause quarterly fluctuations in our revenues, occupancy levels, room rates, operating expenses and cash flows. Our quarterly earnings may be adversely affected by factors outside our control, including timing of holidays, weather conditions, poor economic factors and competition in the area of our hotel. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions to our stockholders, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our hotel has an ongoing need for renovations and potentially significant capital expenditures and the costs of such activities may exceed our expectations.

From time to time we will need to make capital expenditures to comply with applicable laws and regulations, to remain competitive with other hotels and to maintain the economic value of our hotel. Occupancy and average daily rate, or ADR, are often affected by the maintenance and capital improvements at a hotel, especially in the event that the maintenance or improvements are not completed on schedule or if the improvements require significant closures at the hotel. The costs of capital improvements we need or choose to make could harm our financial condition and reduce amounts available for distribution to our stockholders. These capital improvements may give rise to the following additional risks, among others:

•                  construction cost overruns and delays;

•                  a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•                  uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•                  disruption in service and room availability causing reduced demand, occupancy and rates;

•                  possible environmental problems; and

•                  disputes with our manager/franchise owner regarding our compliance with the requirements under our management or franchise agreements.

The increasing use of online travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through online travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As online bookings increase, these intermediaries may demand higher commissions, reduced room rates or other significant contract concessions. Moreover, some of these online travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These intermediaries hope that consumers will develop brand loyalties to their reservations systems rather than to particular hotels. Although most of the business for our hotel is expected to be derived from consumer direct and traditional hotel channels, such as travel agencies, corporate accounts, meeting planners and recognized wholesale operators, if the amount of sales made through online intermediaries increases significantly, room revenues may be lower than expected, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Increased use of technology may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, hotel room demand may decrease, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We are subject to risks associated with the employment of hotel personnel, particularly with respect to unionized labor.

Our third-party manager is responsible for hiring and maintaining the labor force at our hotel.  As owner of our hotel, we are responsible for and subject to many of the costs and risks generally associated with the hotel labor force, particularly with respect to unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. We do not have the ability to affect the outcome of these negotiations.

We face significant competition.

Our office portfolio competes with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and may not be able to replace them, and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result of any of the foregoing factors, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected.

Our hotel property competes for guests primarily with other hotels in the immediate vicinity of our hotel and secondarily with other hotels in the geographic market of our hotel. An increase in the number of competitive hotels in these areas could have a material adverse effect on the occupancy, ADR and RevPAR of our hotel.

We may be unable to deploy capital in a way that grows our business and, even if consummated, we may fail to successfully integrate and operate acquired properties.

We plan to deploy capital in additional real estate assets as opportunities arise. Our ability to do so on favorable terms and or successfully integrate and operate them is subject to the following significant risks:

•                  we may be unable to deploy capital in additional real estate assets because of competition from real estate investors with better access to less expensive capital, including real estate operating companies, publicly-traded REITs and investment funds;

•                  we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•                  competition from other potential acquirers may significantly increase purchase prices;

•                  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures;

•                  we may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate a transaction on favorable terms or at all;

•                  we may need to spend more money than anticipated to make necessary improvements or renovations to acquired properties;

•                  we may spend significant time and money on potential transactions that we do not consummate;

•                  we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

•                  we may suffer higher than expected vacancy rates and or lower than expected rental rates; and

•                  we may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

If we cannot complete real estate transactions on favorable terms, or operate acquired assets to meet our goals or expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may be unable to successfully expand our operations into new markets.

The risks described in the immediately preceding risk factor that are applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our assets in new markets. If we are unsuccessful in expanding into new markets, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may deploy capital outside of the United States, which would subject us to additional risks that may affect our operations unfavorably.

We may deploy some of our capital outside of the United States. Such deployment of capital in foreign countries could be affected unfavorably by changes in exchange rates due to political and economic factors, including inflation. Because non-U.S. companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable with those applicable to U.S. companies, there may be different types of, and lower quality, information available about non-U.S. companies and their assets. This may affect our ability to underwrite and evaluate proposed deployment of capital in foreign countries or to obtain appropriate financial reports relating to such deployment. In addition, with respect to certain countries, there may be an increased potential for corrupt business practices, or the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments that could affect our deployment of capital in those countries. Moreover, individual economies could differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, changes in currency rates and exchange control regulations and capital reinvestment. As a result of the factors described in this paragraph, any capital deployed outside of the United States may be subject to a higher degree of risk; there can also be no assurance that any such deployment will generate returns comparable to similar deployment of capital made in the United States.

We are subject to risks and liabilities unique to joint venture relationships.

We may contemplate acquisitions of properties through joint ventures and sales to institutions of partial ownership of properties that we wholly own. Joint venture involves certain risks, including for example:

•                  disputes with joint venture partners might affect our ability to develop, operate or dispose of a property;

•                  the refinancing of unconsolidated joint venture debt may require additional equity commitments on our part;

•                  joint venture partners may control or share certain approval rights over major decisions or might have economic or other business interests or goals that are inconsistent with our business interests or goals that would affect our ability to operate the property;

•                  we may be forced to fulfill the obligations of a joint venture or of joint venture partners who default on their obligations including those related to debt or interest rate swaps; and

•                  there may be conflicts of interests because our joint venture partners may have varying interests such as different needs for liquidity, different assessments of the market, different tax objectives or ownership of competing interests in properties in our markets.

The occurrence of one or more of the foregoing events could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our properties may be subject to impairment charges.

We routinely evaluate our assets for impairment indicators. The judgment regarding the existence and magnitude of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we will be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on the Company’s financial statements.

We may obtain only limited warranties when we purchase a property and typically have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that survive for only a limited period after the closing and with a cap on recoverable damages. In the event we purchase a property with a limited warranty, there will be an increased risk that we will lose some or all of our capital in the property.

Our operating results may be negatively affected by development and construction delays and the resultant increased costs and risks.

If we engage in development or construction projects, we will be subject to uncertainties associated with re-zoning for development, environmental and land use concerns of governmental entities and or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the breached agreement or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks if we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our asset. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our assets could suffer.

We may deploy capital in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental and land use concerns of governmental entities and or community groups.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions.

Real estate assets are, in general, relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell our properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. In addition, certain significant expenditures generally do not change in response to economic or other conditions, including debt service obligations, real estate taxes, and operating and maintenance costs. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings. Therefore, we may be unable to adjust our portfolio promptly in response to economic, market or other conditions, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Some of our leases may not include periodic rental increases, or the rental increases may be less than the fair market rate at a future point in time. In either case, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property or the price that could be obtained if the rental income was at the then-current market rate.

We expect to hold our various real properties until such time as we decide that a sale or other disposition is appropriate given our business objectives. Our ability to dispose of properties on advantageous terms or at all depends on certain factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate assets which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the disposition of our properties, we cannot assure our stockholders that we will be able to sell such properties at a profit or at all in the future. Accordingly, the extent to which our stockholders will receive cash distributions and realize potential appreciation on our real estate assets will depend upon fluctuating market conditions. Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements.

We may be unable to secure funds for our future long-term liquidity needs.

Our long-term liquidity needs will consist primarily of funds necessary for acquisitions of assets, development or repositioning of properties, capital expenditures, refinancing of indebtedness, paying distributions on our Preferred Stock or any other preferred stock we may issue, redemption of our Preferred Stock (if we choose, or are required, to pay the redemption price in cash instead of in shares of our Common Stock), and distributions on our Common Stock. We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We may seek to satisfy our long-term liquidity needs through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and or (v) cash flows from operations. These sources of funding may not be available on attractive terms or at all. If we cannot obtain additional funding for our long-term liquidity needs, our assets may generate lower cash flow or decline in value, or both, which may cause us to sell assets at a time when we would not otherwise do so and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Income from our long-term leases is an important source of our cash flow from operations and is subject to risks related to increases in expenses and inflation.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases is an important source of our cash flow from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may finance properties with lock-out provisions, which may prohibit us from selling a property or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance. If a property is subject to a lock-out provision, we may be materially restricted from or delayed in selling or otherwise disposing of or refinancing such property. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our securities relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change of control even though that disposition or change of control might be in the best interests of our stockholders.

Increased operating expenses could reduce cash flow from operations and funds available to deploy capital or make distributions.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are payable (or are being paid) in an amount that is insufficient to cover operating expenses that are our responsibility under the lease, we could be required to expend funds in excess of such rents with respect to that property for operating expenses. Our properties are subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating and ownership expenses. Our property leases may not require the tenants to pay all or a portion of these expenses, in which event we may be responsible for these costs. If we are unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if our tenants fail to pay these expenses as required or if expenses we are required to pay exceed our expectations, we could have less funds available for future acquisitions or cash available for distributions to our stockholders.

The market environment may adversely affect our operating results, financial condition and ability to pay distributions to our stockholders.

Any deterioration of domestic or international financial markets could impact the availability of credit or contribute to rising costs of obtaining credit and therefore, could have the potential to adversely affect the value of our assets, the availability or the terms of financing, our ability to make principal and interest payments on, or refinance, any indebtedness and or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy their obligations, including the payment of rent, under existing leases. The market environment also could affect our operating results and financial condition as follows:

•                  Debt Markets—The debt market is sensitive to the macro environment, such as Federal Reserve policy, market sentiment, or regulatory factors affecting the banking and commercial mortgage backed securities (CMBS) industries. Should overall borrowing costs increase, due to either increases in index rates or increases in lender spreads, our operations may generate lower returns.

•                  Real Estate Markets—While incremental demand growth has helped to reduce vacancy rates and support modest rental growth in recent years, and while improving fundamentals have resulted in gains in property values, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the most recent economic downturn. If recent improvements in the economy reverse course, the properties we acquire could substantially decrease in value after we purchase them. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our earnings.

Real estate-related taxes may increase, and if these increases are not passed on to tenants, our income will be reduced.

We are required to pay property taxes for our properties, which can increase as property tax rates increase or as properties are assessed or reassessed by taxing authorities.  In California, pursuant to an existing state law commonly referred to as Proposition 13, all or portions of a property are reassessed to market value only at the time of “change in ownership” or completion of “new construction,” and thereafter, annual property tax increases are limited to 2% of previously assessed values.  As a result, Proposition 13 generally results in significant below-market assessed values over time. From time to time, including recently, lawmakers and political coalitions have initiated efforts to repeal or amend Proposition 13. If successful in the future, these proposals could substantially increase the assessed values and property taxes for our properties in California. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Terrorism and war could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and the District of Columbia on September 11, 2001 and in Boston on April 15, 2013, and other acts of terrorism or war may have a negative impact on our operations. Terrorist attacks in the United States and elsewhere may result in declining economic activity, which could harm the demand for and the value of our properties. In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports, and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries since 2001, often disproportionately to the effect on the overall economy. The extent of the impact that actual or threatened terrorist attacks in the United States or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could have a material adverse effect on travel and hotel demand and our ability to finance our hospitality business.

In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. Although we maintain terrorism insurance coverage on our portfolio, the amount of our terrorism insurance coverage may not be sufficient to cover losses inflicted by terrorism and therefore could expose us to significant losses and have a negative impact on our operations.

In connection with the ownership and operation of real estate assets, we may be potentially liable for costs and damages related to environmental matters.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and or property damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real estate assets, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Compliance with the ADA and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for distributions on our Common Stock or Preferred Stock.

Our properties are subject to regulation under federal laws, such as the ADA, pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Changes in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on its balance sheet. If the lease does not meet the criteria for a capital lease, the lease is to be considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The U.S. Financial Accounting Standards Board, or the FASB, and the International Accounting Standards Board conducted a joint project to re-evaluate lease accounting. In February 2016, the FASB issued Accounting Standards Update, or ASU, 2016-02, Leases, which we refer to as ASU 2016-02, which will require that a tenant recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right of use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. These and other potential changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, with the ASU 2016-02 revision, companies may be less willing to enter into leases in general or desire to enter into leases with shorter terms because the apparent benefits to their balance sheets under current practice could be reduced or eliminated. This impact in turn could make it more difficult for us to enter into leases on terms we find favorable. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

Changes in accounting standards may adversely impact our financial condition and or results of operations.

We are subject to the rules and regulations of the FASB related to generally accepted accounting principles in the United States, which we refer to as GAAP. Various changes to GAAP are constantly being considered, some of which could materially impact our reported financial condition and or results of operations. Also, to the extent publicly traded companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect our financial condition or results of operations.

Risks Related to Our Lending Operations

Our lending operations expose us to a high degree of risk associated with real estate.

The performance and value of our loans depends upon many factors beyond our control. The ultimate performance and value of our loans are subject to risks associated with the ownership and operation of the properties which collateralize our loans, including the property owner’s ability to operate the property with sufficient cash flow to meet debt service requirements. The performance and value of the properties collateralizing our loans may be adversely affected by:

•                  changes in national or regional economic conditions;

•                  changes in real estate market conditions due to changes in national, regional or local economic conditions or property market characteristics;

•                  competition from other properties;

•                  changes in interest rates and the condition of the debt and equity capital markets;

•                  the ongoing need for capital repairs and improvements;

•                  increases in real estate tax rates and other operating expenses (including utilities);

•                  adverse changes in governmental rules and fiscal policies; acts of God, including earthquakes, hurricanes, fires and other natural disasters; acts of war or terrorism; or a decrease in the availability of or an increase in the cost of insurance;

•                  adverse changes in zoning laws;

•                  the impact of environmental legislation and compliance with environmental laws; and

•                  other factors that are beyond our control or the control of the commercial property owners.

In the event that any of the properties underlying our loans experience any of the foregoing events or occurrences, the value of, and return on, such loans may be negatively impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

There are significant risks related to loans originated under the Small Business Administration’s 7(a) Program, which we refer to as the SBA 7(a) Program.

Many of the borrowers under our SBA 7(a) Program are privately-owned businesses.  There is typically no publicly available information about these businesses; therefore, we must rely on our own due diligence to obtain information in connection with our decisions.  Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks.  A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or macro-economic conditions.  Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan.  In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success.  The loss of services of one or more of these persons could have an adverse impact on the operations of the small business.  Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to maintain the business, expand or compete.  These factors may have an impact on the ultimate recovery of our loans receivable from such businesses.  Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our loans secured by real estate and our real estate owned properties are typically illiquid and their values may decrease.

Our loans secured by real estate and our real estate acquired through foreclosure are typically illiquid.  Therefore, we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions.  As a result, the fair market value of these assets may decrease in the future and losses may result. The illiquid nature of our loans may adversely affect our ability to dispose of such loans at times when it may be advantageous or necessary for us to liquidate such assets, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our lending operations have an industry concentration, which may negatively impact our financial condition and results of operations.

A majority of our revenue from the lending operations is generated from loans collateralized by hospitality properties.  At December 31, 2018, our loans subject to credit risk were 98.3% concentrated in the hospitality industry.  Any factors that negatively impact the hospitality industry, including recessions, severe weather events (such as hurricanes, blizzards, floods, etc.), depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events or the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Establishing loan loss reserves entails significant judgment and may negatively impact our results of operations.

We have a quarterly review process to identify and evaluate potential exposure to loan losses.  The determination of whether significant doubt exists and whether a loan loss reserve is necessary requires judgment and consideration of the facts and circumstances existing at the evaluation date.  Additionally, further changes to the facts and circumstances of the individual borrowers, the limited service hospitality industry and the economy may require the establishment of additional loan loss reserves and the effect to our results of operations would be adverse.  If our judgments underlying the establishment of our loan loss reserves are not correct, our results of operations may be negatively impacted.

Whenever our borrowers experience significant operating difficulties and we are forced to liquidate the collateral underlying the loans, losses may be relatively substantial and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our SBA 7(a) Program loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

Our loans originated pursuant to the SBA 7(a) Program are collateralized by income-producing properties and typically have personal guarantees.  These loans are predominantly to operators of limited service hospitality properties.  As a result, these operators are subject to risks associated with the hospitality industry, including recessions, severe weather events, depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events.

Our SBA 7(a) loans that have real estate as collateral are subject to risks of delinquency and foreclosure.  The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.  If the net operating income of and or cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired.  Net operating income of and or cash flow from an income-producing property can be affected by, among other things, tenant mix, success of tenant businesses, onsite property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of a loan default, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral multiplied by our percentage ownership and the unguaranteed portion of the principal and accrued interest on the loan. In the event of the bankruptcy of the borrower, the loan to such borrower will be deemed collateralized only to the extent of the value of the underlying property at the time of the bankruptcy (as determined by the bankruptcy court).  In addition to losses related to collateral deficiencies, during the foreclosure process we may incur costs related to the protection of our collateral including unpaid real estate taxes, legal fees, franchise fees, insurance and operating shortfalls to the extent the property is being operated by a court-appointed receiver.

Foreclosure and bankruptcy are complex and sometimes lengthy processes that are subject to federal and state laws and regulations.  An action to foreclose on a property is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims.  In the event of a default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due under the note. Further, borrowers have the option of seeking federal bankruptcy protection which could delay the foreclosure process.  In conjunction with the bankruptcy process, the terms of the loan agreements may be modified.  Typically, delays in the foreclosure process will have a negative impact on our results of operations and or financial condition due to direct and indirect costs incurred and possible deterioration of the value of the collateral. After foreclosure has been completed, a lack of funds or capital may force us to sell the underlying property resulting in a lower recovery even though developing the property prior to a sale could result in a higher recovery.

As a result of the factors described above, defaults on SBA 7(a) Program loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Mezzanine loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

We may originate mezzanine loans, which are loans made to entities that have subsidiaries which own real property and are secured by pledges of such entity’s equity ownership in its property-owning subsidiary.  Mezzanine loans are by their nature structurally and legally subordinated to more senior property-level financings.  Accordingly, if a borrower defaults on our mezzanine loan or if there is a default by our borrower’s subsidiary on debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full.

We may also retain, from whole loans we originate, subordinate interests referred to as B-notes. B-notes are commercial real estate loans secured by a first mortgage on a single large commercial property or group of related properties and subordinated to a senior interest, referred to as an A-note. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note owners after payment to the A-note owners.

Moreover, under the terms of intercreditor arrangements governing mezzanine loans, B-notes and other similar subordinated loans originated by us, we may have to satisfy certain liquidity and capital requirements before we can step into a borrower’s position after it has defaulted.  There can be no assurance that we will be able to satisfy such requirements, resulting in potentially lower recovery. After a foreclosure on the pledged equity interest has been completed, a lack of funds may force us to sell the underlying property without developing it further (which sale may result in a lower recovery) instead of injecting funds into and developing the property prior to a sale (which may result in a higher recovery).

As a result of the factors described above, defaults on commercial real estate loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We operate in a competitive market for real estate opportunities and future competition for commercial real estate collateralized loans may limit our ability to originate or dispose of our target loans and could also affect the yield of these loans.

We are in competition with a number of entities for the types of commercial real estate collateralized loans that we may originate. These entities include, among others, debt funds, specialty finance companies, savings and loan associations, banks and financial institutions. Some of these competitors may be substantially larger and have considerably greater financial, technical and marketing resources than we do. Some of these competitors may also have a lower cost of funds and access to funding sources that may not be available to us currently. In addition, many of our competitors may not be subject to operating constraints associated with

REIT qualification or maintenance of exclusions from registration under the Investment Company Act. Furthermore, competition may further limit our ability to generate desired returns. Due to this competition, we may not be able to take advantage of attractive opportunities from time to time, and can offer no assurance that we will be able to identify and deploy our capital in a manner consistent with our objective. We cannot guarantee that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be subject to lender liability claims.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.”  Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders.  There can be no assurance that that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Curtailment of our ability to utilize the SBA 7(a) Program by the federal government could adversely affect our results of operations.

We are dependent upon the federal government to maintain the SBA 7(a) Program.  There can be no assurance that the program will be maintained or that loans will continue to be guaranteed at current levels.  In addition, there can be no assurance that our SBA lending subsidiary, First Western SBLC, Inc., which we refer to as First Western, will be able to maintain its status as a “Preferred Lender” under PLP (as defined below) or that we can maintain our SBA 7(a) license.

If we cannot continue originating and selling government guaranteed loans at current levels, we could experience a decrease in future servicing spreads and earned premiums.  From time-to-time the SBA has reached its internal budgeted limits and ceased to guarantee loans for a stated period of time.  In addition, the SBA may change its rules regarding loans or Congress may adopt legislation or fail to approve a budget that would have the effect of discontinuing, reducing availability of funds for, or changing loan programs.  Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable.  If these changes occur, the volume of loans to small businesses that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

First Western has been granted national preferred lender program, or PLP, status and originates, sells and services small business loans and is authorized to place SBA guarantees on loans without seeking prior SBA review and approval.  Being a national lender, PLP status allows First Western to expedite loans since First Western is not required to present applications to the SBA for concurrent review and approval.  The loss of PLP status could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

U.S. Federal Income and Other Tax Risks

Failure to qualify and maintain our qualification as a REIT would have significant adverse consequences to us and the value of our securities.

We believe that we are organized and qualify as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot guarantee that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT, we could face serious tax consequences that could substantially reduce our funds available for payment of distributions to our stockholders for each of the years involved because:

•                  we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•                  we also could be subject to increased state and local taxes; and

•                  unless we are entitled to relief under statutory provisions, we could not elect to be subject to be taxed as a REIT for four taxable years following the year during which we are disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. As a result of these factors, our failure to qualify as a REIT could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. If we fail to qualify as a REIT for federal income tax purposes and are able to avail ourselves of one or more of the relief provisions under the Code in order to maintain our REIT status, we might nevertheless be required to pay certain penalty taxes for each such failure.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors that are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our securities. However, under the Tax Cuts and Jobs Act of 2017, which we refer to as the “Tax Cuts and Jobs Act,” for taxable years prior to 2026, non-corporate U.S. stockholders of REITs may deduct up to 20% of any “qualified REIT dividends.” A qualified REIT dividend is defined as any dividend from a REIT that is not a capital gain dividend or a dividend attributable to dividend income from U.S. corporations or certain non-U.S. corporations. A non-corporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries, which we refer to as TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by the REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to normal corporate income taxes. We continuously monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). The aggregate value of our TRS stock and securities was less than 20% of the value of our total assets (including our TRS stock and securities) as of December 31, 2018. In addition, we scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There are no distribution requirements applicable to the TRSs and after-tax earnings may be retained. There can be no assurance, however, that we will be able to comply with the 20% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility, including changes resulting from the recently passed Tax Cuts and Jobs Act.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our capital stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Our stockholders are urged to consult with their tax advisors with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares or on our ability to continue to qualify as a REIT. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation (such as a decrease in corporate tax rates) would result in a REIT having fewer tax advantages, and it could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs. As a result, our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interests of our stockholders.

In addition, the Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017. In addition to reducing corporate and individual tax rates, the Tax Cuts and Jobs Act eliminates or restricts various deductions. Many of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The Tax Cuts and Jobs Act makes numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect us or our stockholders and could impact the geographic markets in which we operate as well as our tenants in ways, both positive and negative, that are difficult to anticipate. For example, the limitation in the Tax Cuts and Jobs Act on the deductibility of certain state and local taxes may make operating in jurisdictions that impose such taxes at higher rates less desirable than operating in jurisdictions imposing such taxes at lower rates.

While the changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Code may have unanticipated effects on us or our stockholders. Moreover, certain provisions of the Tax Cuts and Jobs Act give rise to issues needing clarification and unintended consequences that will have to be revisited in subsequent tax legislation or administrative guidance. At this point, it is not clear if or when Congress or the Internal Revenue Service, or the IRS, will resolve these issues.

In certain circumstances, we may be subject to certain federal, state and local taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to certain federal, state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% excise tax, and some state and local jurisdictions may tax some or all of our income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Any federal, state or local taxes we pay will reduce our cash available for distribution to our stockholders. Moreover, as discussed above, our TRSs are generally subject to corporate income taxes and excise taxes in certain cases. Additionally, if we are not able to make sufficient distributions to eliminate our REIT taxable income, we may be subject to tax as a corporation on our undistributed REIT taxable income. We may also decide to retain income we earn from the sale or other dispositions of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability.

REIT annual distribution requirements may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which dividends we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years.

Further, to maintain our qualification as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities, qualified real estate assets and stock of a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and stock of a TRS) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by securities of one or more TRSs and no more than 25% of the value of our total assets can be represented by certain debt securities of publicly offered REITs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

The foregoing requirements could cause us to distribute amounts that otherwise would be spent on deploying capital in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these dividends or make taxable stock dividends. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings, it is possible that we might not always be able to do so.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable U.S. Treasury regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Non-U.S. stockholders may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax upon the disposition of our shares.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our capital stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest,” which we refer to as a USRPI, under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA. Shares of our capital stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe that we are a domestically-controlled qualified investment entity. However, because our capital stock is and will be freely transferable (other than restrictions on ownership and transfer that are intended to, among other purposes, assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities”), no assurance can be given that we are or will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges shares of our capital stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (i) the class of shares of capital stock sold or exchanged is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and (ii) such non-U.S. stockholder owned, actually or constructively, 10% or less of the outstanding shares of such class of capital stock at all times during the shorter of the five-year period ending on the date of the sale and the period that such non-U.S. stockholder owned such shares. If the class of shares of capital stock sold or exchanged is not “regularly traded,” gain arising from such sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (A) on the date the shares were acquired by the non-U.S. stockholder, such shares did not have a fair market value greater than the fair market value on that date of 5% of the “regularly traded” class of our outstanding shares of capital stock with the lowest fair market value, and (B) the test in clause (A) is also satisfied as of the date of any subsequent acquisition by such non-U.S. stockholder of additional shares of the same non-”regularly traded” class of our capital stock, including all such shares owned as of such date by such non-U.S. stockholder. Complex constructive ownership rules apply for purposes of determining the amount of shares held by a non-U.S. stockholder for these purposes.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

We will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase and if any such increase is not reimbursable under the terms of our lease, then our cash flows will be impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

REIT stockholders can receive taxable income without cash distributions.

Under certain circumstances, REITs are permitted to pay required dividends in shares of their stock rather than in cash. If we were to avail ourselves of that option, our stockholders could be required to pay taxes on such stock distributions without the benefit of cash distributions to pay the resulting taxes.

The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and advisable to preserve our qualification as a REIT. Unless exempted by the Board of Directors, for as long as we continue to qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of capital stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of our Common Stock. The Board of Directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the Board of Directors may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transfer and ownership will not apply, however, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our capital stock or otherwise be in the best interest of our stockholders.

Risks Related to Our Corporate Structure

The power of the Board of Directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our organizational documents permit our Board of Directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT. In such a case, we would become subject to U.S. federal, state and local income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which could have adverse consequences on the total return to our holders of Common Stock.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL, if applied to us, would have the effect of inhibiting a third-party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Common Stock, including:

•                  “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

•                  “control share” provisions that provide that “control shares” of our Company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our Board of Directors and, in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Our charter, bylaws, the partnership agreement for CIM Urban and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

We are controlled by an affiliate of CIM Group.

Urban II, an affiliate of CIM Group, beneficially owns shares of our Common Stock that, together with shares held by other affiliates of CIM Group and our executive officers and directors, represents as of April 5, 2019 approximately 90.9% of the total voting power of the Company. For so long as affiliates of CIM Group continue to own a significant percentage of our stock, CIM Group will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval. Accordingly, CIM Group will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, CIM Group will be able to cause or prevent a change of control of the Company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive our stockholders of an opportunity to receive a premium for their shares of Common Stock as part of a sale of the Company and ultimately might affect the market price of our Common Stock. If the CIM REIT Liquidation occurs, Urban II, affiliates of CIM Group and our executive officers and directors are expected to own less than a majority of the voting power of the Company.  See “Our Business and Properties—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this prospectus.

We are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, qualify for, and currently rely on exemptions from certain corporate governance requirements.  Holders of our Common Stock do not have the same protections afforded to stockholders of companies that are subject to such requirements.

Affiliates of CIM Group control a majority of the total voting power in the election of our directors. As a result, we are a “controlled company” within the meaning of the rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a board be comprised of a majority of “independent directors,” as defined under the rules of Nasdaq, (ii) a compensation committee be comprised entirely of independent directors and (iii) nomination decisions be made either by independent directors constituting a majority of the independent directors in a vote in which only independent directors participate, or a nomination committee comprised entirely of independent directors.

We have availed ourselves of these exemptions. As a result, our Board of Directors is not comprised of a majority of independent directors, we do not have a compensation committee, and our nomination decisions are made by our entire Board of Directors. Accordingly, holders of our Common Stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

In the event the CIM REIT Liquidation occurs, we will no longer be a “controlled company” within the meaning of the rules of Nasdaq. As a result, we will be required to establish a nominating committee and a compensation committee having (i) one independent committee member at the time at which we cease to be a controlled company, (ii) a majority of independent committee members within 90 days of the date on which we cease to be a controlled company and (iii) all independent committee members within one year of the date on which we cease to be a controlled company. Additionally, we are permitted 12 months from the date on which we cease to be a controlled company to comply with the requirement that a majority of our directors be independent within the meaning of the Nasdaq rules. To the extent, if any, we avail ourselves of these phase-in periods, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. Additionally, if we fail to comply with Nasdaq rules that become applicable to us in the event of the CIM REIT Liquidation, we may be subject to enforcement actions by Nasdaq. Furthermore, a change in our Board of Directors and committee membership may result in a change in corporate strategy and operation philosophies.

The Operator may change its acquisition process, or elect not to follow it, without stockholder consent at any time, which may adversely affect returns on our assets.

While we are principally focused on Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders.  This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans. Stockholders will not have any approval rights with respect to any expansion or change in strategies or future composition of our assets. Our Operator determines our policies regarding deployment of capital into real estate assets, financing, growth and debt capitalization. Our Operator may change these and other policies without a vote of our stockholders. In addition, there can be no assurance that the Operator will follow its acquisition process in relation to the identification and acquisition or origination of prospective assets. As a result, the nature of the composition of our assets could change without the consent of our stockholders. Changes in the Operator’s acquisition process and or philosophy may result in, among other things, inferior due diligence and transaction standards, which may adversely affect the performance of our assets.  If we are unsuccessful in expanding into new real estate activities or our changes in strategies or future deployment of our capital turn out to be unsuccessful, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

If we were to be deemed an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act and intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on the nature of assets and ability to transact with affiliates, could make it impractical for us to continue our business as contemplated. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event we were to be characterized as an investment company, the failure by us to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, also have a material adverse effect on us.

The MGCL or our Charter may limit the ability of our stockholders or us to recover on a claim against a director or officer who negligently causes us to incur losses.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our Administrator and its affiliates.

We also are permitted to purchase and we currently maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Administrator and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Risks Related to Conflicts of Interest

Neither the Master Services Agreement nor the Investment Management Agreement may be terminated by us (except in limited circumstances for cause in the case of the Master Services Agreement) and the Master Services Agreement may be assigned by the Administrator in certain circumstances without our consent, either or both of which may have a material adverse effect on us.

We and our lending subsidiaries are parties to the Master Services Agreement pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administrative services to us (which we refer to as the Base Service) and all of our direct and indirect subsidiaries. We are obligated to pay the Administrator a fee, which we refer to as the Base Service Fee, and market rate transaction fees for transactional and other services that the Administrator elects to provide to us. Pursuant to the terms of the Master Services Agreement, the Administrator has the right to provide any transactional services to us that we would otherwise engage a third-party to provide.

The Master Services Agreement continues in full force and effect until December 31, 2019, and thereafter will renew automatically each year. The Administrator may assign the Master Services Agreement without our consent to one of its affiliates or an entity that is a successor through merger or acquisition of the business of the Administrator. We generally may terminate the Master Services Agreement only in the event of a material breach, fraud, gross negligence or willful misconduct by or, in certain limited circumstances, a change of control of the Administrator that our independent directors determine to be materially detrimental to us and our subsidiaries as a whole. We do not have the right to terminate the Master Services Agreement solely for the poor performance of our operations. In addition, CIM Urban does not have the right to terminate the Investment Management Agreement under any circumstances.

Moreover, any removal of the affiliate of CIM Group, which we refer to as Urban GP Administrator, as manager of CIM Urban Partners GP, LLC, which we refer to as CIM Urban GP, pursuant to the Master Services Agreement or the CIM Urban Partnership Agreement would not affect the rights of the Administrator under the Master Services Agreement or the Operator under the Investment Management Agreement. Accordingly, the Administrator would continue to provide the Base Services and receive the Base Service Fee, and the Administrator or the applicable service provider would continue to provide the transactional services and receive related transaction fees, under the Master Services Agreement, and the Operator would continue to receive the management fee under the Investment Management Agreement. See “Our Business and Properties—Master Services Agreement” in this prospectus.

The liability of the Administrator and the Operator to us under the Master Services Agreement and the Investment Management Agreement, respectively, is limited and we and CIM Urban have agreed to indemnify the Administrator and the Operator, respectively, against certain liabilities. As a result, we could experience poor performance or losses for which neither the Administrator nor the Operator would be liable.

Pursuant to the Master Services Agreement, the Administrator has no responsibility other than to provide its services in good faith and will not be responsible for any action of our Board of Directors that follows or declines to follow the Administrator’s advice or recommendations. Under the terms of the Master Services Agreement, none of the Administrator or any of its affiliates providing services under the Master Services Agreement will be liable to us, any subsidiary of ours party to the Master Services Agreement, any governing body (including any director or officer), stockholder or partner of any such entity for acts or omissions made pursuant to or in accordance with the Master Services Agreement, other than acts or omissions constituting fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement. Moreover, the aggregate liability of any such entities and persons pursuant to the Master Services Agreement is capped at the aggregate amount of the Base Service Fee and any transaction fees previously paid to the Administrator in the two most recent calendar years. In addition, we have agreed to indemnify the Administrator and any of its affiliates providing services under the Master Services Agreement, any affiliates of the Administrator and any directors, officers, stockholders, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of them from and against all actions, lawsuits, investigations, proceedings or claims except to the extent resulting from such person’s fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement.

Pursuant to the Investment Management Agreement, the Operator is not liable to CIM Urban, CIM Urban GP or any manager or director of CIM Urban GP for, and CIM Urban has agreed to indemnify the Operator against any losses, claims, damages or liabilities to which it may become subject in connection with, among other things, (1) any act or omission performed or omitted by it or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the Investment Management Agreement or (2) any losses due to the negligence of any employees, brokers, or other agents of CIM Urban.

The Administrator and Operator are entitled to receive fees for the services they provide regardless of our performance, which may reduce their incentive to devote time and resources to our portfolio.

Pursuant to the Master Services Agreement, the Administrator is entitled to receive the Base Service Fee, regardless of our performance, and additional fees for the provision of transactional and other services at fair market rates approved by our independent directors. Additionally, the Operator is entitled to receive an asset management fee based upon the adjusted fair value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future. See “Our Business and Properties—Investment Management Agreement” in this prospectus. The Administrator’s and the Operator’s entitlement to substantial non-performance based compensation might reduce their incentive to devote time and effort to seeking profitable opportunities for our portfolio.

The Operator may undertake transactions that are motivated, in whole or in part, by a desire to increase its compensation.

The Operator’s fees are based on the adjusted fair value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future, which may provide an incentive for the Operator to deploy our capital to assets that are riskier than we would otherwise acquire, regardless of the anticipated long-term performance of such assets. For instance, if CIM Urban, or we on its behalf, incurs debt or uses leverage to acquire an asset, the adjusted fair value of our assets will increase by an amount greater than the amount of cash used in such levered acquisition, which leads to greater compensation payable to the Operator. In this manner, the Operator may seek to maximize its compensation by recommending a deployment of capital to assets that are not necessarily in the best interest of our stockholders. The Operator may also recommend the disposition of assets that are beneficial to CIM Urban’s operations in order to fund such acquisitions. For a discussion of the broad discretion that may be exercised by the Operator in our business, see “—Each of the Administrator and Operator provides services to us under broad mandates, and our Board of Directors may not necessarily be involved in each acquisition, disposition or financing decision made by the Administrator or Operator” below.

Each of the Administrator and Operator provides services to us under broad mandates, and our Board of Directors may not necessarily be involved in each acquisition, disposition or financing decision made by the Administrator or Operator.

Each of the Administrator, under the Master Services Agreement, and the Operator, under the Investment Management Agreement, has broad discretion and authority over our day-to-day operations and deployment of our capital in assets. While our Board of Directors periodically reviews the performance of our businesses, our Board of Directors does not review all activities conducted by the Administrator and the Operator, and may not review certain proposed acquisitions, dispositions or the implementation of other strategic initiatives before they occur. In addition, in reviewing our business operations, our directors may rely on information provided to them by the Administrator or the Operator, as the case may be. The Administrator or the Operator may cause us to enter into significant transactions or undertake significant activities that may be difficult or impossible to unwind, exit or otherwise remediate. Each of the Administrator and the Operator has great latitude in the implementation of our strategies, including determining the types of assets that are appropriate for us. The decisions of the Administrator and the Operator could therefore result in losses or returns that are substantially below our expectations, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The Operator, the Administrator and their respective affiliates engage in real estate activities that could compete with us and our subsidiaries, which could result in decisions that are not in the best interests of our stockholders.

The Investment Management Agreement with the Operator and the Master Services Agreement with the Administrator do not prevent the Operator or the Administrator, as applicable, and their respective affiliates from operating additional real estate assets or participating in other real estate opportunities, some of which could compete with us and our subsidiaries. The Operator, the Administrator and their respective affiliates operate real estate assets and participate in additional real estate activities having objectives that overlap with our own, and may thus face conflicts in the operation and allocation of real estate opportunities between us, on the one hand, and such other real estate operations and activities, on the other hand. Allocation of real estate opportunities is at the discretion of the Operator and or the Administrator and there is no guarantee that this allocation will be made in the best interest of our stockholders.

There may be conflicts of interest in allocating real estate opportunities to CIM Urban and other funds, vehicles and ventures operated by the Operator. For example, the Operator serves as the operator of private funds formed to deploy capital in real estate and real estate-related assets located in metropolitan areas that CIM Group has already qualified. There may be a significant overlap in the assets and strategies between us and such funds, and many of the same investment personnel will provide services to both entities. Further, the Operator and its affiliates may in the future operate funds, vehicles and ventures that have overlapping objectives with CIM Urban and therefore may compete with CIM Urban for opportunities. The ability of the Operator, the Administrator and their officers and employees to engage in other business activities, including the operation of other vehicles operated by CIM Group or its affiliates, may reduce the time the Operator and the Administrator spend managing our activities.

Certain of our directors and executive officers may face conflicts of interest related to positions they hold with the Operator, the Administrator, CIM Group and their affiliates, which could result in decisions that are not in the best interest of our stockholders.

Some of our directors and executive officers are also part-owners, officers and or directors of the Operator, the Administrator, CIM Group and or their respective affiliates. As a result, such directors and executive officers may owe fiduciary duties to these various other entities and their equity owners that may from time to time conflict with the duties such persons owe to us. Further, these multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and our other affiliates. These individuals may be incentivized to allocate opportunities to other entities rather than to us. Their loyalties to other affiliated entities could result in actions or inactions that are detrimental to our business, strategy and opportunities.

If we seek to internalize the management functions provided pursuant to the Master Services Agreement and the Investment Management Agreement, we could incur substantial costs and lose certain key personnel.

The Board of Directors may determine that it is in our best interest to become self-managed by internalizing the functions performed by the Administrator and or the Operator and to terminate the Master Services Agreement and or the Investment Management Agreement, respectively. However, we do not have the unilateral right to terminate the Master Services Agreement and CIM Urban does not have the unilateral right to terminate the Investment Management Agreement, and neither the Administrator nor the Operator would be obligated to enter into an internalization transaction with us. There is no assurance that a mutually acceptable agreement with these entities as to the terms of the internalization could be reached.

The costs that would be incurred by us in any such internalization transaction are uncertain and could be substantial. Inadequate management of an internalization transaction could cause us to incur excess costs or suffer deficiencies in our disclosure controls and procedures or our internal control over financial reporting. An internalization transaction may divert management’s attention from effectively managing our assets. Further, following any internalization of our management functions, certain key employees may remain employees of the Administrator and the Operator or their respective affiliates instead of becoming our employees, especially if the Administrator and the Operator are not acquired by us.

The business of CIM Urban is managed by Urban GP Administrator and we agreed in the Master Services Agreement to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban; in addition, the general partner of CIM Urban can be removed from that position under certain circumstances as provided in the CIM Urban Partnership Agreement.

Pursuant to the Master Services Agreement, we agreed to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban. While currently that designated entity, Urban GP Administrator, is an affiliate of CIM Group, there can be no assurances that a different entity would not be appointed the manager of the general partner of CIM Urban in the future. Moreover, we may only remove the Urban GP Administrator as the manager of CIM Urban GP for “cause” (as defined in the Master Services Agreement). Removal for “cause” also requires the approval of the holders of at least 66 2/3% of our outstanding shares (excluding for this purpose any shares held by the Administrator and any affiliates of the Administrator, except to the extent set forth in the immediately following sentence). Notwithstanding the foregoing, CIM REIT has the right to vote any shares of our Common Stock that it owns with respect to any vote held to remove the Urban GP Administrator as the manager of the CIM Urban GP; provided, however, if any such removal vote is held after the second anniversary of the Master Services Agreement, CIM REIT must obtain voting instructions from certain of its non-affiliated members with respect to voting the shares beneficially owned by such non-affiliated members and CIM REIT must vote the number of shares beneficially owned by each such non-affiliated members as so instructed by such non-affiliated members. Upon removal, a replacement manager will be appointed by the independent directors. Finally, under the CIM Urban Partnership Agreement, the general partner of CIM Urban may be removed under certain circumstances with the consent of 66 2/3% of the class A members of CIM REIT (in the event the CIM REIT Liquidation occurs, the class A members of CIM REIT will not have any such removal right).

Subject to the limitations set forth in the governing documents of CIM Urban and CIM Urban GP, Urban GP Administrator is given the power and authority under the Master Services Agreement to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (1) CIM Urban GP and (2) CIM Urban. Subject to the other terms of the CIM

Urban Partnership Agreement, CIM Urban GP has broad discretion over the operations of CIM Urban. Accordingly, while we own indirectly all of the partnership interests in CIM Urban, except as set forth in the Master Services Agreement and the rights specifically reserved to limited partners by the CIM Urban Partnership Agreement and applicable law, we will have no part in the management and control of CIM Urban.

The CIM Urban Partnership Agreement contains provisions that give rights to certain unaffiliated members of CIM REIT to influence the business and operations of CIM Urban; such members may have interests that are adverse to our stockholders and the exercise of such rights may negatively impact the rights of our stockholders, or our business.

The CIM Urban Partnership Agreement requires the consent of a majority in interest of certain members of CIM REIT in order to amend the CIM Urban Partnership Agreement; the Investment Management Agreement can be amended only with the consent of at least 66 2/3% of the class A members of CIM REIT who are not affiliates of CIM Urban GP (in the event the CIM REIT Liquidation occurs, the class A members of CIM REIT will not have any such consent right). As noted above, in certain situations, upon a two-thirds vote of certain members of CIM REIT, the CIM Urban GP may be removed and replaced. The refusal to permit amendment of the CIM Urban Partnership Agreement or the removal of the general partner by the members of CIM REIT may adversely impact us.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.

An effective system of internal control over financial reporting is necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of our ongoing monitoring of internal controls, we may discover material weaknesses or significant deficiencies in our internal controls that we believe require remediation. If we discover such weaknesses, we will make efforts to improve our internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock, or cause us to not meet our reporting obligations, which could affect our ability to remain listed with Nasdaq and the TASE. Ineffective internal controls could also cause holders of our securities to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Risks Related to Debt Financing

We have incurred significant indebtedness and may incur significant additional indebtedness on a consolidated basis.

We have incurred significant indebtedness and may incur significant additional indebtedness to fund future acquisitions, development activities and operational needs. The degree of leverage could make us more vulnerable to a downturn in business or the economy generally.

Payments of principal and interest on our borrowings may leave us with insufficient cash resources to operate our properties and or pay distributions on our Common Stock or Preferred Stock. The incurrence of substantial outstanding indebtedness, and the limitations imposed by our debt agreements, could have significant other adverse consequences, including the following:

•                  our cash flows may be insufficient to meet our required principal and interest payments;

•                  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our liquidity for acquisitions or operations;

•                  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

•                  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•                  we may violate restrictive covenants in our debt documents, which would entitle the lenders to accelerate our debt obligations;

•                  we may default on our obligations and the lenders or mortgagees may foreclose on our properties and take possession of any collateral that secures their loans; and

•                  our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events occurs, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected. In addition, any foreclosure on our properties could create taxable income without the accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions.

In order to qualify and maintain our qualification as a REIT under the Code, we are required, among other things, to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this dividend requirement, we may not be able to fund from cash retained from operations all of our future capital needs, including capital needed to refinance maturing obligations or make new acquisitions.

The capital and credit markets have experienced extreme volatility and disruption in recent years. Market volatility and disruption could hinder our ability to obtain new debt financing or refinance our maturing debt on favorable terms or at all or to raise debt and equity capital. Our access to capital will depend upon a number of factors, including:

•                  general market conditions;

•                  government action or regulation, including changes in tax law;

•                  the market’s perception of our future growth potential;

•                  the extent of stockholder interest;

•                  analyst reports about us and the REIT industry;

•                  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•                  our financial performance and that of our tenants;

•                  our current debt levels;

•                  our current and expected future earnings; and

•                  our cash flow and cash distributions, including our ability to satisfy the dividend requirements applicable to REITs.

If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to meet our obligations and commitments as they mature or make any new acquisitions.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions on our Common Stock or Preferred Stock.

We have incurred indebtedness, and in the future may incur additional indebtedness, that bears interest at a variable rate.  To the extent that we incur variable rate debt and do not hedge our exposure thereunder, increases in interest rates would increase the amounts payable under such indebtedness, which could reduce our operating cash flows and our ability to pay distributions to our stockholders. In addition, if our existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, we could be required to liquidate one or more of our assets at times that may prevent realization of the maximum return on such assets.

High interest rates may make it difficult for us to finance or refinance assets, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

We run the risk of being unable to finance or refinance our assets on favorable terms or at all. If interest rates are high when we desire to mortgage our assets or when existing loans come due and the assets need to be refinanced, we may not be able to, or may choose not to, finance the assets and we would be required to use cash to purchase or repay outstanding obligations. Our inability to use debt to finance or refinance our assets could reduce the number of assets we can acquire, which could reduce our operating cash flow and the amount of cash distributions we can make on our Common Stock or Preferred Stock. Higher costs of capital also could negatively impact our operating cash flow and returns on our assets.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure our stockholders that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.

Additionally, if we incur additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, our debt service obligations could increase. We may need to refinance all or a portion of our indebtedness before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•                  our financial condition and market conditions at the time;

•                  restrictions in the agreements governing our indebtedness;

•                  general economic and capital market conditions;

•                  the availability of credit from banks or other lenders; and

•                  our results of operations.

As a result, we may not be able to refinance our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancing or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions on our Common Stock or Preferred Stock.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. These or other limitations imposed by a lender may adversely affect our flexibility and limit our ability to pay distributions on our Common Stock or Preferred Stock.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance some of our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the loan on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on the value of our securities.

We may in the future enter, into hedging transactions that could expose us to contingent liabilities in the future and materially adversely impact our financial condition and results of operations.

Subject to maintaining our qualification as a REIT, we may in the future enter, into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument), which could in turn result in economic losses to us.

In addition, certain of the hedging instruments that we may enter into could involve additional risks if they are not traded on regulated exchanges, guaranteed by an exchange or our clearing house, or regulated by any U.S. or foreign governmental authorities. It cannot be assured that a liquid secondary market will exist for hedging instruments that we may enter into in the future, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

We intend to record any derivative and hedging transactions we enter into in accordance with GAAP. However, we may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to such derivative instruments. As a result, our operating results may suffer because losses, if any, on these derivative instruments may not be offset by a change in the fair value of the related hedged transaction or item. Any losses sustained as a result of our hedging transactions would be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including a description of certain potential events. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “should,” “estimate,” “continue,” “pursue” or “potential” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These statements are not guarantees of performance or results and speak only as of the date of this prospectus. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•                  CIM Commercial’s ability to consummate the sales of properties currently targeted for sale;

•                  the extent to which capital is returned to stockholders, if at all, and the timing thereof;

•                  the decision of CIM Commercial’s majority stockholder to distribute shares of CIM Commercial common stock to its investors;

•                  global, national, regional and local economic conditions;

•                  competition from other available space;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  management of our properties;

•                  the development and or redevelopment of our properties;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                  changes in real estate taxes and other expenses;

•                  whether tenants and users such as customers and shoppers consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  availability of financing on acceptable terms or at all;

•                  inflation, interest rate, securities market and monetary fluctuations;

•                  movements in interest rates;

•                  negative trends in our market capitalization and adverse changes in the price of our Common Stock;

•                  political instability;

•                  acts of war or terrorism;

•                  changes in consumer spending, borrowings and savings habits;

•                  technological changes;

•                  our ability to obtain adequate insurance;

•                  changes in zoning laws and taxation;

•                  government regulation;

•                  consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•                  potential liability under environmental or other laws or regulations;

•                  natural disasters;

•                  general competitive factors;

•                  climate changes;

•                  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  ability to retain and attract skilled employees;

•                  changes in our organization, compensation and benefit plans; and

•                  our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

ESTIMATED USE OF PROCEEDS

Assuming the maximum offering, we estimate that we will receive net proceeds from the sale of the Units in this offering of approximately $823,869,370 after deducting estimated offering expenses, including selling commissions, the dealer manager fee and reimbursable expenses as described in the “Plan of Distribution” section payable by us of approximately $76,130,630. As of April 5, 2019, we have issued 3,159,029 Units and received net proceeds of approximately $72,321,000 after commissions, fees and allocated costs.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock, at or below NAV, whether through one or more tender offers, share repurchases or otherwise, and acquisitions consistent with our acquisition and asset management strategies. We have not given effect to any special sales discounts that could reduce the sales commissions or dealer manager fees payable by us. See “Plan of Distribution” for a description of the special sales discounts.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Shares of our Common Stock trade on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” The following table sets forth the dividends per share declared for each period indicated.

Quarter Ended	Regular Quarterly Dividends per Share	Special Dividends per Share Declared During Quarter
June 30, 2019 (through April 8, 2019)	$—	—
March 31, 2019	$0.12500	—

December 31, 2018	$0.12500	—
September 30, 2018	$0.12500	—
June 30, 2018	$0.12500	—
March 31, 2018	$0.12500	—

December 31, 2017	$0.12500	$0.73000	(1)
September 30, 2017	$0.12500	—
June 30, 2017	$0.12500	$2.26000	(1)
March 31, 2017	$0.21875	—

(1)         Urban II waived its right to receive these special dividends as to its shares of our Common Stock owned as of the applicable record dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Our Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock and Series L Preferred Stock as of April 5, 2019 by (1) each named executive officer, (2) each current director and (3) all executive officers and directors as a group.

	Common Stock			Series A Preferred Stock		Series L Preferred Stock
Name of Beneficial Owner (1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
David Thompson	—		—	—	—	—	—
Jan F. Salit	52,601	(2)	*	—	—	—	—
Nathan D. DeBacker	—		—	—	—	—	—
Richard Ressler	39,661,499	(3)	90.6%	—	—	—	—
Avi Shemesh	39,646,453	(3)	90.5%	—	—	—	—
Shaul Kuba	39,646,453	(3)	90.5%	—	—	—	—
Kelly Eppich	5,163		*	—	—	—	—
Douglas Bech	18,965		*	—	—	—	—
Robert Cresci	14,206		*	—	—	—	—
Frank Golay, Jr.	13,965		*	—	—	—	—
Directors and Executive Officers as a group (10 persons)	39,797,625		90.9%	—	—	—	—

*                 Less than 1%.

(1)         The business address of Messrs. Thompson, Salit, DeBacker, Bech, Cresci, Golay and Eppich, for the purposes hereof, is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)         Mr. Salit has sole voting and investment power over these shares, which include 122 shares held in an investment retirement account, or IRA.

(3)         CIM Group is the sole manager of CIM Urban GP, which is the sole managing member of Urban Partners II, LLC, which has the power to vote and dispose of 39,276,896 of these shares. Messrs. Ressler, Shemesh and Kuba may be deemed to beneficially own these shares by virtue of their positions with CIM Group. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares owned by CIM Service Provider, LLC of which CIM Group is the sole managing member. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

Beneficial Owners of More than 5% of our Common Stock

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock and Series L Preferred Stock based on filings with the SEC as of April 5, 2019 by each person known by us to beneficially own more than 5% of our Common Stock.

	Common Stock			Series A Preferred Stock		Series L Preferred Stock
Name and Address of Beneficial Owner(1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Urban Partners II, LLC c/o CIM Group 4700 Wilshire Boulevard Los Angeles, California 90010	39,276,896		89.7%	—	—	—	—
Richard Ressler(1)	39,661,499	(2)	90. 6%	—	—	—	—
Avi Shemesh(1)	39,646,453	(2)	90.5%	—	—	—	—
Shaul Kuba(1)	39,646,453	(2)	90.5%	—	—	—	—

(1)         The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)         CIM Group, LLC is the sole manager of CIM Urban GP, which is the sole managing member of Urban Partners II, LLC, which has the power to vote and dispose of 39,276,896 of these shares. Messrs. Ressler, Shemesh and Kuba may be deemed to beneficially own these shares by virtue of their positions with CIM Group, LLC. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares owned by CIM Service Provider, LLC of which CIM Group, LLC is the sole managing member.  Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

On March 15, 2019, Urban Partners II transferred 2,350,843 shares of our Common Stock (representing approximately 5.4% of our issued and outstanding Common Stock as of April 5, 2019) to a member of CIM REIT.  The Company has no knowledge of whether such member of CIM REIT beneficially owned more than 5% of our Common Stock as of April 5, 2019 and, as a result, such member is not included in the table above.

OUR BUSINESS AND PROPERTIES

Company Overview

Business Overview

Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our wholly-owned subsidiary, CIM Urban, is party to an Investment Management Agreement with the Operator, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a Master Services Agreement with the Administrator, pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administration services to us.

Our office and hotel assets are located in six U.S. markets. The breakdown by segment, market and submarket, as of December 31, 2018, is as follows:

Overview of our Real Estate Portfolio as of December 31, 2018 (1)

			Office
			and Retail
			Rentable
			Square	Hotel
Property	Market	Sub-Market	Feet	Rooms
Office
1 Kaiser Plaza	Oakland, CA	Lake Merritt	535,324	—
2101 Webster Street (2)	Oakland, CA	Lake Merritt	474,798	—
999 N Capitol Street	District of Columbia	Capitol Hill	315,983	—
899 N Capitol Street	District of Columbia	Capitol Hill	314,667	—
1901 Harrison Street (2)	Oakland, CA	Lake Merritt	282,350	—
1333 Broadway (3)	Oakland, CA	City Center	252,609	—
830 1st Street (2)	District of Columbia	Capitol Hill	247,337	—
2100 Franklin Street (2)	Oakland, CA	Lake Merritt	216,828	—
11620 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	194,643	—
3601 S Congress Avenue (4)	Austin, TX	South	183,885	—
4750 Wilshire Boulevard	Los Angeles, CA	Mid-Wilshire	143,361	—
9460 Wilshire Boulevard	Los Angeles, CA	Beverly Hills	93,622	—
260 Townsend Street (2)	San Francisco, CA	South of Market	66,682	—
11600 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	56,144	—
Lindblade Media Center (5)	Los Angeles, CA	West Los Angeles	32,428	—
1130 Howard Street	San Francisco, CA	South of Market	21,194	—
Total Office (16 Properties)			3,431,855	—

Other Ancillary Properties within Office Portfolio
901 N Capitol Street (6)	District of Columbia	Capitol Hill	—	—
2353 Webster Street Parking Garage (2)	Oakland, CA	Lake Merritt	—	—
2 Kaiser Plaza Parking Lot (7)	Oakland, CA	Lake Merritt	—	—
Total Ancillary Office (3 Properties)			—	—
Total Office including Other Ancillary (19 Properties)			3,431,855	—

Hotel Portfolio (1 Property)
Sheraton Grand Hotel	Sacramento, CA	Downtown/Midtown	—	503

Other Ancillary Properties within Hotel Portfolio (1 Property)
Sheraton Grand Hotel Parking Garage & Retail (8)	Sacramento, CA	Downtown/Midtown	9,453	—

TOTAL PORTFOLIO (21 Properties)			3,441,308	503

(1)                                 As part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale. The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)                                 2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(3)                                 We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.

(4)                                 3601 S Congress Avenue consists of ten buildings. The Company intends to develop an existing surface parking lot into approximately 42,000 square feet of additional rentable office space.

(5)                                 Lindblade Media Center consists of three buildings.

(6)                                 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having approximately 270,000 rentable square feet.

(7)                                 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(8)                                 The site of the Sheraton Grand Hotel Parking Garage & Retail is being evaluated for potential development.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” Our Series L Preferred Stock is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock

Asset Sale. In December 2018, the Company obtained the approval of our principal stockholder, which as of the relevant record date owned 95.1% of the issued and outstanding shares of Common Stock, for the sale of properties specified in the Information Statement on Schedule 14C, filed by the Company with the SEC on January 9, 2019, so long as the aggregate net proceeds from the sale(s) (excluding any property-level cash or restricted cash but after giving effect to any adjustments to the sale price of each property as any authorized officer of the Company determines customary or appropriate in these circumstances, including the settlement of any related property-level assets and liabilities, repayment, assumption, or defeasance of any related mortgage and the costs associated with such repayment, assumption or defeasance, and the costs and expenses incurred in connection with the sale(s)) are not less than 90% of the aggregate net asset value of the properties (determined as of September 30, 2018 on a fair value basis) that are sold.

The aggregate net proceeds from the sales of six properties sold to date as part of the Asset Sale exceeds 90% of the aggregate net asset value of such properties (determined as of September 30, 2018 on a fair value basis). The Company has entered into a purchase and sale agreement with an unrelated third party for the sale of a property; the Company expects the closing of the sale transaction to occur during the second quarter of 2019. Further, the Company has been marketing additional properties for sale as part of the Asset Sale, though there can be no assurance that such properties will be sold or that the Company will continue to market such properties for sale as part of the Asset Sale.

The Asset Sale represents the first part of a broader plan of the Company with the purpose of, among other things, unlocking embedded value in its portfolio, enhancing growth prospects and improving the trading liquidity of its Common Stock. Other than the Asset Sale, the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock is expected to involve the Debt Repayment (as defined below), the Return of Capital Event (as defined below) and the CIM REIT Liquidation (as defined below). Other than the Asset Sale, there can be no guarantee that any of the transactions involved in the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock will occur or, if any or all of them occur, that they will occur in the form currently contemplated. Please refer to “Special Note Regarding Forward-Looking Statements” in this prospectus.

Repayment of Certain Indebtedness. We have used and may use a portion of our unrestricted cash and net proceeds from the Asset Sale to repay balances on certain of the Company’s indebtedness.

Return of Capital to Holders of Common Stock.  The Company intends to use the net proceeds from the Asset Sale (other than to the extent used for the Debt Repayment) and a portion of our unrestricted cash balances and or funds from our revolving credit facility, to return capital to holders of our Common Stock for consideration approximating our net asset value per share of Common

Stock, after certain adjustments, in one or more transactions, which may take the form of a special dividend, private repurchase or tender offer.

CIM REIT Liquidation.  As of April 5, 2019, CIM REIT, beneficially owned 89.7% of our outstanding Common Stock.  CIM Group has announced that, if the Return of Capital Event occurs, CIM Group intends to liquidate CIM REIT by distributing to its members, consisting of 26 institutional investors, all shares of our Common Stock then held by CIM REIT.  We expect that such distribution, if it occurs, will increase our public float significantly (from approximately 9% as of April 5, 2019), which is expected to improve trading volume over time and make our Common Stock eligible for inclusion in several indices.

Preferred Stock. The Company believes that there will be more clarity to the makeup of the Company’s portfolio, the aggregate sale price in any asset sales and the trading price of the Company’s common stock relative to its NAV following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, if it is consummated. The Company has met and consulted with certain holders of the Preferred Stock, as it considers such engagement to be important and expects to continue to provide updates at significant milestones during the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock. Following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, the Company intends to finalize any alternatives for its preferred stockholders with terms that the Company believes such holders will then find satisfactory.

Strategy

Our strategy is principally focused on the acquisition of Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets) in a manner that will consistently grow our NAV and cash flow per share of Common Stock.

Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional densely-populated districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained, all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, positive population trends and support for investment. CIM Group believes that a vast majority of the risks associated with acquiring real estate are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 122 communities and has deployed capital in 72 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process.

CIM Group seeks to maximize the value of its holdings through active onsite property management and leasing. CIM Group has extensive in-house research, acquisition, credit analysis, development, financing, leasing and onsite property management capabilities, which leverage its deep understanding of metropolitan communities to position properties for multiple uses and to maximize operating income. As a vertically-integrated owner and operator, CIM Group has in-house onsite property management and leasing capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM Group’s Real Assets Management Committee reviews and approves strategic plans for each asset, including financial, leasing, marketing, property positioning and disposition plans. In addition, the Real Assets Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM Group’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset’s business plan, and any disposition activities.

CIM Group’s investments and development teams are separate groups that work very closely together on transactions requiring development expertise. While the investments team is responsible for acquisition analysis, both the investments and development teams perform the due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing asset management of CIM Group’s opportunistic assets. The development team is also responsible for the oversight and or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, CIM Group’s in-house development team continues to provide development and construction oversight to co-sponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project to maintain CIM Group’s vision for the final product. The investments and development teams interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s Qualified Communities. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, we sold two hotels in 2016; six office properties, one parking garage, and five multifamily properties in 2017; and, in connection with the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, three office properties and one parking garage in Oakland, California, one office property in Washington, D.C., and one office property in San Francisco, California in March 2019. Such review may result in additional dispositions from time to time. In 2016 and 2017, we used a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects, and we expect to use a substantial portion of the net proceeds from the Asset Sale to do so in 2019.

While we are principally focused on Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders. This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

Segments

Our reportable segments consist of two types of commercial real estate properties, namely office and hotel, as well as a segment for our lending business, which primarily originates loans to small businesses. As of December 31, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of December 31, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 93.2% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $129.73 for the year ended December 31, 2018. For the year ended December 31, 2018, our office portfolio contributed approximately 74.9% of revenue from continuing operations, while our hotel contributed approximately 19.6%, and our lending segment contributed approximately 5.5%.

Competitive Advantages

We believe that CIM Group’s experienced team and vertically-integrated and multi-disciplinary organization, coupled with its community-focused and disciplined real estate philosophy, results in a competitive advantage that benefits us. Additionally, CIM Group’s strategy is complemented by a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, and strong network of relationships. CIM Group’s competitive advantages include:

•                  Vertically-Integrated Organization and Team

CIM Group is managed by its senior management team, which is composed of its three founders, Shaul Kuba, Richard Ressler and Avi Shemesh, and includes 11 other principals. CIM Group is vertically-integrated and organized into 13 functional groups including Compliance; Operations; Human Resources; Legal; Finance & Capital Markets; Onsite Property Management; Real Estate Services; Hospitality Services; Development; Investments; Portfolio Oversight; Partner & Co-Investor Relations; and Marketing & Communications.

To support CIM Group’s organic growth and related platforms, CIM Group has invested substantial time and resources in building a strong and integrated team of approximately 540 experienced professionals. Each of CIM Group’s teams is managed by seasoned professionals and CIM Group continues to develop its management team, which represents the next generation of CIM Group’s leaders. In addition to developing a core team of principals and senior level management, CIM Group has proactively managed its growth through career development and mentoring at both the mid and junior staffing levels, and has hired ahead of its needs, thus ensuring appropriate management and staffing.

CIM Group leverages the deep operating and industry experience of its principals and professionals, as well as their extensive relationships, to source and execute opportunistic, stabilized, and infrastructure acquisitions. Each opportunity is overseen by a dedicated team including an oversight principal (one of Richard Ressler, Avi Shemesh, Shaul Kuba, Charles E. Garner II, our former Chief Executive Officer, Jennifer Gandin, John Bruno and Jason Schreiber), a team lead (vice president level and above), associate vice presidents and associates, as necessary, who are responsible for managing the asset from sourcing through underwriting, acquisition, development (if required), onsite property management, and disposition. As part of this process, the team draws upon CIM Group’s extensive in-house expertise in legal matters, finance, development, leasing, and onsite property management. Each dedicated investment team is purposefully staffed with professionals from multiple CIM Group offices, regardless of the location of the asset being evaluated. As a result, all investment professionals work across a variety of Qualified Communities and CIM Group’s knowledge base is shared across all of its offices.

•                  Community Qualification

Since inception, CIM Group’s proven community qualification process has served as the foundation for its strategy. CIM Group targets high barrier to entry markets and submarkets with high population density and applies rigorous research to qualify for potential acquisitions. Since 1994, CIM Group has qualified 122 communities in high barrier to entry markets and has deployed capital in 72 of these Qualified Communities. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts its investment professionals undertake in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional densely-populated districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts).

As more fully described in “Our Business and Properties—Competition—Principles” in this prospectus, once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles: (i) product non-specific— CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its strategy effectively; (ii) community-based tenanting— CIM Group’s strategy focuses on the entire community and the best use of assets in that community; owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties; (iii) local market leadership with North American footprint— CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 122 Qualified Communities (thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards); and (iv) deploying capital across the capital stack— CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

•                  Discipline

CIM Group’s strategy relies on its sound business plan and value creation execution to produce returns, rather than financial engineering. CIM Group’s underwriting of its potential acquisitions is performed generally both on a leveraged and unleveraged basis. Additionally, with certain exceptions, CIM Group has generally not utilized recourse or cross-collateralized debt due to its conservative underwriting standards.

CIM Group employs multiple underwriting scenarios when evaluating potential acquisition opportunities. CIM Group generally underwrites potential acquisitions utilizing long-term average exit capitalization rates for similar product types and long-term average interest rates. Where possible, these long-term averages cross multiple market cycles, thereby mitigating the risk of cyclical volatility. CIM Group’s “long-term average” underwriting is based on its belief, reinforced by its experience through multiple market cycles, that over the life of any given fund that it manages, such fund should be able to exit its holdings at long-term historical averages. CIM Group also underwrites a “current market case” scenario, which generally utilizes current submarket specific exit assumptions and interest rates, in order to reflect anticipated results under current market conditions. CIM Group believes that utilizing multiple underwriting scenarios enables CIM Group to assess potential returns relative to risk within a range of potential outcomes.

Policies with Respect to Certain Activities

The following is a discussion of our policies with respect to certain activities. These policies may be amended or revised from time to time by our Board of Directors without a vote of our stockholders.

Financing Our Operations

We currently have substantial unrestricted cash and borrowing capacity, and may finance our future activities through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and or (v) cash flows from operations. During the prior three years, we have not offered our Common Stock or other securities in exchange for property, but may engage in such activities in the future. We expect to employ indebtedness levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own.

We have used and may use a portion of our unrestricted cash, which at December 31, 2018 was $54,931,000, and net proceeds from the Asset Sale to repay balances on certain of the Company’s indebtedness. Upon completion of the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, we expect to continue to have substantial unrestricted cash and or borrowing capacity.

Recent Issuances of Senior Securities

On November 21, 2017, we received net proceeds of $207,845,000, after commissions, fees, allocated costs, and a discount, from the issuance of 808,074 units consisting of an aggregate of 8,080,740 shares of Series L Preferred Stock.

Other than the ongoing offer of Series A Preferred Stock, we have no plans to issue senior securities.

Recent Debt Financing

For a discussion regarding the Company’s policies with respect to debt financing, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Funds” in the Company’s Annual Report on Form 10-K, for the annual period ended December 31, 2018, filed on March 18, 2019.

Repurchases of Our Securities

In June 2016 we completed a tender offer for 10,000,000 shares of Common Stock at a price of $21.00 per share of Common Stock; in September 2016, we repurchased in a privately negotiated transaction 3,628,116 shares of our Common Stock at a price of $22.00 per share from Urban II, an affiliate of CIM Group; in June 2017, we repurchased in a privately negotiated transaction 26,181,818 shares of our Common Stock at a price of $22.00 per share from Urban II; and in December 2017, we repurchased in a privately negotiated transaction, 14,090,909 shares of our Common Stock at a price of $22.00 per share from Urban II. Additionally, in April 2017, we declared and paid a special cash dividend of $0.28 per share of Common Stock, or $601,000, to the common stockholders that did not participate in the September 2016 private repurchase; in June 2017, we declared and paid a special cash dividend of $1.98 per share of Common Stock, or $4,271,000, to the common stockholders that did not participate in the June 2017 private repurchase; and in December 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000, to the common stockholders that did not participate in the December 2017 private repurchase, which was paid in January 2018. These special cash dividends allowed common stockholders that did not participate in the September 2016, June 2017 and December 2017 private repurchases to receive the economic benefits of such repurchases.

In the future, we may continue to undertake any of the transactions described above, and intend to do so with respect to the Return of Capital Event, depending on, among other things, market conditions, our cashflows and the trading price of CMCT’s Common Stock relative to the NAV of the Company.

Investment in Real Estate or Interests in Real Estate

Our strategy is to continue to primarily acquire Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States in a manner that will allow us to increase our NAV and cash flows per share of Common Stock. Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional densely populated districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, positive population trends and support for investment. CIM Group believes that a vast majority of the risks associated with acquiring real estate are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 122 communities and has deployed capital in 72 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process. While we are principally focused on Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders.  This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value.

In addition to the business described above, we are a national lender that primarily originates loans to small businesses. We sell the portion of the loan that is guaranteed by the SBA to third parties. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Other than as described above, we have no current plan to, and did not at any time during the past three years, purchase debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers. However, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may make such purchases in the future, including for the purpose of exercising control over such entities. We also have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

We may in the future invest in securities, including common stock, preferred stock and bonds, and including securities of or interests in persons engaged in real estate activities such as interests in real estate investment trusts, partnership interests and joint venture interests.  Future investment activities in such securities or interests will not be limited to a specified percentage of our assets or to specified types of securities or industry groups.

During the prior three years, we did not, and have no existing plans to, offer our Common Stock or other securities in exchange for property, but we may engage such activity in the future.

While we seek to provide periodic distributions and achieve long-term capital appreciation through increases in the value of our assets, we have not established a specific policy regarding the relative priority of these objectives.

Subject to the limitations described in “Risk Factors” in this prospectus, we believe that our insurance policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

At December 31, 2018, the Company had a total of $27,181,000 in future obligations under leases to fund tenant improvements and other future construction obligations, which excludes $202,000 related to assets held for sale at December 31, 2018. At December 31, 2018, $12,478,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into in June 2016. Additionally, the Company intends to begin development of an existing surface parking lot at 3601 S Congress Avenue into approximately 42,000 square feet of additional office space. The development is expected to cost approximately $15,000,000, which the Company expects to finance using cash flows from operations, borrowings under the Company’s revolving credit facility and or proceeds from offerings of shares of Common Stock, preferred stock, senior unsecured securities or other equity and debt securities. Aside from these contractual obligations and the foregoing development plan, as of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company’s properties, other than ongoing repair and maintenance. However, following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, the Company would evaluate redeveloping its parking garage in Sacramento, California and developing the Company’s development site in each of Oakland, California, and Washington, D.C.

Investments in Real Estate Mortgages

See “—Investment in Real Estate or Interests in Real Estate” above.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

See “—Investment in Real Estate or Interests in Real Estate” above.

Conflicts of Interests

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in a transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that requires our directors, officers and employees, as well as employees, officers, directors and members of CIM Group and its affiliates who provide services to us, to avoid any conflict, or the appearance of a conflict between their personal interest and the interests of the Company and to advance the legitimate interest of the Company. Persons subject to our code of business conduct and ethics are prohibited from (i) taking for themselves personally (or direct to a third party) opportunities, including investment opportunities, discovered through the use of their positions with the Company or through use of the Company’s property or information, (ii) using the Company’s property, information or position for their personal gain or the gain of a family member or (iii) competing or preparing to compete with the Company.

Additionally, our Board of Directors has adopted a written related person transaction policy. Under the policy, a “Related Person Transaction” includes certain transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which a related person had, has or will have a direct or indirect material interest.

A “Related Person” is:

•                  any person who was in any of the following categories during the applicable period:

•                  a director or nominee for director;

•                  any executive officer; or

•                  any immediate family member of a director or executive officer, or of any nominee for director, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, or nominee for director and any person (other than a tenant or employee) sharing the household of such security holder.

•                  any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

•                  any person who is known to the Company to be the beneficial owner of more than 5% of our Common Stock; and

•                  any immediate family member of any such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder and any person (other than a tenant or employee) sharing the household of such security holder.

A person who has a position or relationship within a firm, corporation or other entity that engages in a transaction with the Company will not be deemed to have an “indirect material interest” within the meaning of “Related Person Transaction” when the interest arises only:

•                  from such person’s position as a director of another corporation or organization that is a party to the transaction;

•                  from the direct or indirect ownership by such person and all other persons specified in the definition of “Related Person” in the aggregate of less than 10% equity interest in another person (other than a partnership) which is a party to the transaction;

•                  from both such position and ownership; or

•                  from such person’s position as a limited partner in a partnership in which the person and all other persons specified in the definition of “Related Person” have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

Each of the Company’s executive officers is encouraged to help identify any potential Related Person Transaction. If a new Related Person Transaction is identified, it will initially be brought to the attention of the Chief Financial Officer, who will then prepare a recommendation to our Board of Directors and or a committee thereof regarding whether the proposed transaction is reasonable and fair to the Company.

A committee comprised solely of independent directors, who are also independent of the Related Person Transaction in question, will determine whether to approve a Related Person Transaction. In general, the committee will only approve or ratify a Related Person Transaction if it determines, among other things, that the Related Person Transaction is reasonable and fair to the Company.

Reports to Stockholders

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and make available our quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Risk Management

As part of its risk management strategy, CIM Group continually evaluates our assets and actively manages the risks involved in our business strategies. CIM Group’s Investments and Portfolio Oversight teams share asset management responsibilities, setting the strategy for and monitoring the performance of our assets relative to market and industry benchmarks and internal underwriting assumptions using direct knowledge of local markets provided by CIM Group’s in-house onsite property management, and leasing professionals. In-house onsite property management capabilities include monthly and annual budgeting and reporting as well as vendor services management, property maintenance and capital expenditures management. Property management seeks to ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. The Real Assets Management Committee oversees onsite property management and consists of certain of the Oversight Principals, each of whom has extensive experience in acquisitions, development, onsite property management and leasing, who are ultimately responsible for the performance of the asset, and the chief compliance officer. The Oversight Principals work with each CIM Group team to ensure that every asset benefits from the full range of CIM Group’s real estate expertise. CIM Group believes that empowering its most seasoned investment professionals to bring their breadth of experience to bear directly on assets will optimize returns.

The Oversight Principals meet informally on a frequent basis, generally weekly, to review and discuss the performance of assets, and meet formally at least annually to review and approve strategic plans for our assets based on their review of: financial and operational analyses, operating strategies and agreements, tenant composition and marketing, asset positioning, market conditions affecting our assets, hold/sell analyses and timing considerations, and the annual business plan for each asset, including its capital and operating budget.

The size, composition, and policies of the Real Assets Management Committee may change from time to time.

Regulatory Matters

Environmental Matters

Environmental laws regulate, and impose liability for, the release of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and or property damages.  For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real properties, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Americans with Disabilities Act of 1990

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action which would require us to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount, if any, of the cost of compliance with the ADA.

Competition

We compete with others engaged in the acquisition, origination, development, and operation of real estate and real estate-related assets. Our competitors include REITs, insurance companies, pension funds, private equity funds, sovereign wealth funds, hedge funds, mortgage banks, investment banks, commercial banks, savings and loan associations, specialty finance companies, and private and institutional investors and financial companies that pursue strategies similar to ours. Some of our competitors may be larger than us with greater access to capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or lower profitability targets than us, which could allow them to pursue new business more aggressively than us. We believe that our relationship with CIM Group gives us a competitive advantage that allows us to operate more effectively in the markets in which we conduct our business.

Overview and History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has owned and operated approximately $30.6 billion of AOO(2) across its vehicles as of December 31, 2018.  CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona. CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

(2)         See note 1 in “Prospectus Summary—CIM Commercial Trust Corporation— Overview and History of CIM Group” in this prospectus.

Principles

As described above in “—Competitive Advantages” in this “Our Business and Properties” section, the community qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on metropolitan communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•                  Product Non-Specific:  CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its strategy effectively. Successful acquisitions require selecting the right markets coupled with providing the right product. CIM Group’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in metropolitan markets which requires a diversified platform to successfully execute.

•                  Community-Based Tenanting:  CIM Group’s strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM Group believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•                  Local Market Leadership with North American Footprint:  CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 122 Qualified Communities. Thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards. CIM Group does not need to acquire assets in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

•                  Deploying Capital Across the Capital Stack:  CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

CIM Urban Partnership Agreement

Our subsidiary, CIM Urban, is governed by the CIM Urban Partnership Agreement. The general partner of CIM Urban, CIM Urban GP, is an affiliate of CIM Group and has the full, exclusive and complete right, power, authority, discretion and responsibility vested in or assumed by a general partner of a limited partnership under the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law and is vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of CIM Urban, subject to the terms of the CIM Urban Partnership Agreement.

Removal of General Partner

The class A members of CIM REIT, upon a two-thirds vote of the interests of such members, may remove and replace CIM Urban GP as the general partner of CIM Urban if (i) certain affiliates and related parties of CIM Urban GP cease to own at least 85% of the class A membership units of CIM REIT that they have acquired or (ii) any two of Shaul Kuba, Richard Ressler or Avi Shemesh cease to be actively engaged in the management of the general partner. In the event the CIM REIT Liquidation occurs, the class A members of CIM REIT will not have any such removal right.

Amendments

Subject to certain limited exceptions, amendments of the CIM Urban Partnership Agreement may be adopted only with the consent of the majority in interest of the class A members of CIM REIT who are not affiliates of CIM Urban GP. In the event the CIM REIT Liquidation occurs, the class A members of CIM REIT will not have any such consent right.

Liability for Acts and Omissions

None of CIM Urban GP or any of its affiliates, members, stockholders, partners, managers, officers, directors, employees, agents and representatives will have any liability in damages or otherwise to any limited partner, any investors in CIM REIT or CIM Urban, and CIM Urban will indemnify such persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, lawsuits, proceedings, costs, expenses and disbursements of any kind which may be imposed on, incurred by or asserted against such persons in any way relating to or arising out of any action or inaction on the part of such persons when acting on behalf of CIM Urban or any of its investments, except for those liabilities that result from such persons’ fraud, gross negligence, willful misconduct or breach of the terms of the CIM Urban Partnership Agreement or any other agreement between such person and CIM Urban or its affiliates.

Investment Management Agreement

In December 2015, CIM Urban and CIM Capital, LLC (formerly CIM Investment Advisors, LLC), an affiliate of CIM REIT and CIM Group, entered into the Investment Management Agreement, pursuant to which CIM Urban engaged CIM Capital, LLC (formerly CIM Investment Advisors, LLC) to provide certain services to CIM Urban. On January 1, 2019, CIM Capital, LLC assigned its duties under the Investment Management Agreement to its four wholly-owned subsidiaries: CIM Capital Securities Management, LLC, a securities manager, CIM Capital RE Debt Management, LLC, a debt manager, CIM Capital Controlled Company Management, LLC, a controlled company manager, and CIM Capital Real Property Management, LLC, a real property manager. For purposes of this section, the “Operator” refers to CIM Investment Advisors, LLC from December 10, 2015 to December 31, 2018 and to CIM Capital, LLC and its four wholly-owned subsidiaries on and after January 1, 2019.

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. The fee is calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets:

Daily Average Adjusted Fair
Value of CIM Urban’s Assets		Quarterly Fee
From Greater of	To and Including	Percentage
(in thousands)
$—	$500,000	0.2500%
500,000	1,000,000	0.2375%
1,000,000	1,500,000	0.2250%
1,500,000	4,000,000	0.2125%
4,000,000	20,000,000	0.1000%

For the years ended December 31, 2018, 2017 and 2016, the Operator earned asset management fees of $17,880,000, $22,229,000 and $25,753,000, respectively.

The Operator is responsible for the payment of all costs and expenses relating to the general operation of its business, including administrative expenses, employment expenses and office expenses. All costs and expenses incurred by the Operator on behalf of CIM Urban are borne by CIM Urban. In addition, CIM Urban agreed to indemnify the Operator against losses, claims, damages or liabilities, and reimburse the Operator for its legal and other expenses, in each case incurred in connection with any action, proceeding or investigation arising out of or in connection with CIM Urban’s business or affairs, except to the extent such losses or expenses result from fraud, gross negligence or willful misconduct of, or a breach of the terms of the Investment Management Agreement by the Operator.

Nothing in the Investment Management Agreement limits or restricts the right of any partner, officer or employee of the Operator to engage in any other business or to devote his time and attention in part to any other business. Nothing in the Investment Management Agreement limits or restricts the right of the Operator to engage in any other business or to render services of any kind to any other person.

The Investment Management Agreement will remain in effect until CIM Urban is dissolved or CIM Urban and the Operator otherwise mutually agree.

Master Services Agreement

On March 11, 2014, we entered the Master Services Agreement with the Administrator, an affiliate of CIM Group, pursuant to which the Administrator has agreed to provide the Base Services, which are to provide, or arrange for other service providers to provide, management and administration services to CIM Commercial and its subsidiaries. Pursuant to the Master Services Agreement, we appointed Urban GP Administrator as the administrator of CIM Urban GP. Under the Master Services Agreement, CIM Commercial pays the Base Service Fee to the Administrator initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. For the years ended December 31, 2018, 2017 and 2016, the Administrator earned a Base Service Fee of $1,079,000, $1,060,000 and $1,043,000, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. During the years ended December 31, 2018, 2017 and 2016, such services performed by the Administrator and its affiliates included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources, corporate communications, and in 2018, operational and on-going support in connection with our offering of the Series A Preferred Stock. The Administrator’s compensation is based on the salaries and benefits of the employees of the Administrator and or its affiliates who performed these services (allocated based on the percentage of time spent on the affairs of CIM Commercial and its subsidiaries). For the years ended December 31, 2018,

2017 and 2016, we expensed $2,783,000, $3,065,000 and $3,120,000, respectively, for such services which are included in asset management and other fees to related parties.

Other Services

CIM Management, Inc. and certain of its affiliates, which we refer to collectively as the CIM Management Entities, all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees, which are included in rental and other property operating expenses, totaling $4,365,000, $5,034,000 and $5,630,000 for the years ended December 31, 2018, 2017 and 2016, respectively.  CIM Urban also reimbursed the CIM Management Entities $6,065,000, $8,465,000 and $8,630,000 during the years ended December 31, 2018, 2017 and 2016, respectively, for onsite management costs incurred on behalf of CIM Urban, which is included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $1,548,000, $982,000 and $2,522,000 for the years ended December 31, 2018, 2017, and 2016, respectively, which were capitalized to deferred charges.  In addition, the CIM Management Entities earned construction management fees of $580,000, $1,654,000 and $942,000 for the years ended December 31, 2018, 2017 and 2016, respectively, which were capitalized to investments in real estate.

On January 1, 2015, we entered into a Staffing and Reimbursement Agreement with CIM SBA Staffing, LLC, an affiliate of CIM Group, which we refer to as CIM SBA, and our subsidiary, PMC Commercial Lending, LLC. The agreement provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the years ended December 31, 2018, 2017, and 2016, we incurred expenses related to services subject to reimbursement by us under this agreement of $2,445,000, $3,464,000, and $3,555,000, respectively, which are included in asset management and other fees to related parties for lending segment costs included in continuing operations, $264,000, $433,000, and $411,000, respectively, for corporate services, which are included in asset management and other fees to related parties, and $0, $0, and $550,000, respectively, which are included in discontinued operations. In addition, for the years ended December 31, 2018, 2017 and 2016, we deferred personnel costs of $330,000, $429,000 and $249,000, respectively, associated with services provided for originating loans.

On May 10, 2018, the Company executed a wholesaling agreement, which we refer to as the Wholesaling Agreement, with International Assets Advisors, LLC, which we refer to as IAA, and CCO Capital, LLC, which we refer to as CCO Capital. IAA is the exclusive dealer manager for the Company’s public offering of the Units. CCO Capital is a registered broker dealer and is under common control with the Operator and the Administrator. Under the Wholesaling Agreement, among other things, CCO Capital, in its capacity as the wholesaler for the offering, assists IAA with the sale of the Units. In exchange for CCO Capital’s services under the Wholesaling Agreement, IAA pays CCO Capital a fee equal to 2.75% of the selling price of each Unit for which a sale is completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. The foregoing fee is reduced, and may be exceeded, by a fixed monthly payment by CCO Capital to IAA for IAA’s services in connection with periodic closings and settlements for the offering. As of December 31, 2018, $200,000 was included in deferred costs for CCO Capital fees.

On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company, which lease was amended to a month-to-month term in February 2019. For each of the years ended December 31, 2018, 2017 and 2016, we recorded rental and other property income related to this tenant of $108,000.

Lending Segment

Through our loans originated under the SBA 7(a) Program, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group. We did not recognize any gain or loss in connection with the transaction. Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm.

During 2018, 2017 and 2016, we funded an aggregate of $74,234,000, $76,316,000 and $104,235,000, respectively, of loans in our lending business and received principal payments (including prepayments) of $16,468,000, $17,557,000 and $37,336,000, respectively (included in the amount funded during 2016 was $53,256,000 for commercial real estate loans).

In addition to our retained SBA 7(a) portfolio described above, we service $171,596,000 of aggregate principal balance remaining on secondary market loan sales.

Employees

As of December 31, 2018, we had five employees.

Offices

We are headquartered in Dallas, Texas.

Properties

As of December 31, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of December 31, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 93.2% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $129.73 for the year ended December 31, 2018.

Office Portfolio Summary as of December 31, 2018 (1)

Office

						Annualized
						Rent Per
		Rentable			Annualized	Occupied
		Square	%	%	Rent (3)	Square
Property	Market	Feet	Occupied	Leased (2)	(in thousands)	Foot
1 Kaiser Plaza	Oakland, CA	535,324	93.5%	96.3%	$20,907	$41.77
2101 Webster Street (4)	Oakland, CA	474,798	96.2%	96.2%	18,782	41.12
999 N Capitol Street	District of Columbia	315,983	90.1%	90.1%	13,539	47.56
899 N Capitol Street	District of Columbia	314,667	86.1%	86.1%	14,333	52.90
1901 Harrison Street (4)	Oakland, CA	282,350	81.1%	99.4%	10,393	45.39
1333 Broadway (5)	Oakland, CA	252,609	92.8%	92.8%	9,465	40.38
830 1st Street (4)	District of Columbia	247,337	100.0%	100.0%	11,648	47.09
2100 Franklin Street (4)	Oakland, CA	216,828	98.9%	98.9%	9,045	42.18
11620 Wilshire Boulevard	Los Angeles, CA	194,643	94.1%	95.1%	7,552	41.23
3601 S Congress Avenue (6)	Austin, TX	183,885	94.7%	98.6%	6,210	35.66
4750 Wilshire Boulevard	Los Angeles, CA	143,361	100.0%	100.0%	3,859	26.92
9460 Wilshire Boulevard	Los Angeles, CA	93,622	94.9%	94.9%	8,332	93.78
260 Townsend Street (4)	San Francisco, CA	66,682	100.0%	100.0%	4,956	74.32
11600 Wilshire Boulevard	Los Angeles, CA	56,144	90.4%	90.4%	2,661	52.43
Lindblade Media Center (7)	Los Angeles, CA	32,428	100.0%	100.0%	1,446	44.59
1130 Howard Street	San Francisco, CA	21,194	100.0%	100.0%	1,489	70.26
Total Office (16 Properties)		3,431,855	93.2%	95.4%	$144,617	$45.21

Other Ancillary Properties within Office Portfolio

Annualized
Rent Per
		Rentable				Annualized	Occupied
		Square		%	%	Rent (3)	Square
Property (1)	Market	Feet		Occupied	Leased	(in thousands)	Foot
901 N Capitol Street	District of Columbia	N/A	(8)	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage (4)	Oakland, CA	N/A		N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	Oakland, CA	N/A	(9)	N/A	N/A	N/A	N/A
Total Ancillary Office (3 Properties)		N/A		N/A	N/A	N/A	N/A

Total Office including Other Ancillary

Annualized
Rent Per
	Rentable			Annualized	Occupied
	Square	%	%	Rent (3)	Square
	Feet	Occupied	Leased (2)	(in thousands)	Foot
Total Office incl. Other Ancillary (19 Properties)	3,431,855	93.2%	95.4%	$144,617	$45.21

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Based on leases signed as of December 31, 2018.

(3)         Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(4)         2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(5)         We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.

(6)         3601 S Congress Avenue consists of ten buildings. The Company intends to develop an existing surface parking lot into approximately 42,000 square feet of additional rentable office space.

(7)         Lindblade Media Center consists of three buildings.

(8)         901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having approximately 270,000 rentable square feet.

(9)         2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

Office Portfolio Detail by Property, Market, and Submarket as of December 31, 2018 (1)

						Annualized
	Rentable				Annualized	Rent Per
	Square		%	%	Rent (3)	Occupied
Location	Feet		Occupied	Leased (2)	(in thousands)	Square Foot
NORTHERN CALIFORNIA
Oakland, CA
Lake Merritt
1 Kaiser Plaza	535,324		93.5%	96.3%	$20,907	$41.77
2101 Webster Street (4)	474,798		96.2%	96.2%	18,782	41.12
1901 Harrison Street (4)	282,350		81.1%	99.4%	10,393	45.39
2100 Franklin Street (4)	216,828		98.9%	98.9%	9,045	42.18
2353 Webster Street Parking Garage (4)	N/A		N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(6)	N/A	N/A	N/A	N/A
Total Lake Merritt	1,509,300		92.8%	97.2%	59,127	42.21
City Center
1333 Broadway (5)	252,609		92.8%	92.8%	9,465	40.38
Total Oakland, CA	1,761,909		92.8%	96.6%	68,592	41.95
San Francisco, CA
South of Market
260 Townsend Street (4)	66,682		100.0%	100.0%	4,956	74.32
1130 Howard Street	21,194		100.0%	100.0%	1,489	70.26
Total San Francisco, CA	87,876		100.0%	100.0%	6,445	73.34
TOTAL NORTHERN CALIFORNIA	1,849,785		93.1%	96.8%	$75,037	$43.57

SOUTHERN CALIFORNIA
Los Angeles, CA
West Los Angeles
11620 Wilshire Boulevard	194,643		94.1%	95.1%	$7,552	$41.23
11600 Wilshire Boulevard	56,144		90.4%	90.4%	2,661	52.43
Lindblade Media Center (7)	32,428		100.0%	100.0%	1,446	44.59
Total West Los Angeles	283,215		94.0%	94.7%	11,659	43.79
Mid-Wilshire
4750 Wilshire Boulevard	143,361		100.0%	100.0%	3,859	26.92
Beverly Hills
9460 Wilshire Boulevard	93,622		94.9%	94.9%	8,332	93.78
Total Los Angeles, CA	520,198		95.8%	96.2%	23,850	47.86
TOTAL SOUTHERN CALIFORNIA	520,198		95.8%	96.2%	$23,850	$47.86

(Continued)

Office Portfolio Detail by Property, Market, and Submarket as of December 31, 2018 (1) (Continued)

						Annualized
	Rentable				Annualized	Rent Per
	Square		%	%	Rent (3)	Occupied
Location	Feet		Occupied	Leased (2)	(in thousands)	Square Foot
EAST
Washington, DC
Capitol Hill
999 N Capitol Street	315,983		90.1%	90.1%	$13,539	$47.56
899 N Capitol Street	314,667		86.1%	86.1%	14,333	52.90
830 1st Street (4)	247,337		100.0%	100.0%	11,648	47.09
901 N Capitol Street	N/A	(8)	N/A	N/A	N/A	N/A
Total Capitol Hill	877,987		91.5%	91.5%	39,520	49.19
Total Washington, DC	877,987		91.5%	91.5%	39,520	49.19
TOTAL EAST	877,987		91.5%	91.5%	$39,520	$49.19

SOUTHWEST
Austin, TX
South
3601 S Congress Avenue (9)	183,885		94.7%	98.6%	$6,210	$35.66
TOTAL SOUTHWEST	183,885		94.7%	98.6%	$6,210	$35.66

TOTAL PORTFOLIO	3,431,855		93.2%	95.4%	$144,617	$45.21

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Based on leases signed as of December 31, 2018.

(3)         Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(4)         2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(5)         We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.

(6)         2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(7)         Lindblade Media Center consists of three buildings.

(8)         901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having approximately 270,000 rentable square feet.

(9)         3601 S Congress Avenue consists of ten buildings. The Company intends to develop an existing surface parking lot into approximately 42,000 square feet of additional rentable office space.

Hotel Portfolio Summary as of December 31, 2018

				Revenue Per
			%	Available
Property	Market	Rooms	Occupied (1)	Room (2)
Sheraton Grand Hotel (3)	Sacramento, CA	503	80.1%	$129.73
Total Hotel (1 Property)		503	80.1%	$129.73

Other Ancillary Properties within Hotel Portfolio

		Rentable			Annualized
		Square	%	%	Rent (Parking
		Feet	Occupied	Leased	and Retail) (5)
Property	Market	(Retail)	(Retail)	(Retail) (4)	(in thousands)
Sheraton Grand Hotel Parking Garage & Retail (6)	Sacramento, CA	9,453	100.0%	100.0%	$2,943
Total Ancillary Hotel (1 Property)		9,453	100.0%	100.0%	$2,943

(1)         Represents trailing 12-month occupancy as of December 31, 2018, calculated as the number of occupied rooms divided by the number of available rooms.

(2)         Represents trailing 12-month RevPAR as of December 31, 2018, calculated as room revenue divided by the number of available rooms.

(3)         The Sheraton Grand Hotel is part of the Sheraton franchise and is managed by Starwood Hotels and Resorts Worldwide, Inc.

(4)         Based on leases commenced as of December 31, 2018.

(5)         Represents gross monthly contractual rent under parking and retail leases commenced as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(6)         The site of the Sheraton Grand Hotel Parking Garage & Retail is being evaluated for potential development.

Office Portfolio—Top 10 Tenants by Annualized Rental Revenue as of December 31, 2018 (1)

		Credit
		Rating					% of
		(S&P /		Annualized	% of	Rentable	Rentable
		Moody’s /	Lease	Rent (2)	Annualized	Square	Square
Tenant	Property	Fitch)	Expiration	(in thousands)	Rent	Feet	Feet
U.S. Federal Government Agencies (3)	Various	AA+ / Aaa / AAA	2019 - 2026	$25,580	17.7%	558,965	16.3%
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza / 2101 Webster	AA- / - / AA-	2019 - 2027	19,387	13.4%	469,813	13.7%
The District of Columbia	899 N Capitol Street	AA+ / Aaa / AA+	2021	11,342	7.8%	205,860	6.0%
Pandora Media, Inc.	2100 Franklin Street / 2101 Webster / 3601 S Congress Avenue	- / - / -	2019 - 2024	7,763	5.4%	190,833	5.6%
Wells Fargo Bank, N.A.	1901 Harrison Street	A+ / Aa2 / AA-	2019 - 2023	4,241	2.9%	87,000	2.5%
Farmers Group, Inc.	4750 Wilshire Boulevard	A / A2 / -	2019	3,859	2.7%	143,361	4.2%
Delta Dental of California	1333 Broadway	- / - / -	2019 - 2028	3,712	2.6%	82,923	2.4%
Neighborhood Reinvestment Corporation	999 N Capitol Street	- / - / -	2023	3,450	2.4%	67,611	2.0%
MUFG Union Bank, N.A.	9460 Wilshire Boulevard	A / Aa2 / A	2029	3,105	2.1%	26,644	0.8%
Save the Children Federation, Inc.	899 N Capitol Street	- / - / -	2029	2,704	1.9%	58,768	1.7%
Total for Top Ten Tenants				85,143	58.9%	1,891,778	55.2%
All Other Tenants				59,474	41.1%	1,307,237	38.0%
Vacant				—	—%	232,840	6.8%
Total for Portfolio				$144,617	100.0%	3,431,855	100.0%

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(3)         Represents seven different leases at various properties.

Office Portfolio—Diversification by NAICS code as of December 31, 2018 (1)

	Annualized	% of	Rentable
	Rent (2)	Annualized	Square	% of Rentable
NAICS Code	(in thousands)	Rent	Feet	Square Feet
Public Administration	$42,363	29.5%	886,166	25.7%
Health Care and Social Assistance	25,229	17.4%	592,052	17.3%
Finance and Insurance	18,522	12.8%	406,339	11.8%
Professional, Scientific, and Technical Services	17,618	12.2%	403,408	11.8%
Information	13,453	9.3%	303,948	8.9%
Other Services (except Public Administration)	6,714	4.6%	149,185	4.3%
Real Estate and Rental and Leasing	4,546	3.1%	102,112	3.0%
Manufacturing	3,394	2.3%	82,503	2.4%
Educational Services	2,956	2.0%	74,972	2.2%
Construction	2,858	2.0%	41,466	1.2%
Arts, Entertainment, and Recreation	2,798	1.9%	44,708	1.3%
Accommodation and Food Services	2,106	1.5%	52,030	1.5%
Retail Trade	1,200	0.8%	40,084	1.2%
Management of Companies and Enterprises	371	0.3%	9,651	0.3%
Administrative and Support and Waste Management and Remediation Services	277	0.2%	5,453	0.2%
Wholesale Trade	212	0.1%	4,938	0.1%
Vacant	—	—%	232,840	6.8%
TOTAL PORTFOLIO	$144,617	100.0%	3,431,855	100.0%

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Office Portfolio—Lease Expiration as of December 31, 2018 (1)

	Number			Annualized		Annualized
Year of Lease	Of	Square Feet of	% of Square	Rent (2)	% of Annualized	Rent Per Occupied
Expiration	Tenants	Expiring Leases	Feet Expiring	(in thousands)	Rent Expiring	Square Foot
2019 (3)	70	423,196	13.2%	$15,076	10.4%	$35.62
2020	48	444,965	13.9%	18,820	13.0%	42.30
2021	40	602,714	18.8%	29,480	20.4%	48.91
2022	31	249,107	7.8%	10,227	7.1%	41.05
2023	20	292,915	9.2%	13,986	9.7%	47.75
2024	14	61,719	1.9%	3,288	2.3%	53.27
2025	18	467,037	14.6%	20,243	14.0%	43.34
2026	6	367,618	11.5%	18,689	12.9%	50.84
2027	4	88,440	2.8%	3,883	2.7%	43.91
2028	6	101,320	3.2%	4,673	3.2%	46.12
Thereafter	4	99,984	3.1%	6,252	4.3%	62.53
Total Occupied	261	3,199,015	100.0%	$144,617	100.0%	$45.21
Vacant		232,840
Total Portfolio		3,431,855

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(3)         Includes 36,608 square feet of month-to-month leases.

Office Portfolio—Historical Occupancy (1)

	December 31,
	2018
	Rentable		Occupancy Rates (2)
Property	Square Feet		2014	2015	2016	2017	2018
1 Kaiser Plaza	535,324		91.0%	96.7%	96.4%	93.4%	93.5%
2101 Webster Street (3)	474,798		81.9%	98.9%	98.9%	99.3%	96.2%
999 N Capitol Street	315,983		84.0%	84.0%	84.0%	83.2%	90.1%
899 N Capitol Street	314,667		52.2%	73.7%	74.1%	86.1%	86.1%
1901 Harrison Street (3)	282,350		99.4%	98.2%	97.5%	91.8%	81.1%
1333 Broadway (4)	252,609		82.6%	92.9%	92.9%	96.7%	92.8%
830 1st Street (3)	247,337		100.0%	100.0%	100.0%	100.0%	100.0%
2100 Franklin Street (3)	216,828		83.5%	96.7%	98.5%	98.9%	98.9%
11620 Wilshire Boulevard	194,643		84.5%	91.5%	93.0%	98.6%	94.1%
3601 S Congress Avenue (5)	183,885		91.1%	97.4%	94.0%	92.2%	94.7%
4750 Wilshire Boulevard	143,361		100.0%	100.0%	100.0%	100.0%	100.0%
9460 Wilshire Boulevard (6)	93,622		N/A	N/A	N/A	N/A	94.9%
260 Townsend Street (3)	66,682		89.5%	89.7%	78.8%	100.0%	100.0%
11600 Wilshire Boulevard	56,144		78.5%	84.7%	80.0%	87.6%	90.4%
Lindblade Media Center (7)	32,428		100.0%	100.0%	100.0%	100.0%	100.0%
1130 Howard Street (8)	21,194		N/A	N/A	N/A	100.0%	100.0%
901 N Capitol Street	N/A	(9)	N/A	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage (3)	N/A		N/A	N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(10)	N/A	N/A	N/A	N/A	N/A
500 West Santa Ana Boulevard (11)	N/A		100.0%	N/A	N/A	N/A	N/A
211 Main Street (11)	N/A		100.0%	100.0%	100.0%	N/A	N/A
200 S College Street (11)	N/A		68.3%	66.9%	90.1%	N/A	N/A
980 9th Street (11)	N/A		83.4%	64.0%	66.6%	N/A	N/A
1010 8th Street Parking Garage & Retail (11)	N/A		9.9%	9.6%	10.7%	N/A	N/A
800 N Capitol Street (11)	N/A		93.2%	76.1%	76.1%	N/A	N/A
7083 Hollywood Boulevard (11)	N/A		96.3%	97.3%	97.3%	N/A	N/A
370 L’Enfant Promenade (11)	N/A		89.0%	87.7%	39.1%	N/A	N/A
Total Weighted Average	3,431,855		85.1%	86.9%	85.7%	94.2%	93.2%

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Historical occupancies for office properties are shown as a percentage of rentable square feet and are based on leases commenced as of December 31st of each historical year.

(3)         2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(4)         We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.

(5)         3601 S Congress Avenue consists of ten buildings. The Company intends to develop an existing surface parking lot into approximately 42,000 square feet of additional rentable office space.

(6)         9460 Wilshire Boulevard was acquired on January 18, 2018.

(7)         Lindblade Media Center consists of three buildings.

(8)         1130 Howard Street was acquired on December 29, 2017.

(9)         901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having approximately 270,000 rentable square feet.

(10)  2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(11)  500 West Santa Ana Boulevard, 211 Main Street, 200 S College Street, 980 9th Street, 1010 8th Street Parking Garage & Retail, 800 N Capitol Street, 7083 Hollywood Boulevard, and 370 L’Enfant Promenade were sold on November 19, 2015, March 28, 2017, June 8, 2017, June 20, 2017, June 20, 2017, August 31, 2017, September 21, 2017, and October 17, 2017, respectively.

Office Portfolio—Historical Annualized Rents (1)

	December 31,
	2018
	Rentable		Annualized Rent Per Occupied Square Foot (2)
Property	Square Feet		2014	2015	2016	2017	2018
1 Kaiser Plaza	535,324		$36.50	$34.24	$37.13	$39.26	$41.77
2101 Webster Street (3)	474,798		38.84	36.76	37.64	38.75	41.12
999 N Capitol Street	315,983		44.18	44.82	45.19	46.45	47.56
899 N Capitol Street	314,667		52.36	50.44	49.49	51.99	52.90
1901 Harrison Street (3)	282,350		33.74	34.02	35.49	36.99	45.39
1333 Broadway (4)	252,609		30.17	31.07	33.12	35.76	40.38
830 1st Street (3)	247,337		42.42	42.53	43.90	43.60	47.09
2100 Franklin Street (3)	216,828		37.20	37.65	38.44	39.50	42.18
11620 Wilshire Boulevard	194,643		30.50	35.07	38.55	39.28	41.23
3601 S Congress Avenue (5)	183,885		27.28	30.21	31.84	33.65	35.66
4750 Wilshire Boulevard	143,361		25.45	25.03	25.71	26.17	26.92
9460 Wilshire Boulevard (6)	93,622		N/A	N/A	N/A	N/A	93.78
260 Townsend Street (3)	66,682		58.02	64.92	68.97	70.80	74.32
11600 Wilshire Boulevard	56,144		45.89	49.23	50.62	50.86	52.43
Lindblade Media Center (7)	32,428		31.51	39.88	41.60	43.27	44.59
1130 Howard Street (8)	21,194		N/A	N/A	N/A	67.90	70.26
901 N Capitol Street	N/A	(9)	N/A	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage (3)	N/A		N/A	N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(10)	N/A	N/A	N/A	N/A	N/A
500 West Santa Ana Boulevard (11)	N/A		20.40	N/A	N/A	N/A	N/A
211 Main Street (11)	N/A		28.69	28.81	28.80	N/A	N/A
200 S College Street (11)	N/A		22.61	23.33	23.60	N/A	N/A
980 9th Street (11)	N/A		30.47	29.69	30.23	N/A	N/A
1010 8th Street Parking Garage & Retail (11)	N/A		6.81	6.63	7.07	N/A	N/A
800 N Capitol Street (11)	N/A		45.19	45.36	45.02	N/A	N/A
7083 Hollywood Boulevard (11)	N/A		35.61	38.35	38.45	N/A	N/A
370 L’Enfant Promenade (11)	N/A		51.25	51.94	55.80	N/A	N/A
Total Weighted Average	3,431,855		$36.25	$36.75	$36.79	$41.00	$45.21

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         Other than as set forth in (7) below, Annualized Rent Per Occupied Square Foot represents annualized gross rent divided by total occupied square feet as of December 31 of each historical year. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(3)         2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(4)         We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.

(5)         3601 S Congress Avenue consists of ten buildings. The Company intends to develop an existing surface parking lot into approximately 42,000 square feet of additional rentable office space.

(6)         9460 Wilshire Boulevard was acquired on January 18, 2018.

(7)         Lindblade Media Center consists of three buildings.

(8)         1130 Howard Street was acquired on December 29, 2017. The annualized rent as of December 31, 2017 for 12,944 rentable square feet of the building is presented using the actual rental income under a signed lease with a different tenant who took possession in March 2018, as the space was occupied by the prior owner and annualized rent under the short-term lease was de minimis.

(9)         901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having approximately 270,000 rentable square feet.

(10)  2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(11)  500 West Santa Ana Boulevard, 211 Main Street, 200 S College Street, 980 9th Street, 1010 8th Street Parking Garage & Retail, 800 N Capitol Street, 7083 Hollywood Boulevard, and 370 L’Enfant Promenade were sold on November 19, 2015, March 28, 2017, June 8, 2017, June 20, 2017, June 20, 2017, August 31, 2017, September 21, 2017, and October 17, 2017, respectively.

Multifamily Portfolio—Historical Occupancy

		Occupancy Rates (2)
Property (1)	Units	2014	2015	2016	2017	2018
4649 Cole Avenue (3)	334	88.9%	93.1%	94.3%	N/A	N/A
4200 Scotland Street	308	92.2%	91.2%	93.2%	N/A	N/A
47 E 34th Street	110	100.0%	89.1%	85.5%	N/A	N/A
3636 McKinney Avenue	103	98.1%	94.2%	92.2%	N/A	N/A
3839 McKinney Avenue (4)	75	94.7%	96.0%	86.7%	N/A	N/A
Total Weighted Average	930	92.8%	92.4%	92.0%	N/A	N/A

(1)         3636 McKinney Avenue, 3839 McKinney Avenue, 4649 Cole Avenue, 47 E 34th Street, and 4200 Scotland Street were sold on May 30, 2017, May 30, 2017, June 23, 2017, September 26, 2017, and December 15, 2017, respectively.

(2)         Historical occupancies for multifamily properties are based on leases commenced as of December 31st of each historical year and were calculated using units and not square feet.

(3)         4649 Cole Avenue consisted of fifteen buildings.

(4)         3839 McKinney Avenue consisted of two buildings.

Multifamily Portfolio—Historical Annualized Rents

		Monthly Rent Per Occupied Unit (2)
Property (1)	Units	2014	2015	2016	2017	2018
4649 Cole Avenue (3)	334	$1,366	$1,404	$1,439	N/A	N/A
4200 Scotland Street	308	1,797	1,768	1,661	N/A	N/A
47 E 34th Street	110	4,188	4,642	4,947	N/A	N/A
3636 McKinney Avenue	103	1,647	1,696	1,735	N/A	N/A
3839 McKinney Avenue (4)	75	1,590	1,597	1,661	N/A	N/A
Total Weighted Average	930	$1,919	$1,942	$1,948	N/A	N/A

(1)         3636 McKinney Avenue, 3839 McKinney Avenue, 4649 Cole Avenue, 47 E 34th Street, and 4200 Scotland Street were sold on May 30, 2017, May 30, 2017, June 23, 2017, September 26, 2017, and December 15, 2017, respectively.

(2)         Represents gross monthly base rent under leases commenced divided by occupied units as of December 31st of each historical year. This amount reflects total cash rent before concessions.

(3)         4649 Cole Avenue consisted of fifteen buildings.

(4)         3839 McKinney Avenue consisted of two buildings.

Hotel Portfolio—Historical Occupancy Rates as of December 31, 2018

			Occupancy (%) (1)
Hotel Location	Franchise	Rooms	2014	2015	2016	2017	2018
Sacramento, CA	Sheraton	503	75.3%	77.5%	78.1%	81.5%	80.1%
Los Angeles, CA (2)	Holiday Inn	405	89.2%	87.9%	81.1%	N/A	N/A
Oakland, CA (3)	Courtyard	162	80.2%	81.9%	74.3%	N/A	N/A
Weighted Average		1,070	81.3%	82.1%	78.9%	81.5%	80.1%

(1)         Historical occupancies for hotel properties are shown as a percentage of rentable rooms and represent the trailing 12-months occupancy as of December 31st of each historical year. For sold properties, occupancy is presented for our period of ownership only.

(2)         This property was sold in July 2016.

(3)         This property was sold in February 2016.

Hotel Portfolio—Historical Average Daily Rates as of December 31, 2018

			Average Daily Rate (Price) Per Room/Suite ($) (1)
Hotel Location	Franchise	Rooms	2014	2015	2016	2017	2018
Sacramento, CA	Sheraton	503	$140.75	$148.24	$152.89	$157.64	$161.95
Los Angeles, CA (2)	Holiday Inn	405	93.08	100.46	123.24	N/A	N/A
Oakland, CA (3)	Courtyard	162	151.27	173.05	169.58	N/A	N/A
Weighted Average		1,070	$122.52	$132.61	$144.06	$157.64	$161.95

(1)         Represents trailing 12-months average daily rate as of December 31st of each historical year, calculated by dividing the amount of room revenue by the number of occupied rooms. For sold properties, the average daily rate is presented for our period of ownership only.

(2)         This property was sold in July 2016.

(3)         This property was sold in February 2016.

Hotel Portfolio—Historical Revenue per Available Room/Suite as of December 31, 2018

			Revenue Per Available Room/Suite ($) (1)
Hotel Location	Franchise	Rooms	2014	2015	2016	2017	2018
Sacramento, CA	Sheraton	503	$105.95	$114.83	$119.44	$128.43	$129.73
Los Angeles, CA (2)	Holiday Inn	405	83.06	88.35	99.98	N/A	N/A
Oakland, CA (3)	Courtyard	162	121.31	141.72	126.00	N/A	N/A
Weighted Average		1,070	$99.61	$108.88	$113.73	$128.43	$129.73

(1)         Represents trailing 12-month RevPAR as of December 31st of each historical year, calculated by dividing the amount of room revenue by the number of available rooms. For sold properties, RevPAR is presented for our period of ownership only.

(2)         This property was sold in July 2016.

(3)         This property was sold in February 2016.

Property Indebtedness as of December 31, 2018 (1)

	Outstanding			Balance Due
	Principal			At Maturity
	Balance	Interest	Maturity	Date	Prepayment/
Property	(in thousands)	Rate	Date	(in thousands)	Defeasance
1 Kaiser Plaza	$97,100	4.14%	7/1/2026	$97,100	(4)
2101 Webster Street (2)	83,000	4.14%	7/1/2026	83,000	(4) (5)
2100 Franklin Street (2)	80,000	4.14%	7/1/2026	80,000	(4) (5)
1901 Harrison Street (2)	42,500	4.14%	7/1/2026	42,500	(4) (5)
1333 Broadway (3)	39,500	4.14%	7/1/2026	39,500	(4)
260 Townsend Street (2)	28,200	4.14%	7/1/2026	28,200	(4) (6)
830 1st Street (2)	46,000	4.50%	1/5/2027	42,008	(7)
Total/Weighted Average	$416,300	4.18%		$412,308

(1)         As described under “—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this “Our Business and Properties” section, as part of the Asset Sale, the Company has sold certain properties and is actively marketing additional properties for sale.  The information presented in this table represents historical information without giving effect to the Asset Sale.

(2)         2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 830 1st Street, and 260 Townsend Street were sold in March 2019 as part of the Asset Sale.

(3)         We have entered into a purchase and sale agreement with an unrelated third party for the sale of 1333 Broadway. We expect the closing of the sale transaction to occur during the second quarter of 2019.  In connection with the sale of the property, we expect that the mortgage loan with an aggregate outstanding principal balance of $39,500,000 will be defeased.

(4)         Loan is generally not prepayable prior to April 1, 2026.

(5)         On March 1, 2019, these mortgage loans, which had an aggregate outstanding principal balance of $205,500,000 at such time, were defeased in connection with the sale of the related properties as part of the Asset Sale.

(6)         As of December 31, 2018, this mortgage loan is included in liabilities associated with assets held for sale on our consolidated balance sheet. On March 14, 2019, in connection with the sale of this property, this mortgage loan had an outstanding balance of $28,200,000 and was assumed by the buyer as part of the Asset Sale.

(7)         On March 1, 2019, in connection with the sale of this property as part of the Asset Sale, we paid off the related mortgage loan, which had an outstanding principal balance of $46,000,000 at such time, using proceeds from the sale.  Additionally, we paid a prepayment penalty of $5,326,000 in connection with the prepayment of this mortgage loan.

Principal Lease Terms

Our office leases generally have terms ranging from three to ten years. Most of our leases for office properties are for fixed rentals with periodic pre-negotiated increases and are not based on the income, profits or sales of any person. Our office leases typically provide that the landlord is responsible for some property related expenses during the lease term, but some of the expenses are reimbursed to us by the tenant in various proportions. In these office leases, the tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord’s failure to perform its obligations under the lease.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On March 1, 2019, CIM/Oakland 1901 Harrison, LP, which we refer to as 1901 Owner, CIM/Oakland 2353 Webster, LP, which we refer to as 2353 Owner, and CIM/Oakland Center 21, LP, which we refer to as Center 21 Owner, all of which are indirect, wholly-owned subsidiaries of the Company, completed the sale of properties located in Oakland, California (1901 Harrison Street, 2353 Webster Street, 2101 Webster Street and 2100 Franklin Street), which we refer to as the March Oakland Properties, for an aggregate contract sales price of approximately $512 million.  We refer to 1901 Owner, 2353 Owner and Center 21 Owner, collectively, as the Sellers.

The following unaudited pro forma consolidated financial statements of the Company have been prepared to reflect the effect of the sale of the March Oakland Properties. The unaudited pro forma consolidated balance sheet as of December 31, 2018 is based on the balance sheet of the Company, and gives effect to the sale as if it occurred on December 31, 2018. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2018, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2017, are based on the historical consolidated statement of operations of the Company, and give effect to the sale of the March Oakland Properties as if it had occurred on January 1, 2017.

The unaudited pro forma consolidated financial statements presented below are based on assumptions and adjustments set forth in the notes thereto. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma consolidated financial statements are directly attributable to the sale, are factually supportable, and based upon available information and assumptions that the Company considers reasonable, and have been made solely for purposes of developing such unaudited pro forma consolidated financial statements for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma consolidated financial statements are presented for informational purposes only and should not be considered indicative of actual results that would have been achieved had the sale of the March Oakland Properties actually been consummated on the dates indicated and does not purport to be indicative of the financial condition as of any future date or results of operation for any future period.

The unaudited pro forma consolidated financial statements, and the accompanying notes, should be read in conjunction with the Company’s Schedule 14C Information Statement filed with the SEC on January 9, 2019, and the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019. Other than with respect to the sale of the March Oakland Properties, or as otherwise provided in the notes to the pro forma consolidated financial statements, such financial statements do not reflect events occurring after the date of the applicable statement, including the consummation of the sale by the Company of a property in Washington D.C. occurring in March 2019, as well as any adjustments related to the sale of other properties that are being marketed for sale in connection with the Asset Sale.

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2018

(in thousands, except share and per share amounts)

	As Reported	Pro Forma
	(A)	Adjustments (B)		Pro Forma
ASSETS
Investments in real estate, net	$1,040,937	$(195,252)		$845,685
Cash and cash equivalents	54,931	272,710	(C)	327,641
Restricted cash	22,512	(5,539)		16,973
Loans receivable, net	83,248	—		83,248
Accounts receivable, net	6,640	(924)		5,716
Deferred rent receivable and charges, net	84,230	(20,275)		63,955
Other intangible assets, net	9,531	(97)		9,434
Other assets	18,197	(940)		17,257
Assets held for sale, net	22,175	—		22,175
TOTAL ASSETS	$1,342,401	$49,683		$1,392,084
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$588,671	$(205,022	)(D)	$383,649
Accounts payable and accrued expenses	41,598	(6,977)		34,621
Intangible liabilities, net	2,872	—		2,872
Due to related parties	10,951	(1,046)		9,905
Other liabilities	16,535	(3,213)		13,322
Liabilities associated with assets held for sale, net	28,766	—		28,766
Total liabilities	689,393	(216,258)		473,135
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,566,386 and 1,565,346 shares issued and outstanding, respectively; liquidation preference of $25.00 per share, subject to adjustment	35,733	—		35,733
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 1,287,169 and 1,281,804 shares issued and outstanding, respectively; liquidation preference of $25.00 per share, subject to adjustment	31,866	—		31,866
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 shares authorized; 8,080,740 shares issued and outstanding; liquidation preference of $28.37 per share, subject to adjustment	229,251	—		229,251
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,795,073 shares issued and outstanding	44	—		44
Additional paid-in capital	790,354	—		790,354
Accumulated other comprehensive income	1,806	—		1,806
Distributions in excess of earnings	(436,883)	265,941	(E)	(170,942)
Total stockholders’ equity	616,438	265,941		882,379
Noncontrolling interests	837	—		837
Total equity	617,275	265,941		883,216
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,342,401	$49,683		$1,392,084

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2018

(in thousands, except per share amounts)

	As Reported	Pro Forma
	(F)	Adjustments (G)		Pro Forma
REVENUES:
Rental and other property income	$138,310	$(36,770)		$101,540
Hotel income	35,672	—		35,672
Expense reimbursements	10,023	(1,594)		8,429
Interest and other income	13,719	(179)		13,540
	197,724	(38,543)		159,181
EXPENSES:
Rental and other property operating	80,171	(14,586)		65,585
Asset management and other fees to related parties	24,451	(4,034	)(H)	20,417
Interest	27,702	(8,690)		19,012
General and administrative	9,167	(426)		8,741
Transaction costs	938	—		938
Depreciation and amortization	53,228	(14,206)		39,022
	195,657	(41,942)		153,715
INCOME BEFORE PROVISION FOR INCOME TAXES	2,067	3,399		5,466
Provision for income taxes	925	—		925
NET INCOME	1,142	3,399		4,541
Net income attributable to noncontrolling interests	(21)	—		(21)
NET INCOME ATTRIBUTABLE TO THE COMPANY	1,121	3,399		4,520
Redeemable preferred stock dividends declared and accumulated	(15,423)	—		(15,423)
Redeemable preferred stock redemptions	4	—		4
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(14,298)	$3,399		$(10,899)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.33)			$(0.25)
Diluted	$(0.33)			$(0.25)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	43,792			43,792
Diluted	43,792			43,792

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(in thousands, except per share amounts)

	As Reported	Pro Forma
	(I)	Adjustments (J)		Pro Forma
REVENUES:
Rental and other property income	$166,587	$(36,756)		$129,831
Hotel income	35,576	—		35,576
Expense reimbursements	16,646	(1,496)		15,150
Interest and other income	17,567	(261)		17,306
	236,376	(38,513)		197,863
EXPENSES:
Rental and other property operating	101,585	(14,585)		87,000
Asset management and other fees to related parties	30,251	(3,742	)(H)	26,509
Interest	36,338	(8,690)		27,648
General and administrative	5,479	(105)		5,374
Transaction costs	11,862	—		11,862
Depreciation and amortization	58,364	(13,852)		44,512
Impairment of real estate	13,100	—		13,100
	256,979	(40,974)		216,005
Gain on sale of real estate	401,737	—		401,737
INCOME BEFORE PROVISION FOR INCOME TAXES	381,134	2,461		383,595
Provision for income taxes	1,376	—		1,376
NET INCOME	379,758	2,461		382,219
Net income attributable to noncontrolling interests	(21)	—		(21)
NET INCOME ATTRIBUTABLE TO THE COMPANY	379,737	2,461		382,198
Redeemable preferred stock dividends declared and accumulated	(1,926)	—		(1,926)
Redeemable preferred stock redemptions	2	—		2
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$377,813	$2,461		$380,274
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$5.47			$5.51
Diluted	$5.47			$5.51
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	69,062			69,062
Diluted	69,070			69,070

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION

Notes to Unaudited Pro Forma Consolidated Financial Statements

(A)       Reflects the Company’s consolidated balance sheet as of December 31, 2018, as contained in the financial statements presented in the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

(B)       Except as described in (C) below, represents the elimination of the assets and liabilities associated with the sale of the March Oakland Properties, with the exception of property-level cash, which is assumed to be retained by the Company.

(C)       Represents the actual net proceeds received by the Company from the sale of the March Oakland Properties, which is net of changes to cash for the settlement of property level other assets and liabilities, defeasance of property level debt, prorations and adjustments, transaction costs attributable to the sale, and, as applicable, property-level restricted cash, which is assumed to be converted to unrestricted cash upon sale and retained by the Company.

(D)       Represents property level debt, net of deferred financing costs, associated with the March Oakland Properties, which was defeased in conjunction with the sale of the properties.

(E)        Represents the excess of the actual net cash proceeds from the sale of the March Oakland Properties over the carrying value, as of December 31, 2018, of the assets net of liabilities of the March Oakland Properties. This amount has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.

(F)         Reflects the consolidated results of operations of the Company for the year ended December 31, 2018, as contained in the financial statements presented in the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

(G)       Represents the elimination of actual revenues and expenses associated with the March Oakland Properties for the year ended December 31, 2018, except as described in (H) below.

(H)      Represents the impact to asset management fees assuming the sale of the March Oakland Properties occurred on January 1, 2017. Asset management fees are calculated as a percentage of the daily average gross fair value of investments.

(I)           Reflects the consolidated results of operations of the Company for the year ended December 31, 2017, as contained in the financial statements presented in the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

(J)           Represents the elimination of actual revenues and expenses associated with the March Oakland Properties for the year ended December 31, 2017, except as described in (H) above.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

In this section, references to “the Company,” “we,” “our,” and “us” refer only to CIM Commercial Trust Corporation and not its consolidated subsidiaries.

The following is a summary description of our capital stock. This description is not complete and is qualified in its entirety by reference to the provisions of charter and bylaws and the applicable provisions of the MGCL. Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).

General

Our charter provides that we may issue up to 900,000,000 shares of our Common Stock, and up to 100,000,000 shares of Preferred Stock, of which 36,000,000 shares are classified as our Series A Preferred Stock and 9,000,000 shares are classified as our Series L Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of April 5, 2019 there were 43,795,073 shares of our Common Stock, 3,149,924 shares of our Series A Preferred Stock, 3,159,029 Warrants (as defined below) and 8,080,740 shares of our Series L Preferred Stock issued and outstanding. Our Common Stock was held by approximately 441 stockholders of record as of April 5, 2019. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of our Preferred Stock and any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Except as set forth in the terms of our Series L Preferred Stock and described below (see “—Series L Preferred Stock”), holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Our Common Stock is traded on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.”

Series L Preferred Stock

On November 21, 2017, the Company issued 8,080,740 shares of Series L Preferred Stock following a public auction process conducted in Israel. Our Series L Preferred Stock is listed on Nasdaq and on the TASE, in each case under the ticker symbol “CMCTP.”

Our Series L Preferred Stock has no voting rights. Subject to certain exceptions, holders of our Series L Preferred Stock are entitled to receive the Series L Preferred Distribution at an annual rate of 5.5%, which rate is subject to increase under certain circumstances summarized below, of the Series L Stated Value, which is presently $28.37 (subject to adjustment), in cash. The Series L Preferred Distribution is cumulative. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%.

We must declare and pay the Initial Dividend, which for a given fiscal year is a minimum annual amount that is announced by us at the end of the prior fiscal year, on shares of our Common Stock prior to declaring and paying any portion of the Series L Preferred Distribution. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we will not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe will cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock. On December 21, 2018, our Board of Directors announced an Initial Dividend for fiscal year 2019 in the amount of $21,897,536, of which, as of April 5, 2019, $5,474,000 has been declared by us and paid to holders of Common Stock.

Our Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except with respect to and only to the extent of the Initial Dividend. Additionally, our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, senior to our Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to our Common Stock with respect to any accrued and unpaid Series L Preferred Distributions.

Unless full cumulative Series L Preferred Distributions for all past annual periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series L Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series L Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights.

However, to the extent necessary to preserve our status as a REIT, the foregoing sentence will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Prior to November 21, 2022, we are not permitted to issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and or our dissolution or winding up unless the Minimum Fixed Charge Coverage Ratio (as defined in our charter) is equal to or greater than 1.25:1.00 as of the last day of the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance.  As of December 31, 2018, we were in compliance with the Minimum Fixed Charge Coverage Ratio requirement.

From and after November 21, 2022, subject to certain conditions, we may redeem shares of Series L Preferred Stock at a redemption price equal to the Series L Stated Value, plus all accrued and unpaid distributions. Additionally, from and after November 21, 2022, each holder of shares of Series L Preferred Stock may require us to redeem such shares at a redemption price equal to the Series L Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to November 21, 2022 if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such date and (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date.

Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock, or contractual obligations from making such redemption.

The redemption price will be paid at the election of the Company, in its sole discretion, (1) in cash in ILS, (2) in shares of our Common Stock based on the lower of (i) the NAV of the Company per share of Common Stock as most recently published by the Company as of the redemption date and (ii) the 20-day volume-weighted average price per share of the Common Stock as described in the Articles Supplementary describing the terms of the Series L Preferred Stock, or (3) in any combination of cash in ILS and Common Stock, based on the foregoing conversion mechanisms.

Securities Offered In This Offering

Our Board of Directors has created out of the authorized and unissued shares of our Preferred Stock, a series of redeemable preferred stock, designated as the Series A Preferred Stock. Our Series A Preferred Stock is being offered pursuant to this prospectus and will be issued as a part of up to 36,000,000 Units, with each Unit consisting of one share of Series A Preferred Stock and one Warrant to purchase 0.25 of a share of our Common Stock.

Series A Preferred Stock

The following is a brief description of the terms of our Series A Preferred Stock. The description of our Series A Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series A Preferred Stock, which are filed as an exhibit to the registration statement of which this prospectus forms a part.  On June 28, 2016, our Articles Supplementary were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland.

Rank. Our Series A Preferred Stock ranks, with respect to dividend rights:

•                  senior to our Series L Preferred Stock, Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series as to dividend rights;

•                  on parity with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to dividend rights;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights; and

•                  junior to all our existing and future debt obligations.

Our Series A Preferred Stock ranks, with respect to rights upon our liquidation, winding-up or dissolution:

•                  senior to our Series L Preferred Stock (except as described below), Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series as to rights on our liquidation, winding-up and dissolution;

•                  on parity with our Series L Preferred Stock (to the extent of the Series L Stated Value) and with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to rights on our liquidation, winding up and dissolution;

•                  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to rights on our liquidation, winding up and dissolution; and

•                  junior to all our existing and future debt obligations.

Stated Value. Each share of Series A Preferred Stock has an initial “Series A Stated Value” of $25, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in the Articles Supplementary for our Series A Preferred Stock.

Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Preferred Stock, if any such class or series of stock is authorized in the future, the holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Series A Stated Value. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We expect to pay dividends on the Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to authorize and declare dividends on the shares of Series A Preferred Stock on a quarterly basis. Dividends are payable on the 15th day of the month following the quarter for which the dividend was declared or, if such date is not a business day, on the first business day thereafter. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.  For further information regarding the Company’s dividend policy, refer to “—Distribution Policy and Distributions.”

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of issuance. Dividends on the Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series A Preferred Stock will not bear interest.

Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, Series L Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series L Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Redemption at the Option of a Holder. Beginning on the date of original issuance of any shares of our Series A Preferred Stock until but excluding the second anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price equal to the Series A Stated Value, initially $25 per share, less a 13% redemption fee, plus any accrued but unpaid dividends.

Beginning on the second anniversary of the date of original issuance of any shares of our Series A Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price equal to the Series A Stated Value, initially $25 per share, less a 10% redemption fee, plus any accrued but unpaid dividends.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares will have the right to require the Company to redeem such shares at a redemption price equal to 100% of the Series A Stated Value, initially $25 per share, plus any accrued and unpaid dividends.

Each holder of Series A Preferred Stock may exercise their redemption right by delivering a written notice thereof to the Company and the redemption price shall be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

If the Company elects to pay the redemption price in Common Stock, the Company shall cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption.  The person or persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

Our obligation to redeem any shares of our Series A Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Optional Redemption Following Death of a Holder.  Beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance of any shares of our Series A Preferred Stock, we will redeem such shares held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Series A Stated Value, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption; provided, however, that our obligation to redeem any of the shares of Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption. Upon any such redemption request from a holder’s estate, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

Optional Redemption by the Company. We will have the right to redeem any or all shares of our Series A Preferred Stock from and after the fifth anniversary of the date of original issuance of such shares. We may redeem such shares at a redemption price equal to 100% of the Series A Stated Value, initially $25 per share, plus any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

We may exercise our redemption right by delivering a written notice thereof to the holders of shares of Series A Preferred Stock to be redeemed. Each such notice will state the date on which the redemption by us shall occur, which date will be no fewer than 10 nor more than 20 days following the notice date.

If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A Preferred Stock may be redeemed at the option of the Company, unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

Fractional Shares. No fractional shares of Common Stock will be issued upon redemption of any shares of Series A Preferred Stock. Rather, we shall round down to the nearest whole number of shares of Common Stock to be issued upon redemption.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series A Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock is insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series A Preferred Stock, such stock we refer to as Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock will not be added to our total liabilities.

The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

Voting Rights. Our Series A Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Dissolution, Amendment to the Charter and Other Extraordinary Actions.”

Exchange Listing. We have not made, and do not plan on making, an application to list the shares of our Series A Preferred Stock on Nasdaq, any other national securities exchange or any other nationally recognized trading system, or the TASE.

Common Stock Warrants

The following is a brief summary of the Warrants and is subject to, and qualified in its entirety by, the terms set forth in the Warrant Agreement (as defined below) and global warrant certificate filed as exhibits to the registration statement of which this prospectus forms a part.

Warrant Agreement. The Warrants to be issued in this offering will be governed by a warrant agreement, or the Warrant Agreement. The Warrants shall be issued either in certificated form or by “book-entry” form, in either case to DTC, and evidenced by one or more global warrants. Those investors who own beneficial interests in a global warrant do so through participants in DTC’s system, and the rights of these indirect owners will be governed solely by the Warrant Agreement and the applicable procedures and requirements of the DTC. The Warrants may be exercised by the holders of beneficial interest in the Warrants by delivering to the warrant agent, through a broker who is a DTC participant, prior to the expiration of such Warrants, a duly signed exercise notice and payment of the exercise price for the shares of our Common Stock for which such Warrants are being exercised, as described in more detail below.

Exercisability. Holders may exercise the Warrants at any time beginning on the first anniversary of their date of issuance up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of Common Stock (it being understood that in the case of a “cashless exercise,” the number of shares of Common Stock to be received by a holder of a Warrant will be reduced to pay for the exercise price as provided in the Warrant Agreement), unless such holder does not at the time of exercise own a sufficient number of Warrants to do so, by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 0.25 of a share of our Common Stock (subject to adjustment, as discussed below). A holder of Warrants does not have the right to exercise any portion of a Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant. Our charter prohibits the beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of our outstanding shares of Common Stock, or more than 9.8% in value of our capital stock.

Cashless Exercise. If, on the date of any exercise of any Warrant, a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrant is not effective and an exemption from registration is not available for the resale of such shares issuable upon exercise of the Warrant, the holder may only satisfy its obligation to pay the exercise price upon the exercise of its Warrant on a cashless basis in accordance with the terms of the Warrant Agreement. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise. The shares of Common Stock cancelled in a cashless exercise will be valued at the closing price of the Common Stock on the trading day immediately preceding the date as of which such value is being determined.

Outstanding Warrants After Termination Date. Any Warrant that is outstanding on the termination date of the Warrant shall be automatically terminated.

Exercise Price. The exercise price of the Common Stock purchasable upon exercise of the Warrants will equal a 15% premium to the Applicable NAV, or the fair market NAV per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant. The Company will determine the Applicable NAV on an annual basis or more frequently if, in the Company’s discretion, significant developments warrant. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to appropriate adjustment from time to time in relation to the following events or actions in respect of the Company: (i) we declare a dividend or make a distribution on outstanding shares of Common Stock in shares of Common Stock; (ii) we subdivide or reclassify our outstanding shares of Common Stock into a greater number of shares of Common Stock; (iii) we combine or reclassify our outstanding shares of Common Stock into a smaller number of shares of Common Stock; or (iv) we enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization.

Transferability. Subject to applicable law, the Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the Warrants on Nasdaq, any other national securities exchange or other nationally recognized trading system, or the TASE. Our Common Stock is listed on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.”

Rights as Stockholder. Except by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants will not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Fractional Shares. Warrants may only be exercised by a holder or the holder of beneficial interests therein for a whole number of shares of Common Stock not less than 50 shares of Common Stock (it being understood that in the case of a “cashless exercise,” the number of shares of Common Stock to be received by a holder of a Warrant will be reduced to pay for the exercise price as provided in the Warrant Agreement), unless such holder does not at the time of exercise own a sufficient number of Warrants to do so. No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round down the number of shares of Common Stock to be issued to the nearest whole number.

Distribution Policy and Distributions

Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of our Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Series A Stated Value. Dividends on each share of our Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We expect to pay dividends on the Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to authorize and declare dividends on the shares of Series A Preferred Stock on a quarterly basis. Dividends are payable on the 15th day of the month following the quarter for which the dividend was declared, or, if such date is not a business day, on the first business day thereafter. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.

Distributions will be paid to our stockholders if, as and when authorized by our Board of Directors and declared by us out of legally available funds as of the record dates selected by our Board of Directors. We expect to continue to declare and pay distributions to our common stockholders quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our Board of Directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Our ability to maintain payment of dividends to our stockholders may be impacted by various factors, including the following:

•                  we may not have enough capital resources to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;

•                  decisions on whether, when and in which amounts to make any future dividends will remain at all times entirely at the discretion of the Board of Directors, which reserves the right to change our dividend practices at any time and for any reason; and

•                  we may desire to retain cash to maintain or improve any credit ratings we have or may obtain in the future.

We must distribute to our stockholders at least 90% of our REIT taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Consequences—Annual Distribution Requirements” of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of distributions, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Consequences—Requirements for Qualification—General” in this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of Series A Preferred Stock and the Warrants is American Stock Transfer and Trust Company.  American Stock Transfer and Trust Company currently acts as the transfer agent and registrar for our Common Stock.

Select Charter Provisions Related to Our Capital Stock

Classification or Reclassification of Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, Series A Preferred Stock or Series L Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, our Series A Preferred Stock, or our Series L Preferred Stock, and authorizes us to issue the newly-classified shares, subject to the limitations contained in the terms of our Series L Preferred Stock described above. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock then outstanding, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 9.8% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (1) any person from beneficially or constructively owning our stock that (i) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (ii) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) would otherwise cause us to fail to qualify as a REIT, or (2) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (1)(i), (iii) and (2) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limits and the restrictions listed under (1)(ii) in the preceding paragraph for Urban II, CIM REIT, CIM Urban Partners GP, LLC, the Administrator and persons owning a direct or indirect interest in Urban II, CIM REIT, CIM Urban Partners GP, LLC or the Administrator.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

ESTIMATED NET ASSET VALUE

We have established an estimated NAV per share of Common Stock of $23.96 as of December 31, 2017. Neither FINRA nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Thus, other public REITs’ methodologies used to calculate estimated NAV may differ materially from ours. Additionally, the estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after December 31, 2017 that would have an impact on our estimated NAV. As described under “Our Business and Properties—Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock” in this prospectus, as part of the Asset Sale, the Company has sold certain properties since December 31, 2017, has entered into a purchase and sale agreement with respect to one property and is actively marketing additional properties for sale. These sales, any additional sales and the transactions described therein are expected to have an impact on our estimated NAV. Accordingly, the Company has determined not to publish the estimated NAV per share of Common Stock as of December 31, 2018 at this time.

Overview

The estimated NAV per share of $23.96 was calculated by our Operator, relying in part on appraisals of our investments in real estate and the assets of our lending segment. The table below sets forth the material items included in the calculation of our estimated NAV.

($ in thousands, except per share amount)
(unaudited)
Investments in real estate - at fair value (1)	$1,676,432
Loans receivable - at fair value (1)	83,858
Debt (1)	(608,695)
Cash and other assets net of other liabilities (1)	135,644
Redeemable Series L Preferred Stock (1)	(207,845)
Redeemable Series A Preferred Stock (1)	(29,331)
Noncontrolling interests (1)	(1,055)
Estimated NAV available to common shareholders	$1,049,008
Shares of Common Stock outstanding (1)	43,784,939
Estimated NAV per share of Common Stock	$23.96

(1) As of December 31, 2017.

We engaged various third party appraisal firms to perform appraisals of our investments in real estate and the assets of our lending segment as of December 31, 2017. These appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals were prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members.

The estimated NAV per share does not represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated NAV per share is not a representation, warranty or guarantee that (i) the exercise price for the Warrants, which is established based on Applicable NAV, will be indicative of the price at which the shares of Common Stock for which the Warrants may be exercised would trade, or that the shares of Common Stock would trade at the estimated NAV per share; (ii) a stockholder would be able to realize an amount equal to the estimated NAV per share if such stockholder attempts to sell his or her shares of Common Stock; (iii) a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon our liquidation or sale; or (iv) a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of Common Stock.

Further, the estimated NAV per share was calculated as of a point in time, and, although the values of shares of our Common Stock will fluctuate over time as a result of, among other things, developments related to individual assets, purchases and sales of additional assets, changes in the real estate and capital markets, distributions by us and changes in corporate policies and strategies, we do not undertake to update the estimated NAV per share on a regular basis.

Fair Value of Real Estate

As of December 31, 2017, our real estate portfolio consisted of (i) 18 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.3 million rentable square feet, and (ii) one hotel with 503 rooms and an ancillary parking garage. As of December 31, 2017, our investments in real estate had an aggregate estimated fair value of approximately $1,676,432,000 which, except for one office property acquired in December 2017, are based on appraisals obtained as of December 31, 2017.

The fair values of all our investments in real estate, with the exception of our parking garage (ancillary to one of our office properties), the two development sites and one office property acquired in December 2017, were determined using the income capitalization approach and more specifically utilizing discounted cash flow analyses as the primary methodology with the sales comparison approach being used as a secondary methodology. The fair value of our parking garage (ancillary to one of our office properties) was determined using the income capitalization approach and more specifically utilizing the direct capitalization methodology with the sales comparison approach being used as a secondary methodology. The sales comparison approach was utilized exclusively to value the two development sites.  The fair values of one office property acquired in December 2017 was based on the purchase price, including transaction costs that were capitalized and assumption of liabilities, negotiated with an unrelated third-party.

The discounted cash flow approach to valuing investments in real estate involves projecting annual cash flows over a defined holding period as well as calculating a residual value for an investment at the end of the holding period. The residual value is calculated by applying a capitalization rate to the projected net operating income in the year following the projected sale. The present value of the future cash flows, including the residual value, is then calculated using an appropriate discount rate and the summation of these present values is the basis for an investment’s fair value.

The direct capitalization approach to valuing investments in real estate involves applying a capitalization rate to current annual net operating income with the resulting value being the basis for an investment’s fair value.

The sales comparison approach to valuing investments in real estate uses actual sales prices for comparable assets to determine the investment’s fair value. The sales prices of the comparable assets are adjusted to reflect their condition relative to the subject property, the time and resources necessary to ready the comparable properties for sale, and the terms of the comparable properties sales.

The ranges of certain key assumptions used in the fair value measurement of the investments in real estate as of December 31, 2017 were as follows:

Asset Type /		Weighted
Key Assumption	Range	Average
Office and hotel assets
Discount rate	6.8% - 9.5%	7.6%
Capitalization rate	5.5% - 8.0%	6.6%

Fair Value of Loans Receivable

As of December 31, 2017, we held 188 loans whose aggregate fair value was approximately $83,858,000, which is based on an appraisal obtained as of December 31, 2017. The fair values were determined using a present value technique for the anticipated future cash flows of the loans using certain key assumptions. Credit risk, or lack of credit risk in the case of our government guaranteed loans, was considered in the determination of the key assumptions used to fair value our loans receivable.

Debt

As of December 31, 2017, our outstanding debt consisted of fixed rate property-level mortgages payable, floating rate junior subordinated notes, and a floating rate term loan facility (a portion of which was effectively converted to a fixed rate through interest rate swaps).

As of December 31, 2017, the carrying amount of our fixed rate mortgages payable was approximately $414,760,000, net of deferred loan costs, and the carrying amount of our floating rate debt which includes our junior subordinated notes, unsecured credit facility and term loan facility was approximately $193,935,000, net of deferred loan costs.

The fair value of our debt is calculated for disclosure purposes only and we do not include the mark to market adjustments related to our debt in our estimated NAV calculation. As of December 31, 2017, the estimated fair value of our debt was approximately $1,912,000 lower than the carrying amount of our debt net of deferred loan costs.

Fair Value of Cash, Other Assets and Other Liabilities

As of December 31, 2017, the carrying amounts of our cash, other assets and other liabilities approximates their fair values due to the liquid nature of such assets and the short-term nature of such liabilities.

Redeemable Series A Preferred Stock

As of December 31, 2017, our redeemable Series A Preferred Stock consisted of gross proceeds allocated to the Series A Preferred Stock of $31,998,000 offset by specifically identifiable issuance costs, non-issuance specific costs allocated to the Series A Preferred Stock and redemptions of $2,499,000, $125,000, and $43,000, respectively.

Redeemable Series L Preferred Stock

As of December 31, 2017, our redeemable Series L Preferred Stock consisted of gross proceeds from the sale of Series L Preferred Stock of $229,251,000 offset by specifically identifiable issuance costs, totaling $15,928,000, a discount of $2,946,000, and non-issuance specific costs of $2,532,000.

Sensitivity Analysis

While we believe that the assumptions used in determining the appraised values of our investments in real estate are reasonable, certain changes in these assumptions could impact the calculation of such values.

The table below illustrates the impact on the estimated NAV per share if the capitalization rates or discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged.

	Change in the NAV Per Share Due To
	Decrease of 25 bps	Increase of 25 bps
Capitalization rates	$0.94	$(0.96)
Discount rates	$0.72	$(0.79)

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of Preferred Stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•                  was committed in bad faith or

•                  was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL in the future.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board consisting of three classes;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•                  a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (A) by or at the direction of our Board of Directors, or (B) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of CIM Commercial Trust Corporation, which we refer to as CIM Commercial, and the material U.S. federal income tax consequences to holders of CIM Commercial’s Series A Preferred Stock, Warrants and Common Stock received upon exercise of the Warrants. This discussion is for your general information only. For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences,” references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold these securities as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•                  banks;

•                  insurance companies;

•                  tax-exempt organizations;

•                  persons liable for the alternative minimum tax;

•                  persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares or warrants as part of a wash sale for tax purposes; and

•                  a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and or the U.S. federal income tax consequences to holders of our securities and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. The federal tax legislation enacted in December 2017, commonly known as the Tax Cuts and Jobs Act, includes numerous significant tax law changes. Even changes that do not impose greater taxes on CIM Commercial could potentially result in adverse consequences to holders of our securities. For example, the Tax Cuts and Jobs Act includes a decrease in corporate tax rates, which could decrease the attractiveness of REITs relative to corporations that are not qualified as REITs. The Tax Cuts and Jobs Act does, however, permit noncorporate holders of CIM Commercial stock to deduct an amount equal to 20 percent of certain REIT dividends (see below under “—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Stockholders—Dividends”).

If a partnership holds shares of our stock or warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock or warrants should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares or warrants.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Stock, Series A Preferred Stock and Warrants, including the federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

As used in this section, the term “U.S. stockholder” means a holder of shares of CIM Commercial Common Stock, Series A Preferred Stock or Warrants that, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

In this section, references to “CIM Commercial stock” include Common Stock and Series A Preferred Stock, unless otherwise specified.

Owners of CIM Commercial stock or Warrants that are nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis are referred to in this section as non-U.S. stockholders.

Taxation of CIM Commercial as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with CIM Commercial’s taxable year ended December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial’s proposed method of operation will enable CIM Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Please be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing this opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

CIM Commercial’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial’s current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial’s net income that CIM Commercial currently distributes to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. CIM Commercial’s dividends, however, generally will not be eligible for (i) the corporate dividends received deduction and (ii) the reduced rates of tax applicable to qualified dividends received by noncorporate holders, although, as described below under “Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Stockholders—Dividends,” noncorporate U.S. stockholders of CIM Commercial stock will generally be entitled to a deduction equal to 20 percent of certain dividends paid by CIM Commercial.

Notwithstanding the above, CIM Commercial may have to pay U.S. federal income tax as follows:

•                  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial would have to pay tax at the regular corporate rate on such income and gains.

•                  Second, if CIM Commercial has (i) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, CIM Commercial would have to pay tax at the corporate rate on that income.

•                  Third, if CIM Commercial has net income from “prohibited transactions,” as defined in the Code, CIM Commercial would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fourth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “Requirements for Qualification—Income Tests,” but has nonetheless maintained CIM Commercial’s qualification as a REIT because CIM Commercial has satisfied certain other requirements, CIM Commercial would have to pay a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (B) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CIM Commercial’s profitability.

•                  Fifth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (i) 85% of CIM Commercial’s REIT ordinary income for that year, (ii) 95% of CIM Commercial’s REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Sixth, if CIM Commercial acquires any asset from a C corporation in a carryover basis transaction and recognizes gain on the disposition of that asset within five years of acquiring that asset, then CIM Commercial would have to pay tax on the built-in gain at the regular corporate rate.

•                  Seventh, if CIM Commercial derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at the corporate rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

•                  Eighth, if CIM Commercial receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial would be subject to a 100% tax on the amount of CIM Commercial’s non-arm’s-length income.

•                  Ninth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial would generally be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

•                  Tenth, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CIM Commercial could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”) and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CIM Commercial has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial’s charter provides for restrictions regarding the ownership and transfer of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CIM Commercial stock are described in this proxy statement under the heading “Description of Capital Stock and Securities Offered —Restrictions on Ownership and Transfer.”

Disregarded Entity Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CIM Commercial will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to “disregarded entity subsidiaries” in this section include QRSs.

Investments in Partnerships. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial’s proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section, and actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial’s ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the third bullet point under the heading “Taxation of CIM Commercial as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries. A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT or a QRS (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at the regular corporate rate (currently 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial’s TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial’s stockholders to the extent the dividends received from the TRS are paid to CIM Commercial’s stockholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing CIM Commercial’s qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial holds either directly or indirectly may not represent more than 20% of the total value of CIM Commercial’s assets (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of CIM Commercial’s interests in TRSs has represented and will continue to represent less than 20% (and for taxable years ending after December 31, 2009 and on or before December 31, 2017, has represented less than 25%) of the total value of CIM Commercial’s assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests. In order to maintain CIM Commercial’s qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

•                  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

•                  Second, at least 95% of CIM Commercial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CIM Commercial directly performs services for some of CIM Commercial’s tenants. CIM Commercial does not believe that the provision of these services will cause CIM Commercial’s gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial’s assets or liabilities. CIM Commercial’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph, and, effective for taxable years beginning after December 31, 2015, a REIT’s gross income also excludes the income from hedging transactions that are hedges of previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks, even when the previously hedged indebtedness is extinguished or the property is disposed.  CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize CIM Commercial’s status as a REIT.

Effective for taxable years beginning after December 31, 2015, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets” for purposes of the asset tests described below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  CIM Commercial’s failure to meet the income tests was due to reasonable cause and not due to willful neglect and

•                  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

CIM Commercial might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (B) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CIM Commercial’s profitability.

Asset Tests. CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of CIM Commercial’s assets.

•                  First, at least 75% of the value of CIM Commercial’s total assets must be represented by real estate assets, including (i) real estate assets held by CIM Commercial’s disregarded entity subsidiaries (if any), CIM Commercial’s allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (ii) for a period of one year from the date of CIM Commercial’s receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (iii) cash, cash items and government securities.

•                  Second, not more than 25% of CIM Commercial’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial’s total assets may be represented by “nonqualified” publicly offered debt instruments issued by REITs).

•                  Third, not more than 20% of CIM Commercial’s total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial’s total assets.  In addition, not more than 25% of the value of CIM Commercial’s total assets may consist of “nonqualified” publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

•                  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial’s interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CIM Commercial owns an interest will be based on CIM Commercial’s proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial’s nonqualifying assets (i) does not exceed the lesser of (A) 1% of the total value of CIM Commercial’s assets at the end of the applicable quarter and (B) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (A) $50,000 or (B) the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements. CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial’s stockholders in an amount at least equal to (i) the sum of (A) 90% of CIM Commercial’s “REIT taxable income,” computed without regard to the dividends paid deduction and CIM Commercial’s net capital gain, and (B) 90% of CIM Commercial’s net after-tax income, if any, from foreclosure property minus (ii) the sum of certain items of non-cash income.

In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute dividends in an amount at least equal to 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These dividends must be paid in the taxable year to which the dividends relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the dividends relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, dividends that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the dividends were paid on December 31 of the year declared.

To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial’s REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (i) 85% of CIM Commercial’s ordinary income for that year, (ii) 95% of CIM Commercial’s capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CIM Commercial intends to satisfy the annual distribution requirements.

From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (ii) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in CIM Commercial’s deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial would have to pay tax on CIM Commercial’s taxable income at the regular corporate rate. CIM Commercial would not be able to deduct distributions to stockholders in any year in which CIM Commercial fails to qualify, nor would CIM Commercial be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable to the stockholders as dividend income (which, in the case of noncorporate stockholders, may be subject to tax at the preferential rate applicable to qualified dividends but would not be eligible for the 20% deduction in respect of certain REIT dividends) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives “excess inclusion income,” CIM Commercial may be required to allocate such income among CIM Commercial’s stockholders in proportion to the dividends received by CIM Commercial’s stockholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders.

Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants

U.S. Stockholders

Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant. For U.S. federal income tax purposes, the purchase of each Unit will be treated as the purchase of (i) a share of Series A Preferred Stock and (ii) a Warrant to purchase 0.25 of a share of Common Stock. The purchase price for the Unit must be allocated as between the Series A Preferred Stock and the Warrant in proportion to their relative fair market values on the date that the Unit is purchased. The allocation of the purchase price will establish your initial tax basis for U.S. federal income tax purposes in your Series A Preferred Stock and the Warrant. You should consult your own tax advisor regarding the allocation of the purchase price between the share of Series A Preferred Stock and the Warrant.

If the allocation of the purchase price between the Series A Preferred Stock and the Warrant results in an “issue price” for the Series A Preferred Stock that is lower than the price at which the Series A Preferred Stock may be redeemed under certain circumstances, this difference in price (the “redemption premium”) would be treated as a constructive distribution of additional stock on Series A Preferred Stock under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. If shares of the Series A Preferred Stock may be redeemed at more than one time, the time and price at which redemption is most likely to occur must be determined based on all the facts and circumstances as of the issue date. Any such constructive distribution must be taken into account under principles of the Code similar to the principles governing the inclusion of accrued original issue discount. Under those principles, a U.S. stockholder is required to include the redemption premium in gross income as the redemption premium accrues under a constant yield method. For taxable years beginning after December 31, 2017 and on or before December 31, 2025, a noncorporate U.S. stockholder should be entitled to a deduction equal to 20% of the value of any such constructive distribution as described below under “—Dividends.”

We intend to take a position, through an appropriate valuation methodology, on an allocation of the purchase price for each Unit between the share of Series A Preferred Stock and the Warrant that comprise the Unit. If the allocation results in a value for the Warrant in excess of the statutory de minimis amount, we would report the redemption premium in gross income of U.S. stockholders as the redemption premium accrues under a constant yield method and include the amount on the annual dividend reporting form, Form 1099-DIV, to the extent such an amount is treated as a dividend for U.S. federal income tax purposes. However, our position on the allocation of the purchase price to the Warrants is not binding on the IRS. If the IRS were to take a different position regarding such allocation, U.S. stockholders could be required to include a different amount of redemption premium in gross income as the redemption premium accrues under a constant yield method and may be required to treat any gain recognized on the disposition of the Series A Preferred Stock as ordinary income rather than as capital gain.

Dividends. As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial’s taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders, however, will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (i) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (ii) that is equal to the sum of CIM Commercial’s REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial’s previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual stockholder level and that CIM Commercial designates the distribution (or portion thereof) as “qualified dividend income.”

Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and on or before December 31, 2025, noncorporate holders of shares in a REIT such as CIM Commercial are entitled to a deduction equal to 20% of any “qualified REIT dividends.” Qualified REIT dividends are defined as any dividend from a REIT that is not a capital gain dividend or qualified dividend income. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. In addition, for any noncorporate U.S. stockholder that claims a deduction in respect of qualified REIT dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Noncorporate U.S. stockholders should consult their own tax advisors to determine the tax rates on dividends received from CIM Commercial and the ability to claim a deduction in respect of such dividends.

Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Effective for taxable years beginning after December 31, 2015, the maximum amount of dividends that may be designated by CIM Commercial as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CIM Commercial with respect to such year, including the amounts of distributions paid by CIM Commercial in the succeeding taxable year that relate back to the prior taxable year for purposes of determining CIM Commercial’s dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis that the U.S. stockholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CIM Commercial stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Series A Preferred Stock before being allocated to other distributions.

Dividends declared by CIM Commercial in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the stockholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year.

CIM Commercial may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, CIM Commercial may intend that such distributions be treated as dividends for U.S. federal income tax purposes and a U.S. stockholder would, therefore, generally have taxable income with respect to such distributions of shares of CIM Commercial stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. stockholders holding shares of CIM Commercial stock at the close of CIM Commercial’s taxable year will be required to include, in computing the U.S. stockholders’ long-term capital gains for the taxable year in which the last day of CIM Commercial’s taxable year falls, the amount of CIM Commercial’s undistributed net capital gain that CIM Commercial designates in a written notice mailed to CIM Commercial’s stockholders. CIM Commercial may not designate amounts in excess of CIM Commercial’s undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such stockholders are deemed to have paid. U.S. stockholders will increase their basis in the shares of CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholders in respect of these gains.  Stockholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

Distributions made by CIM Commercial and gain arising from a U.S. stockholder’s sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of CIM Commercial Stock or Warrants. When a U.S. stockholder sells or otherwise disposes of CIM Commercial stock or Warrants, the stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition, and (ii) the holder’s adjusted basis in the shares or Warrants for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the shares or Warrants for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of CIM Commercial stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from CIM Commercial that were treated as long-term capital gains.

Redemption of Series A Preferred Stock.  CIM Commercial’s Series A Preferred Stock may be redeemable by CIM Commercial under certain circumstances as described under “Description of Capital Stock and Securities Offered—Securities Offered In This Offering—Series A Preferred Stock.” Any redemption of Series A Preferred Stock for cash will be a taxable transaction for

U.S. federal income tax purposes. If a redemption for cash by a U.S. stockholder is treated as a sale or redemption of such Series A Preferred Stock for U.S. federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the U.S. stockholder’s adjusted tax basis in the Series A Preferred Stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the Series A Preferred Stock exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a stockholder in redemption of Series A Preferred Stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•                  is “not essentially equivalent to a dividend” with respect to the holder under the Code;

•                  is a “substantially disproportionate” redemption with respect to the holder under the Code; or

•                  results in a “complete termination” of the holder’s stock interest in CIM Commercial under the Code.

In determining whether any of these tests has been met, a holder must take into account not only Series A Preferred Stock or any other class of CIM Commercial stock the holder actually owns, but also any of CIM Commercial’s stock regardless of class the holder constructively owns within the meaning of the Code (stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that the holder owns (which include Warrants)).

A distribution to a stockholder will be treated as “not essentially equivalent to a dividend” if the distribution results in a “meaningful reduction” in the stockholder’s stock interest (taking into account all shares owned, regardless of class or series) in CIM Commercial.  Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances.  If, however, as a result of a redemption of Series A Preferred Stock, a U.S. stockholder whose relative stock interest (actual or constructive) in CIM Commercial is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in CIM Commercial (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in the holder’s interest in CIM Commercial.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with certain objective tests set forth in the Code.  A distribution to a stockholder will be “substantially disproportionate” if the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately following the redemption of Series A Preferred Stock (treating Series A Preferred Stock redeemed as not outstanding) is less than 80% of the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately before the redemption (treating Series A Preferred Stock redeemed pursuant to the tender offer as not outstanding), and immediately following the redemption the stockholder actually and constructively owns less than 50% of the total combined voting power of CIM Commercial.  Because CIM Commercial’s Series A Preferred Stock is nonvoting stock, a holder would have to reduce such holder’s holdings in any of CIM Commercial’s classes of voting stock to satisfy this test.

A distribution to a stockholder will result in a “complete termination” if either (1) all of the Series A Preferred Stock and all other classes of CIM Commercial’s stock actually and constructively owned by the stockholder are redeemed or (2) all of the Series A Preferred Stock and CIM Commercial’s other classes of stock actually owned by the stockholder are redeemed or otherwise disposed of and the stockholder is eligible to waive, and effectively waives, the attribution of CIM Commercial’s stock constructively owned by the stockholder in accordance with the procedures described in the Code.

Any redemption may not be a redemption of all of CIM Commercial’s Series A Preferred Stock.  If CIM Commercial were to redeem less than all of the Series A Preferred Stock, a stockholder’s ability to meet any of the three tests described above might be impaired.  In consulting with their tax advisors, stockholders should discuss the consequences of a partial redemption of CIM Commercial’s Series A Preferred Stock on the amount of CIM Commercial’s stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a U.S. stockholder’s receipt of cash attributable to a redemption of CIM Commercial’s Series A Preferred Stock for cash does not meet one of the tests described above, then the cash received by such holder in the tender offer will be treated as a distribution and taxed as described under “Dividends” above.

If the Series A Preferred Stock is redeemed for shares of Common Stock, you would not recognize gain or loss (except in respect of any Common Stock received that is attributable to accrued but unpaid dividends, which would be taxed as a dividend as described under “Dividends”) and your basis in the Common Stock received would be the same as your basis in the redeemed

Series A Preferred Stock. Your holding period in the Common Stock received would include your holding period in the redeemed Series A Preferred Stock.

Exercise of the Warrants. Upon the exercise of a Warrant for cash, you will not recognize gain or loss, and the amount paid for the Warrant plus the amount paid at exercise will be added to your basis in the Common Stock received. Your holding period for the Common Stock purchased pursuant to exercise of a Warrant for cash will generally begin on the day following the exercise and will not include the period during which you held the Warrant.

The tax consequences of the cashless exercise of a warrant are not clear. Cashless exercise of the Warrants may be treated as a tax-free non-recognition event (except with respect to any cash received in lieu of a fractional share) for U.S. federal income tax purposes, either because (i) the Warrants are treated as options to acquire a variable number of shares of Common Stock on exercise with no exercise price or (ii) the exchange of Warrants for shares of our Common Stock is treated as a recapitalization. In either case, your tax basis in the Common Stock received will equal your adjusted tax basis in the Warrants, less any basis attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the characterization described in clause (i) above applies, the holding period of Common Stock received upon the exercise of a Warrant should commence on the day after the Warrant is exercised, or possibly on the date of exercise. Alternatively, if the exercise of Warrants is treated as a recapitalization, the holding period of Common Stock received upon the exercise of a Warrant would include the holding period for the Warrant.

It is also possible that a cashless exercise of the Warrants could be treated as a taxable exchange in which gain or loss would be recognized. The amount of gain or loss recognized on such exchange and the character of the gain or loss as short-term or long-term would depend on the characterization of that exchange. If a U.S. stockholder is treated as selling a portion of the Warrants or underlying shares of our Common Stock for cash that is used to pay the exercise price for the Warrants, the amount of gain or loss would be the difference between that exercise price and such U.S. stockholder’s adjusted tax basis attributable to the Warrants or shares of our Common Stock deemed to have been sold. If the U.S. stockholder is treated as selling Warrants, such U.S. stockholder would have long-term capital gain or loss if the U.S. stockholder has held the Warrants for more than one year. If the U.S. stockholder is treated as selling underlying shares of our common stock, such U.S. stockholder would have short-term capital gain or loss. In either case, a U.S. stockholder of a Warrant would also recognize gain or loss in respect of the cash received in lieu of any fractional share of our Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such U.S. stockholder’s tax basis attributable to such fractional share. The deductibility of capital losses is subject to limitations. If a U.S. stockholder is treated as selling a portion of the Warrants or underlying shares of our common stock for cash that is used to pay the exercise price for the Warrants, such U.S. stockholder would have a tax basis in the shares of our Common Stock received equal to the aggregate basis in the Warrants plus the amount of gain recognized on such deemed exchange, and a holding period beginning on the day after the date of the exchange, or possibly on the day of the exchange.

Alternatively, if the U.S. stockholder is treated as exchanging, in a taxable exchange, the Warrants for shares of our Common Stock received on exercise, the amount of gain or loss would be the difference between (1) the fair market value of our Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder’s adjusted tax basis in the Warrants. In that case, the U.S. stockholder would have long-term capital gain or loss with respect to the exchange if the U.S. stockholder has held the Warrants for more than one year and such U.S. stockholder would have a tax basis in the shares of our Common Stock received equal to their fair market value and a holding period beginning on the day after the date of the exchange.

Due to the absence of authority on the U.S. federal income tax treatment of the exercise of Warrants through net share settlement, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the IRS or a court. Accordingly, U.S. stockholders should consult their tax advisors regarding the tax consequences of the exercise of the Warrants.

Expiration of the Warrants. If the Warrant is allowed to lapse unexercised, you would generally have a capital loss equal to your basis in the Warrant.  Such loss would be a long-term capital loss provided you held the Warrant for more than one year at the time the Warrant is allowed to lapse.

Adjustments to the Warrants. Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and or the number of shares of Common Stock that may be purchased on exercise is subject to adjustment from time to time upon the occurrence of certain events. To the extent an adjustment, or failure to adjust, the number of shares of our Common Stock underlying the Warrants and or the exercise price of the Warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder will be treated as having received a distribution of property. Any such distribution will be taxable in accordance with the rules described under “Dividends” above. In the event such a deemed distribution is taxable, a U.S. stockholder’s basis in its Warrants will be increased by an amount equal to the taxable distribution.

Backup Withholding. CIM Commercial will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide CIM Commercial with such stockholder’s correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to CIM Commercial.

Taxation of Tax-Exempt Stockholders.  The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity.  Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entities described below and has not held shares of our stock as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from the shares will not be unrelated business taxable income to a tax-exempt stockholder.  Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt stockholders will be required to treat as unrelated business taxable income any dividends paid by CIM Commercial that are allocable to CIM Commercial’s “excess inclusion” income, if any.

Income from an investment in CIM Commercial stock or Warrants will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the CIM Commercial stock or Warrants. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that:

•                  is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•                  is described in certain provisions of the Code relating to tax-exempt organizations and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as qualified trusts. A REIT is a “pension-held REIT” if:

•                  the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (i) at least one qualified trust holds more than 25% by value of the outstanding capital stock of the REIT or (ii) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of the REIT, hold in the aggregate more than 50% by value of the outstanding capital stock of the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CIM Commercial does not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “U.S. Stockholders” concerning the inclusion of CIM Commercial’s designated undistributed net capital gains in the income of CIM Commercial’s stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax. A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of CIM Commercial stock or Warrants, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). The temporary 20% deduction added by the Tax Cuts and Jobs Act with respect to ordinary REIT dividends received by non-corporate taxpayers is not allowed as a deduction for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. If you are a U.S. stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in CIM Commercial stock and Warrants.

Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in CIM Commercial stock and Warrants, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CIM Commercial of U.S. real property interests, as discussed below, and other than distributions designated by CIM Commercial as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of CIM Commercial’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in “Qualified Stockholders and Qualified Foreign Pension Funds”), unless an applicable tax treaty reduces that tax. However, if income from the investment in CIM Commercial stock or Warrants is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, the non-U.S. stockholder would generally be taxed in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. CIM Commercial expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CIM Commercial or the appropriate withholding agent or (ii) the non-U.S. stockholder files an IRS Form W-8-ECI or a successor form with CIM Commercial or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. stockholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by CIM Commercial, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of CIM Commercial’s current and accumulated earnings and profits, which are not treated as attributable to the gain from CIM Commercial’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that the distributions do not exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s CIM Commercial stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of CIM Commercial stock, the distributions will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of CIM Commercial’s current and accumulated earnings and profits.

Also, CIM Commercial (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CIM Commercial’s current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed under FIRPTA, upon a sale or exchange of CIM Commercial stock. See discussion below under “Sales of CIM Commercial Stock and Warrants.”

Capital Gain Dividends. Distributions that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests that are paid with respect to any class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CIM Commercial, and such distributions will be taxed as described above in “Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of FIRPTA, except as described below under “Qualified Stockholders and Qualified Foreign Pension Funds.” Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject, in the case of non-corporate holders, to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. CIM Commercial (or applicable withholding agent) is required by applicable Treasury regulations under FIRPTA to withhold 21% of any distribution that CIM Commercial could designate as a capital gain dividend. However, if CIM Commercial designates as a capital gain dividend a distribution made before the day CIM Commercial actually effects the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, CIM Commercial must effect the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against the non-U.S. stockholder’s U.S. tax liability.

Distributions to a non-U.S. stockholder that are designated by CIM Commercial at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CIM Commercial of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. CIM Commercial has not made, but in the future may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gain Dividends.” If CIM Commercial (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of CIM Commercial stock, some of the shares that would otherwise be distributed would be retained and sold in order to satisfy such withholding obligations.

Sales of CIM Commercial Stock and Warrants. Gain recognized by a non-U.S. stockholder upon a sale or exchange of CIM Commercial stock or Warrants generally will not be taxed under FIRPTA if CIM Commercial is a “domestically controlled REIT,” defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of CIM Commercial’s stock or Warrants is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless CIM Commercial has actual knowledge otherwise). CIM Commercial believes that it is a “domestically controlled REIT,” and, therefore, assuming that CIM Commercial continues to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the sale of CIM Commercial stock or Warrants. However, gain to which FIRPTA does not apply will nonetheless be taxable to a non-U.S. stockholder if its investment in the CIM Commercial stock or Warrants is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

If CIM Commercial does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of a sale of CIM Commercial stock or Warrants depends upon whether such stock or Warrants are regularly traded on an established securities market and the amount of such stock or Warrants that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds a class of CIM Commercial stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or Warrants or the five-year period ending on the date when the stockholder disposed of the shares or Warrants. A non-U.S. stockholder that holds shares or warrants of a class of CIM Commercial stock or Warrants that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares or warrants if on the date the shares or warrants were acquired by the stockholder such shares or warrants had a fair market value greater than the fair market value on that date of 5% of (i) in the case of shares, the regularly traded class of CIM Commercial’s outstanding shares with the lowest fair market value and (ii) in the case of warrants, CIM Commercial Common Stock. If a non-U.S. stockholder holds a class of CIM Commercial stock or Warrants that is not regularly traded on an established securities market, and subsequently acquires additional shares or warrants of the same class, then all such shares or warrants must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of CIM Commercial stock or Warrants, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Qualified Stockholders and Qualified Foreign Pension Funds. CIM Commercial stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified stockholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified stockholder” or “qualified foreign pension fund” with respect to CIM Commercial stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent CIM Commercial stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified stockholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified stockholder, holds more than 10% of CIM Commercial stock, then a portion of the CIM Commercial stock held by the qualified stockholder (based on the foreign investor’s percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

Adjustments under the Warrants. Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and or the number of shares of Common Stock that may be purchased on exercise is subject to adjustment from time to time upon the occurrence of certain events. To the extent an adjustment, or failure to adjust, the number of shares of our Common Stock underlying the Warrants and or the exercise price of the Warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder will be treated as having received a distribution of property. Any such distribution will be taxable in accordance with the rules described under “Ordinary Dividends” above. To the extent such a distribution is subject to U.S. federal withholding tax, the tax may be set off against shares of our Common Stock to be delivered upon exercise of the Warrants.

For purposes of determining the amount of shares owned by a non-U.S. stockholder for the 5% and 10% thresholds described above, complex constructive ownership rules apply. Non-U.S. stockholders should consult their tax advisors regarding such rules in order to determine such stockholders’ ownership in the relevant period.

Additionally, under U.S. Treasury Regulations proposed by the IRS and the U.S. Treasury Department, we or a withholding agent may satisfy the withholding tax discussed in the second preceding paragraph from future distributions we or the withholding agent pay to you or from other property owned by you that we or the withholding agent have in our custody.

This withholding tax could also apply if the Series A Preferred Stock is issued with a redemption premium, as discussed above under “U.S. Stockholders—Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant.”  The amount of any redemption premium would be subject to withholding as described above under “Ordinary Dividends” as the redemption premium accrues, but, as described in the immediately preceding paragraph, we may satisfy the withholding tax from future distributions we would otherwise pay to you.

Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of CIM Commercial stock or Warrants effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•                  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of CIM Commercial stock or Warrants effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of CIM Commercial stock or Warrants will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

•                  a U.S. person,

•                  a controlled foreign corporation for U.S. federal tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of such foreign partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

•                  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of CIM Commercial stock or Warrants could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold CIM Commercial stock or Warrants through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

CIM Commercial stock or Warrants held by a non-U.S. stockholder at the time of death will be included in the stockholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to CIM Commercial and its stockholders in various state or local jurisdictions, including those in which CIM Commercial or its stockholders transact business or reside. The state and local tax treatment of CIM Commercial and its stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, imposes certain requirements on (i) “employee benefit plans” subject to Title I of ERISA, (ii) IRAs, and other arrangements subject to Section 4975 of the Code and (iii) entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein. We refer to each of (i)-(iii) as a Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plan, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and or the Code.

A prohibited transaction within the meaning of ERISA and the Code could arise if the Units are acquired by a Plan to which the issuer, underwriters or any of their respective affiliates is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many. Any Plan fiduciary, which we refer to as a Fiduciary, which proposes to cause a Plan to purchase the Units should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction.

Each Fiduciary should consult with its legal advisor concerning the potential consequences to the plan under Title I of ERISA or Section 4975 of the Code of an investment in the Units. Each purchaser of Units or any interest therein will be deemed to have represented by its purchase of the Units that (i) it is not a Plan and its purchase of the Units is not made on behalf of or with “plan assets” of any Plan or (ii) its purchase of the Units will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

General

We are offering up to an aggregate of 36,000,000 shares of our Series A Preferred Stock and Warrants to purchase up to 9,000,000 shares of our Common Stock in this offering through IAA, our dealer manager, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series A Preferred Stock and Warrants and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series A Preferred Stock or Warrants. The offering was subject to a minimum offering condition of 10,000 units, which we satisfied on October 31, 2016 after receiving and accepting aggregate subscriptions in excess of $250,000 and issuing more than 10,000 shares of Series A Preferred Stock and Warrants to purchase more than 2,500 shares of Common Stock. The Series A Preferred Stock and Warrants are sold in Units, with each Unit consisting of (i) one share of Series A Preferred Stock with an initial stated value of $25 per share, and (ii) one Warrant to purchase 0.25 of a share of common stock. Each Warrant is exercisable by the holder at an exercise price equal to a 15% premium to the Applicable NAV. Each Unit is sold at a public offering price of $25 per Unit. As of April 5, 2019, we have issued 3,159,029 Units and received net proceeds of approximately $72,321,000 after commissions, fees and allocated costs. Units are not issued or certificated. The shares of Series A Preferred Stock and Warrants are immediately detachable and are issued separately.

Prior to reaching the minimum offering of at least 10,000 Units, IAA, as the dealer manager, agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by IAA or soliciting dealers for the sale of the Units to be promptly deposited in an escrow account maintained by UMB Bank, N.A., which we refer to as the Escrow Agent, for the benefit of the investors in the offering.  On October 31, 2016, we satisfied the satisfied the minimum offering condition, having received and accepted aggregate subscriptions in excess of $250,000 and issued more than 10,000 shares of Series A Preferred Stock and 10,000 Warrants.  On such date, the net proceeds in the escrow account maintained by the Escrow Agent were delivered to us.

This initial offering period of this offering was scheduled to expire on June 28, 2018, subject to extension through June 28, 2019 in our sole discretion.  We extended the offering through June 28, 2019, subject to our right to terminate the offering at any time.

We will sell Units using DTC Settlement or, under special circumstances, through DRS Settlement. Investors purchasing Units through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their Units. See “Settlement Procedures” for a description of the settlement procedures with respect to each of these settlement methods.

Compensation of Dealer Manager and Participating Broker-Dealers

We pay to IAA selling commissions of up to 5% of the gross offering proceeds from this offering. We also pay to IAA up to 2.75% of the gross offering proceeds from this offering as compensation for acting as dealer manager. As dealer manager, IAA manages, directs and supervises its associated persons who are wholesalers in connection with the offering. Additionally, on May 10, 2018, we entered into a Wholesaling Agreement with IAA and CCO Capital, LLC. IAA is the exclusive dealer manager for this offering.  CCO Capital is a registered broker dealer under common control with CIM Service Provider, LLC and CIM Capital, LLC (formerly CIM Investment Advisors, LLC), both affiliates of CIM Group that provide, or arrange for the provision of, certain management, administrative and operational services to the Company pursuant to their respective agreements with the Company. Under the Wholesaling Agreement, among other things, CCO Capital, in its capacity as the wholesaler for the offering, assists IAA with the sale of Units. In exchange for CCO Capital’s services under the Wholesaling Agreement, IAA pays CCO Capital a fee equal to 2.75% of the selling price of each Unit for which a sale is completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. The foregoing fee is reduced, and may be exceeded, by a fixed monthly payment by CCO Capital to IAA for IAA’s services in connection with periodic closings and settlements for the offering. As of December 31, 2018, $200,000 was included in deferred costs for CCO Capital fees.

The combined selling commission, dealer manager fee and properly documented expenses associated with the offer, sale or distribution of the Units, which are paid by or reimbursed by the Company and are deemed components of underwriting compensation under this offering will not exceed 10% of the offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Units.

In the event any of our directors and officers, both current and retired, and their family members, as well as affiliates of our Advisor, Manager and their directors, officers and employees, both current and retired, and their family members, entities owned substantially by such individuals, affiliated entities, and, if approved by our management, joint venture partners, consultants, service providers and business associates and family members thereof purchase Units in this offering, there will be no selling commissions paid by us in connection with any such sales. There will also be a discounted dealer manager fee of 1%.  For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, cousin, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. We will receive increased net offering proceeds from such sales to such persons. Such persons will be expected to hold their Units purchased as stockholders for investment and not with a view towards distribution.

We expect IAA to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Units. IAA may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. IAA may also reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

We may also sell Units at a discount to the primary offering price of $25.00 per share through the following distribution channels in the event that the investor

•                  purchases Units through fee-based programs, also known as wrap accounts;

•                  purchases Units through participating broker dealers that have alternative fee arrangements with their clients;

•                  purchases Units through certain registered investment advisors;

•                  purchases Units through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•                  is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases Units through one of these distribution channels in the offering, we will sell the Units at a 5.0% discount, or at $23.75 per Unit, reflecting that selling commissions are not being paid in connection with such purchases. The net proceeds to us will not be affected by any such reduction in selling commissions.

Dealer Manager and Participating Broker-Dealer Compensation

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all the Units offered hereby.

Selling commissions (maximum)(1)(2)	$45,000,000
Dealer manager fee (maximum)(1)	24,750,000
Total	$69,750,000

(1)       For purposes of this table, we have assumed no reduced or waived commissions or fees as discussed elsewhere in this “Plan of Distribution” section.

We will reimburse IAA or its designee for its bona fide due diligence expenses that are supported by a detailed and itemized invoice. We will also reimburse IAA for reimbursements it may make to selected dealers and RIAs for bona fide and documented due diligence expenses that have actually been incurred and are supported by detailed and itemized invoice(s), to the extent approved in advance by the Company.  Also, to the extent approved in advance by the Company, we will reimburse IAA for bona fide and documented expenses associated with the offer, sale or distribution of the Units subject to FINRA rules in respect of underwriter compensation. The total of the selling commissions, dealer management fee, and bona fide and properly documented expenses associated with the offer, sale or distribution of the Units, which are paid by or reimbursed by the Company and are deemed components of underwriter compensation will not exceed 10% of the offering proceeds pursuant to FINRA Rule 2310(b)(4)(ii).

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and such non-cash compensation under this offering will not exceed 10% of the offering proceeds.  The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee, except the Company will pay for expenses related to the FINRA filing and other expenses pre-approved by the Company.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and IAA against certain civil liabilities, including certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We will be responsible for the expenses of issuance and distribution of the Units in this offering, including registration fees, printing expenses and the Company’s legal and accounting fees, which we estimate will total approximately $6.4 million (excluding selling commissions and dealer manager fees).

The obligations of the dealer manager may be terminated in the event of a material adverse change in economic, political or financial conditions or upon the occurrence of certain other conditions specified in the dealer manager agreement between the Company and the Dealer Manager.

Settlement Procedures

If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of Units through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed. We anticipate monthly closing cycles and you should coordinate with your registered representative to pay the full purchase price for your Units by the future monthly settlement dates.

If the Company allows the alternative of DRS Settlement, you will have the option to elect to use DRS Settlement. If you elect to use DRS Settlement and the Company is accepting DRS subscriptions, you should complete and sign a subscription agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part, which is available from your registered representative and which will be delivered to the escrow agent or its designee. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Other methods of settlement, at the Company’s sole discretion, may be available depending on your broker-dealer.

Irrespective of whether you purchase Units using DTC Settlement or DRS Settlement, by accepting Units you will be deemed to have accepted the terms of our charter.

Suitability

Each participating dealer who sells Units on our behalf has the responsibility to make every reasonable effort to determine that the purchase of our Units is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information, including that purchase of our Units is only suitable as a long-term investment for persons of adequate financial means with no need for immediate liquidity. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for his or her portfolio.

However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement, to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. IAA and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Units is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

FINRA Estimated Per Share Value

We have prepared an estimate of the per share value of our Series A Preferred Stock as of December 31, 2018 in order to assist broker-dealers that are participating in our public offering of Series A Preferred Stock in meeting their obligations under applicable FINRA rules. This estimate utilizes the fair values of our investments in real estate and certain lending assets as well as the carrying amounts of our other assets and liabilities, in each case as of December 31, 2018, which we refer to as the Calculated Assets and Liabilities. Specifically, we divided (i) the fair values of our investments in real estate and certain lending assets and the carrying amounts of our other assets less the carrying amounts of our liabilities, in each case as of December 31, 2018, by (ii) the number of shares of Series A Preferred Stock outstanding as of that date. The fair values of our investments in real estate and certain lending assets were determined with material assistance from third-party appraisal firms engaged to value our investments in real estate and certain lending assets, in each case in accordance with standards set forth by the American Institute of Certified Public Accountants. We believe our methodology of determining the Calculated Assets and Liabilities conforms to standard industry practices and is reasonably designed to ensure it is reliable.

The terms of the Series A Preferred Stock expressly provide that the amount that a holder of Series A Preferred Stock would be entitled to receive upon the redemption of the Series A Preferred Stock or the liquidation of the Company would be equal to the Series A Preferred Stock Stated Value, plus all accumulated, accrued and unpaid dividends thereon, which we refer to as the

Maximum Value, subject to any applicable redemption fee in the case of a redemption by such holder.  As a result, in no event would a holder of Series A Preferred Stock be entitled to receive an amount greater than the Maximum Value upon the redemption of such shares or the liquidation of the Company.  Accordingly, although the estimated value of the Series A Preferred Stock, calculated based on the Calculated Assets and Liabilities as described above, exceeded the Maximum Value, the Company determined that the estimated value of the Series A Preferred Stock, as of December 31, 2018, was equal to $25.00 per share, plus accrued and unpaid dividends.

LEGAL MATTERS

The validity of the shares of Series A Preferred Stock and the issuance of the Warrants offered by this prospectus and certain other matters of Maryland law have been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned “Material U.S. Federal Income Tax Consequences” have been passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the Units, although only when accompanied by or preceded by the delivery of this prospectus.  The sales materials may include information relating to this offering and the past performance of our Advisor, Manager and their affiliates.  In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of Units is made only by means of this prospectus.  The supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov. We also make available through our website at http://shareholders.cimcommercial.com/sec-filings our annual reports, quarterly reports, current reports and other materials we file or furnish to the SEC as soon as reasonably practicable after we file such materials with the SEC. Written requests for copies of the documents we file with the SEC should be directed to: CIM Commercial, Attn: Stockholder Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

            , 2019

CIM COMMERCIAL TRUST CORPORATION

Minimum of 10,000 Units consisting of 10,000 Series A Preferred Stock and Warrants to Purchase 2,500 Shares of Common Stock

Maximum of 36,000,000 Units consisting of 36,000,000 Series A Preferred Stock and Warrants to Purchase 9,000,000 Shares of Common Stock

(Liquidation Preference $25 per share of Series A Preferred Stock (subject to adjustment))

PROSPECTUS

INTERNATIONAL ASSETS ADVISORY, LLC

as Dealer Manager

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on unauthorized information. We are not, and the dealer manager and dealers are not, making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution*

Securities and Exchange Commission Registration Fee	$90,630.00
FINRA Filing Fee	$150,000.00
Printing and Mailing Expenses	$350,000.00
Blue Sky Filing Fees and Expenses	$25,000.00
Legal Fees and Expenses	$1,885,000.00
Accounting Fees and Expenses	$280,000.00
Transfer Agent and Escrow Fees	$500,000.00
Advertising and Sales Literature	$60,000.00
Due Diligence Expenses	$460,000.00
Miscellaneous Expenses	$2,580,000.00
Total	$6,380,630.00

*                 All expenses are estimates

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities and Use of Proceeds

None.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, we have entered into an Indemnification Agreement with each of our directors and certain executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

In addition, the merger agreement, dated July 8, 2013, between PMC Commercial Trust and CIM Urban REIT, LLC, which we refer to as the Merger Agreement, provides further indemnification to each manager, director or officer of the Company or any of its subsidiaries, together with such person’s heirs, executors and administrators, which indemnification survives the merger for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 35. Treatment of Proceeds From Stock Being Registered.

Not applicable.

Item 36. Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) Financial Statements.  The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference.”

(b) Exhibits.  See Exhibit Index below.

Item 37. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.		Document
1.1		Dealer Manager Agreement (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on June 29, 2016).

1.2		Amendment No. 1 to Dealer Manager Agreement (incorporated by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on August 11, 2016).

1.3		Soliciting Dealer Agreement (incorporated by reference to Exhibit 1.3 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on August 11, 2016).

3.1		Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(a)	Articles of Amendment (Name Change) (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(b)	Articles of Amendment (Reverse Stock Split) (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(c)	Articles of Amendment (Par Value Decrease) (incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.2

Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation, designating the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2016).

3.3

Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation, designating the Series L Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Pre-Effective Amendment No. 4 to the Form S-11 Registration Statement (333-218019) filed with the SEC on November 15, 2017).

3.4		Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1		Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation, designating the Series A Preferred Stock (included in Exhibit 3.2).

4.2

Warrant Agreement, dated June 28, 2016, between CIM Commercial Trust Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11/A filed with the SEC on June 29, 2016).

4.3		Subscription Agreement (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on August 11, 2016).

4.4		Form of Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on June 29, 2016).

4.5

Purchase Agreement among PMC Commercial Trust, PMC Preferred Capital Trust-A and Taberna Preferred Funding I, Ltd. dated March 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

4.6

Junior Subordinated Indenture between PMC Commercial Trust and JPMorgan Chase Bank, National Association as Trustee dated March 15, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

4.7

Amended and Restated Trust Agreement among PMC Commercial Trust, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and The Administrative Trustees Named Herein dated March 15, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

4.8	Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

5.1

Opinion of Venable LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on June 29, 2016).

8.1

Opinion of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to the Registrant’s Post-Effective Amendment No. 4 to the Form S-11 Registration Statement (333-210880) filed with the SEC on March 27, 2019).

+10.1	2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2005).

+10.2	First Amendment to PMC Commercial Trust 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

+10.3

2015 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement related to its 2015 annual meeting of stockholders, as filed with the SEC on April 17, 2015).

+10.4

Amended and Restated Executive Employment Contract with Jan F. Salit dated August 30, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

+10.5

Amended and Restated Executive Employment Contract with Barry N. Berlin dated August 30, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

10.6

Master Services Agreement dated March 11, 2014 by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.7

Registration Rights and Lockup Agreement dated March 11, 2014 by and among Urban Partners II, LLC and PMC Commercial Trust (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.8

Service Agreement, dated as of August 7, 2014, by and among CIM Commercial Trust Corporation and CIM Service Provider, LLC, under the Master Services Agreement dated March 11, 2014, by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.9

Form of Indemnification Agreement for directors and officers of CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.10

Staffing and Reimbursement Agreement, dated as of January 1, 2015, by and among CIM SBA Staffing, LLC, PMC Commercial Lending, LLC and CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.11

Investment Management Agreement, dated as of May 20, 2005, between CIM Urban Partners, L.P. and CIM Urban REIT Management, Inc. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.12

Assignment Agreement, dated as of January 1, 2019, by and among CIM Capital, LLC (formerly known as CIM Investment Advisors, LLC, CIM Capital Controlled Company Management, LLC, CIM Capital RE Debt Management, LLC, CIM Capital Real Property Management, LLC and CIM Capital Securities Management, LLC (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 18, 2019).

10.13

Second Amended and Restated Agreement of Limited Partnership of CIM Urban Partners, L.P., dated as of December 22, 2005, by and among CIM Urban Partners GP, Inc. and CIM Urban REIT, LLC (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.14

Escrow Agreement, dated June 28, 2016, between CIM Commercial Trust Corporation, International Assets Advisory, LLC and UMB Bank, N.A. (incorporated by reference to Exhibit 10.19 to the Registrant’s Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on June 29, 2016).

10.15

Amendment No. 1 to Escrow Agreement, dated August 11, 2016, among CIM Commercial Trust Corporation, International Assets Advisory, LLC and UMB Bank N.A. (incorporated by reference to Exhibit 10.20 to the Registrant’s Post-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on August 11, 2016).

10.16

Wholesaling Agreement, dated May 10, 2018, by and among CIM Commercial Trust Corporation, International Assets Advisory, LLC and CCO Capital, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2018).

10.17

Amended and Restated Purchase and Sale Agreement, dated as of February 27, 2019, among CIM/Oakland 1901 Harrison, LP, CIM/Oakland 2353 Webster, LP, CIM/Oakland Center 21, LP and SOF-XI U.S. MAR Acquisitions, L.L.C. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 7, 2019).

21.1	Subsidiaries of the Registrant. (incorporated by reference to Exhibit 21.1 to the to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 18, 2019).

*23.1	Consent of BDO USA, LLP.

23.2

Consent of Venable LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on June 29, 2016).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

24.1	Powers of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-11 (333-210880) filed with the SEC on April 22, 2016).

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on April 9, 2019.

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ DAVID THOMPSON
David Thompson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID THOMPSON		April 9, 2019
David Thompson	Chief Executive Officer (Principal Executive Officer)

/s/ NATHAN DEBACKER	Chief Financial Officer (Principal Financial Officer	April 9, 2019
Nathan DeBacker	and Principal Accounting Officer)

*		April 9, 2019
Douglas Bech	Director

*		April 9, 2019
Robert Cresci	Director

*		April 9, 2019
Kelly Eppich	Director

*		April 9, 2019
Frank Golay, Jr.	Director

*		April 9, 2019
Shaul Kuba	Director

*		April 9, 2019
Richard Ressler	Director

*		April 9, 2019
Avraham Shemesh	Director

* By: /s/ DAVID THOMPSON		April 9, 2019
David Thompson Attorney-in-Fact